As filed with the Securities and Exchange Commission on May 12, 2006.
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 OPEN ENERGY CORPORATION
(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporate`ion or organization)	3674 (Primary Standard Industrial Classification Code Number)	98-0370750 (I.R.S. Employer Identification No.)

Open Energy Corporation
514 Via De La Valle, Suite 200
Solana Beach, CA 92075
(858) 794-8800
(Address of principal place of business)

David Saltman
President and Chief Executive Officer
Open Energy Corporation
514 Via De La Valle, Suite 200
Solana Beach, CA 92075
(858) 794-8800
(Name, address and telephone number of agent for service)

with copies to:
D. Roger Glenn
Edwards Angell Palmer & Dodge LLP
750 Lexington Avenue
New York, NY 10022
(212) 308-4411

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, $.001 par value per share	70,981,265	$l.43	$101,503,209	$10,860.84

(1)
Includes up to 3,595,890 shares of the Registrant's common stock issuable upon conversion of 0% Subordinated Mandatory Convertible Debentures, 44,117,647 shares of the Registrant's common stock issuable upon conversion of 5% Secured Convertible Debentures and 12,354,260 shares of the Registrant's common stock issuable upon exercise of warrants, issued to the Selling Stockholders, as defined in the accompanying prospectus, on various dates; also includes 10,793,467 shares of Registrant's common stock issuable pursuant to certain employment and consulting arrangements with officers and consultants of the Registrant. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), to the extent additional shares of Registrant's common stock may be issued or issuable as a result of a stock split, stock dividend or other distribution declared at any time by the Registrant while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of common stock.

(2)
These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act. The registration fee has been calculated in accordance with 457(c) based upon the average of the high and low prices of the Registrant's common stock reported on the Over-the-Counter Bulletin Board on May 8, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 12, 2006

PROSPECTUS

Open Energy Corporation

70,981,265 Shares of
Common Stock

This prospectus relates to the resale, from time to time, of up to 70,981,265 shares of common stock of Open Energy Corporation, formerly known as Barnabus Energy, Inc., a Nevada corporation, by the selling stockholders named in this prospectus in the section "Selling Stockholders," including their pledgees, assignees and successors-in-interest, whom we collectively refer to in this document as the "Selling Stockholders." The Company is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, but will receive funds from the exercise of warrants held by the Selling Stockholders, if exercised. All costs associated with this registration will be borne by the Company.

References in this prospectus to "the Company," "Open Energy," "we," "our," and "us" refer to Open Energy Corporation.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "OEGY". The shares of common stock may be offered for sale by the Selling Stockholders at prices established on the Over-the Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of our common stock. On May 1, 2006, the last reported sale price of our common stock was $1.50 per share.

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 4 before you decide whether to invest in shares of our common stock.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. After the accompanying registration statement is declared effective by the United States Securities and Exchange Commission, the sale of all the common stock in this offering may be sold by the Selling Stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Open Energy Corporation
514 Via De La Valle, Suite 200
Solana Beach, CA 92075
(858)-794-8800

The date of this prospectus is May 12, 2006

i

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We have not authorized the Selling Stockholders to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus.

Our website is located at www.openenergycorp.com. Information contained on our website is not incorporated into and is not a part of this prospectus.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including the information incorporated by reference into this prospectus, includes forward-looking statements as defined in the Private Securities Reform Act of 1995. These forward looking statements are often identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue," "plan" and similar expressions. These statements involve known and unknown risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•	significant uncertainty inherent in the renewable energy industry;

•
intense and increasing competition from other "clean" renewable energy companies and conventional fossil fuel based energy companies; new competitors are likely to emerge and new technologies may further increase competition;

•	our operating costs may increase beyond our current expectations and we may be unable to fully implement our current business plan;

•	our ability to obtain future financing or funds when needed;

•	our ability to successfully obtain a diverse customer base;

•	our ability to protect our intellectual property through patents, trademarks, copyrights and confidentiality agreements;

•	our ability to attract and retain a qualified employee base;

•	our ability to respond to new developments in technology and new applications of existing technology before our competitors;

•	acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions may involve additional uncertainties;

•	our ability to maintain and execute a successful business strategy; and

•	we may face other risks described from time to time in periodic and current reports we file with the United States Securities and Exchange Commission ("SEC").

You also should consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, or factors we are unaware of, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

The following is only a summary of the information included in the prospectus. To understand this offering fully, you should read the entire prospectus carefully, including our "Risk Factors" section and our Financial Statements and the notes to the Financial Statements before making any investment in Open Energy Corporation.

Our Company

Open Energy Corporation (OTC BB: OEGY) is a renewable energy company focused on the development and commercialization of a portfolio of solar products and technologies for a wide range of applications including electrical power production and water desalination. We have been in the development stage since our formation in April of 2002 and have generated only limited revenues from operations.

We enter a marketplace that, according to the US Department of Energy, expanded 57% in 2004, to a record high of 1,194 megawatts (MW) of installed photo-electric capacity. We believe that this growth rate in the solar industry has been motivated by a number of factors, including the rising prices of oil and gas, public concerns about energy security and global warming, and legislative initiatives which have provided financial support for private solar installations.

We offer building-integrated photovoltaic (PV) roofing materials for commercial, industrial and residential markets. Marketed under the trade name SolarSave™, our product line includes roofing membranes, roofing tiles, custom architectural PV glass, and balance of systems equipment such as inverters, combiners and accessories. We also hold an exclusive, world-wide license to a solar thermal technology called SunCone™ CSP (Concentrating Solar Power) which we believe can be developed into a device that can produce electricity or potable water at locations without access to the electrical grid.

We manufacture our products in the following two locations: a 9,950 sq. ft. facility in Aurora, Ontario (outside of Toronto) and an 8,000 sq. ft. facility in Grass Valley, California. While the membrane, tile and glass products appear very different, they utilize the same high-efficiency cells and similar composite materials, a fact which may yield manufacturing as well as marketing synergies.

The Offering

This prospectus relates to the resale, from time to time, of up to 70,981,265 shares of our common stock by the Selling Stockholders. Some of these shares have already been issued in private transactions, and some are issuable in the future upon exercise or conversion of securities that have already been issued in private transactions. (See "Management Discussion and Analysis - Liquidity and Capital Resources - Recent Financings" and "Directors and Executive Officers - Employment and Consulting Agreements").

Summary Financial Data

Consolidated Balance Sheet Data	Actual	Pro forma

Current assets	$1,949,158	$4,089,892
Total assets	4,863,519	20,574,964
Current liabilities	1,474,200	2,964,239
Convertible debentures	2,472,147	2,472,147
Total shareholder equity (deficit)	917,172	14,294,559

Risk Factors

Investors should carefully consider the risks described below before deciding whether to invest in our common stock. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations and financial results. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Our filings with the Securities and Exchange Commission also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below. See "Forward-Looking Statements."

The execution of our business plan will require substantial funds. Our stockholders may be adversely affected if we issue additional debt or equity securities to obtain financing.

We will require substantial funds to execute our business plan. We anticipate that such funds will be obtained from external sources and intend to seek additional equity or debt financing to fund future operations.

Our actual capital requirements may vary. Additional funding may not be available on favorable terms, if at all. Additional funding may only be available on terms that may, for example, cause substantial dilution to common stockholders, and have liquidation preferences or pre-emptive rights. If we raise additional funds by issuing debt or equity securities, existing stockholders may be adversely affected because new investors may have rights superior to those of current stockholders, and current stockholders may be diluted. If we do not succeed in raising needed funds, we could be forced to discontinue operations entirely.

We have a history of losses and anticipate future losses. In addition, we will have limited revenues in the near term. Unless we raise additional capital to operate our business, we may not be able to continue as a going concern as our current cash balances are insufficient to fund future operations.

We have incurred significant losses from operations since inception. As shown in our consolidated financial statements, we have incurred a cumulative net loss of $7.2 million from inception to February 28, 2006. We are unsure if or when we will become profitable.

Our independent auditors included an explanatory paragraph related to a going concern uncertainty in their audit report on our consolidated financial statements for the fiscal year ended May 31, 2005. That paragraph states that "the Company has a working capital deficiency, a capital deficiency, has incurred significant loses since inception and further losses are anticipated in the development of its business raising substantial doubt about the Company's ability to continue as a going concern." Their report on our consolidated financial statements for the fiscal year ended May 31, 2006 is expected to contain a similar paragraph.

Our financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have not made any adjustments to the financial statements as a result of the going concern uncertainty. If we cannot continue as a going concern, we may have to liquidate our assets and may receive significantly less than the values at which they are carried on our financial statements. Any shortfall in the proceeds from the liquidation of its assets would directly and significantly reduce the amounts that holders of our common stock could receive in liquidation, or may result in no value to our shareholders at all. In addition, the perception that we may not be able to continue as a going concern may adversely affect our ability to obtain financing or market acceptance.

Market volatility may affect our stock price, and the value of an investment in our common stock may be subject to sudden decreases.

The trading price for our common stock has been, and is expected to continue to be, volatile. During the 52-week period ended May 1, 2006, the high and low closing prices of a share of our common stock were $2.50 and $0.42, respectively. The price at which our common stock trades depends upon a number of factors, including the market's perception of the prospects for companies in our industry and general market and economic conditions which are beyond our control. Factors such as fluctuations in our financial and operating results, changes in government regulations affecting product or service approvals or other aspects of our business, announcements of technological innovations or new commercial products by our competitors, developments concerning our intellectual property rights, significant collaborations or strategic alliances and publicity regarding actual or potential performance of products under development by us or our competitors could also cause the market price of our common stock to fluctuate substantially. Moreover, our common stock may be subject to greater price volatility than the stock market as a whole.

Evaluating our business and future prospects may be difficult due to the rapidly changing market landscape.

There is limited historical information available about our Company upon which you can base your evaluation of our business and prospects. We first shipped commercial products in December 2005. Relative to the entire solar industry, we have shipped only a small number of products.

The market we are addressing is rapidly evolving and is experiencing technological advances and new market entrants. Our future success will require us to scale our manufacturing capability significantly beyond our current capacity, and our business model and technologies are unproven at significant scale. Moreover, the SunCone™ CSP system is only in the early stages of development and we have limited experience upon which to predict whether it can be successfully commercialized. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company seeking to develop and manufacture new products in a growing and rapidly evolving market.

There is a shortage of semi-conductor grade polysilicon and the photovoltaic (PV) cells made from this material, upon which our products depend, that may constrain our revenue growth. The price that we pay for photovoltaic cells has increased recently and we expect these price increases to continue, which may further delay our profitability.

Polysilicon is an essential raw material in the production of PV cells. There is currently an industry-wide shortage of polysilicon ingots, which has resulted in significant price increases. Increases in polysilicon prices may impact our manufacturing costs in the future. As demand for PV cells has increased, a number of manufacturers have announced plans to add additional capacity. As this manufacturing capacity becomes operational, it will increase the demand for polysilicon and further exacerbate the current shortage. Polysilicon is also used in the semiconductor industry generally, and any increase in demand from that sector will compound the shortage. The production of polysilicon is capital intensive and adding additional capacity requires significant lead time. While we are aware that several new facilities for the manufacture of polysilicon are under construction, we do not believe that the supply imbalance will be remedied in the near term. We expect that polysilicon demand will continue to outstrip supply for the foreseeable future.

Our dependence on a limited number of third party suppliers for raw materials could prevent us from delivering our products to our customers within required timeframes, which could result in order cancellations and substantial harm to our business.

We manufacture our products using materials and components procured from a limited number of third-party suppliers. We currently purchase most of our PV cells from a single supplier. If we fail to maintain our relationships with this supplier, or to secure additional supply sources from other cell suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes, and we may experience order cancellations and our business may fail. We currently do not have contracts with suppliers sufficient to meet our current sales projections, and may not be able to procure sufficient quantities of the materials and components necessary to manufacture our products on acceptable commercial terms or at all. To the extent the processes that our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials and components from alternative suppliers. The failure of a supplier to supply materials and components in a timely manner, or to supply materials and components that meet our quality, quantity and cost requirements could impair our ability to manufacture our products or increase their costs, particularly if we are unable to obtain substitute sources of these materials and components on a timely basis or on terms acceptable to us.

Our products may not gain market acceptance, which would prevent us from achieving sales and market share.

The development of a successful market for our products may be adversely affected by a number of factors, some of which are beyond our control, including:

•	our failure to produce products that compete favorably against other solar power products on the basis of cost, quality and performance;

•
our failure to produce products that compete favorably against conventional energy sources and alternative distributed-generation technologies, such as wind, biomass and solar thermal, on the basis of cost, quality and performance;

•	whether or not customers will accept our new designs under development; and

•	our failure to develop and maintain successful relationships with distributors, systems integrators and other resellers, as well as strategic partners.

If our products fail to gain market acceptance, we will be unable to achieve sales and market share.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine our technology and to develop and introduce new products could cause our products to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. The solar power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to compete in the future and we may be unable to secure such financing. We believe that a variety of competing solar power technologies may be under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of solar power products.

Problems with product quality or product performance may cause us to incur warranty expenses and prevent us from achieving sales and market share, particularly if we introduce new technologies.

As is consistent with standard practice in our industry, the duration of our product warranties is lengthy relative to expected product life. Our current roofing tile and roofing membrane product warranty is for a 20-year period. We believe our warranty periods are consistent with industry practice. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenues. Our products have not been installed long enough to allow us to evaluate their performance over a 20-year period.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, we would be unable to achieve sales and market share.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost-effectiveness of solar power technologies as compared with conventional and competitive alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	success of alternative distributed generation technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and large-scale solar thermal technologies;

•	fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;

•	increases or decreases in the prices of oil, coal and natural gas;

•	capital expenditures by customers, which tend to decrease when the domestic or foreign economies slow;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of government subsidies and incentives.

The reduction or elimination of government economic incentives could prevent us from achieving sales and market share.

We believe that the near-term growth of the market for "on-grid" applications, where solar power is used to supplement a customer's electricity purchased from the utility network, depends in large part on the availability and size of government and economic incentives. The reduction or elimination of government economic incentives may adversely affect the growth of this market or result in increased price competition, which could prevent us from achieving sales and market share.

Today, the cost of solar power exceeds the cost of power furnished by the electric utility grid in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan and the United States, have provided incentives in the form of rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on fossil fuels. These government economic incentives could be reduced or eliminated altogether, which would significantly harm our business.

We face intense competition from other companies producing solar power and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.

The solar power market is intensely competitive and rapidly evolving. Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network for our solar products, we may be unable to achieve sales and market share. There are a number of major multi-national corporations that produce solar power products, including BP Solar, Kyocera, Sharp, GE, Mitsubishi, Solar World AG and Sanyo. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.

Most of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors' greater sizes in some cases provides them with competitive advantages with respect to manufacturing costs due to their ability to allocate fixed costs across a greater volume of production and purchase raw materials at lower prices. Many also have far greater name recognition, an established distribution network and an installed base of customers. In addition, many of our competitors have well-established relationships with current and potential resellers, which have extensive knowledge of our target markets. As a result, our competitors will be able to devote greater resources to the research, development, promotion and sale of their products and may be able to respond more quickly to evolving industry standards and changing customer requirements than we can.

There are a large number of shares underlying our convertible debentures and warrants that may be available for future sale, and the sale of these shares may depress the future market price of our common stock.

We have 58,649,366 shares of common stock issued and outstanding. We also have convertible debentures outstanding that, as of May 1, 2006, including accrued interest, were convertible into 10,438,020 shares of common stock and warrants outstanding that, as of May 1, 2006, were exercisable for up to 14,587,698 shares of common stock. The number of shares of common stock issuable upon conversion of the outstanding convertible debentures or upon the exercise of warrants may increase if the market price of our stock declines, or if we issue shares of common stock or securities convertible into common stock at an effective price per share less than the conversion prices of the convertible debentures or the exercise prices of the warrants, as the case may be. See "Management’s Discussion and Analysis – Liquidity and Capital Resources – Recent Financings." The registration statement of which this prospectus is a part has been filed to permit the resale of all of the shares issuable upon conversion of the convertible debentures and upon exercise of the warrants described above. There is currently a limited market for shares of our common stock and the sale of these shares may adversely affect the market price of our common stock.

If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the solar power market.

Our ability to compete effectively against other solar power technologies will depend, in part, on our ability to protect our current and future proprietary technology, product designs and manufacturing processes through a combination of patent, copyright, trademark, trade secret and unfair competition laws. We may not be able to protect our intellectual property and may need to defend our products and services against infringement claims, either of which could result in the loss of our competitive advantage in the solar power market and materially harm our business and profitability. We face the following risks in protecting our intellectual property and in developing, manufacturing, marketing and selling our products and services:

•	we cannot be certain that our pending patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect our technology or processes;

•	given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important;

•
third parties may design around our patented technologies or seek to challenge or invalidate our intellectual property rights and there is no assurance that our intellectual property rights will deter infringement or misappropriation of our intellectual property;

•	we may incur significant costs and diversion of management resources in prosecuting or defending intellectual property infringement suits;

•
we may not be successful in prosecuting or defending intellectual property infringement suits and, as a result, may need to seek to obtain a license of the third party's intellectual property rights, which may not be available to us, whether on reasonable terms or at all; and

•
the contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to competitors, strategic partners and the public.

The continuously adjustable conversion price feature of our 5% Debentures could require us to issue a large number of shares, which would cause dilution to our existing stockholders.

Our obligation to issue shares upon the conversion of the 5% Secured Convertible Debentures (the "5% Debentures") we have issued (or have agreed to issue) to Cornell Capital Partners, L.P. ("Cornell") is essentially limitless because the conversion price is to be the lower of (a) $1.50 or (b) 95% of the lowest volume weighted average price of our common stock during the 30 trading days immediately preceding the conversion date. Hence, the number of shares of our common stock issuable upon conversion of these debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders. The following is an example of the number of shares of our common stock that are issuable upon conversion of the debentures (assuming the sale of the full $15,000,000 of debentures pursuant to the March 30, 2006 securities purchase agreement with Cornell), excluding accrued interest, based on volume weighted average prices that are 25%, 50% and 75% below the May 1, 2006 closing price of our stock of $1.50:

VWAP % Below May 1, 2006 Market Price	Conversion Price Per Share (95% of VWAP)	Number of Shares Issuable	% of Outstanding Stock After Conversion (1)
25%	$1.0688	14,035,088	19.31%
50%	$0.7125	21,052,632	26.41%
75%	$0.3563	42,105,263	41.79%

(1) Assumes 58,649,366 shares of common stock outstanding immediately prior to conversion.

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible debentures will increase if the market price of our stock declines, which will cause greater dilution to our current stockholders.

The continuously adjustable conversion price feature of our 5% Debentures may encourage investors to make short sales of our common stock, which could depress the price of our common stock.

The 5% Debentures are convertible into shares of our common stock at a 5% discount to the lowest volume weighted average price of our common stock during the 30 trading days immediately preceding the conversion date. The significant downward pressure on the price of the common stock as Cornell converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock, which in turn would lead to further dilution. In addition, not only the sale of shares issued upon conversion or exercise of debentures or warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

Nevada law may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

We will become subject to Sections 78.411 and 78.444 of the Nevada General Corporation Law (the "NGCL") if we ever have 200 or more stockholders of record. Such statutes would prevent our Company from engaging in any "business combination" (as such term is defined in Section 78.416 of the NGCL, described in "Description of Capital Stock" herein) with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

(1)	prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)
on or subject to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

We have deposited 44,117,647 treasury shares into escrow and pledged these shares to Cornell as security for our obligations under the 5% debentures we issued to Cornell and related agreements. If we were to default under the debentures or related agreements, Cornell could take possession of these shares and sell them into the market, causing immediate and substantial dilution to our stockholders and potentially causing downward pressure on our common stock.

In accordance with a pledge and escrow agreement between us and Cornell, we deposited 44,117,647 treasury shares into escrow and pledged those shares to Cornell as security for our obligations under the 5% Debentures and related agreements. If we defaulted under the 5% Debentures or related agreements, Cornell could take possession of these shares and sell them into the market, causing significant downward pressure on the price of our common stock. Although Cornell may not take possession of the shares to the extent such possession would cause Cornell to own in excess of 4.99% of our outstanding common stock, this restriction does not prevent Cornell from selling shares and then taking possession of additional shares. In this way, Cornell could sell more than this limit while never holding more than this limit. There is currently a limited market for shares of our common stock and the sale of these shares may significantly depress the market price of our common stock.

Cornell has a general security interest in our assets and the assets of our subsidiaries. If we were to default under the terms of the secured convertible debentures issued to Cornell, then Cornell would have the right to foreclose on these assets.

In March 2006, we entered into a securities purchase agreement with Cornell pursuant to which we agreed to issue and sell to Cornell up to an aggregate of $15,000,000 of the 5% Debentures and warrants to purchase up to an aggregate of 10,000,000 shares of common stock, subject to adjustment. The debentures are collateralized by a general security interest in our assets. If we were to default under the terms and conditions of the debentures or related security agreements with Cornell, Cornell would have the right to accelerate any indebtedness outstanding and foreclose on our assets and the assets of our subsidiaries in order to satisfy our indebtedness. Such a foreclosure could have a material adverse effect on our business, liquidity, results of operations and financial position.

Our success depends on our ability to retain our key personnel.

Our success is dependent upon the efforts of key members of our management, including our president and chief executive officer, David Saltman, and our chief financial officer, Cheryl Bostater. The loss of either of these persons, or other key employees, could have a material adverse effect on us. Our future success is likely to depend substantially on our continued ability to attract and retain highly qualified personnel. The competition for such personnel is intense, and our inability to attract and retain such personnel could have a material adverse effect on us. We do not maintain life insurance on any of our personnel.

The pro forma consolidated financial information contained herein may not be indicative of the historical results that would have occurred had we, Solar Roofing Systems, Inc. ("SRS") and Connect Renewable Energy, Inc. ("CRE") operated as combined entities or the future results that may be achieved.

We have included herein unaudited pro forma consolidated financial information that is intended to provide you with a picture of what our business might have looked like had we, SRS and CRE operated as a combined entity for fiscal year 2005 and the nine months ended February 28, 2006. The combined financial information may have been different had the companies actually been combined during such period. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined during such period or the future results that may be achieved. The unaudited pro forma combined financial information should be read in conjunction with the related notes thereto.

Our growth may not be manageable and our business could suffer as a result.

Even if we are successful in obtaining new business, failure to manage the growth could adversely affect our operations. We may experience extended periods of very rapid growth, which could place a significant strain on our management, operating, financial and other resources. Our future performance will depend in part on our ability to manage growth effectively. We must develop management information systems, including operating, financial, and accounting systems, improve project management systems and expand, train, and manage employees to keep pace with growth. Our inability to manage growth effectively could negatively affect results of operations and the ability to meet obligations as they come due.

We may not address successfully the problems encountered in connection with any recent and potential future acquisitions.

We recently completed the acquisitions of Solar Roofing Systems, Inc. and Connect Renewable Energy, Inc.  In addition, we expect to consider future opportunities to acquire or make investments in other technologies, products and businesses that could enhance our capabilities, complement our products, or expand the breadth of our markets or customer base. We have limited experience in acquiring other businesses and technologies. Potential and completed acquisitions and strategic investments involve numerous risks, including:

•	problems assimilating the purchased technologies, products or business operations;

•	problems maintaining uniform standards, procedures, controls and policies;

•	unanticipated costs associated with the acquisition;

•	diversion of management's attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering new markets in which we have no or limited prior experience;

•	potential loss of key employees of acquired businesses; and

•	increased legal and accounting costs as a result of the newly adopted rules and regulations related to the Sarbanes-Oxley Act of 2002.

We have not paid dividends on our common stock in the past and do not anticipate paying dividends on our common stock in the foreseeable future.

We have not paid common stock dividends since our inception and do not anticipate paying dividends in the foreseeable future. Our current business plan provides for the reinvestment of earnings in an effort to complete development of our technologies and products, with the goal of increasing sales and long-term profitability and value. In addition, our Security Agreement with Cornell currently restricts, and any other credit or borrowing arrangements that we may enter into may restrict or limit, our abiity to pay common stock dividends to our stockholders.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, we will be required to include management and independent registered public accounting firm reports on internal controls as part of our annual report for the fiscal year ending May 31, 2007 pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of evaluating our control structure to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

Because our common stock is subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our securities may be adversely affected.

Transactions in our common stock are currently subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend our securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser's written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

As a result of these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain Selling Stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering by the Selling Stockholders.

However, we have received $15,250,000 in gross proceeds from our prior issuances to Selling Stockholders and will receive an additional $5,000,000 upon the effectiveness of the registration statement of which this prospectus is a part, from the issuance of additional securities that are exercisable for or convertible into common stock that may be sold in this offering pursuant to this prospectus. We may also receive proceeds from the exercise of warrants by the Selling Stockholders as described herein. For illustrative purposes only, we have set forth below our intended use of the $20,250,000 in gross proceeds referred to above. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Working Capital over next 12 months	$10,500,000
Acquisition of SRS	$3,200,000
Acquisition of CRE	$1,200,000
Current Planned Capital Expenditures	$1,500,000
Retiring Notes Payable	$740,000
Research and Development over next 12 months	$1,510,000
Offering Expenses	$1,600,000
Total:	$20,250,000

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

Our common stock is traded on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board, or the OTCBB. It has been quoted under the symbol "OEGY.OB" since April 21, 2006. Before that, it was quoted under the symbol "BBSE.OB." The following is a summary of the high and low closing prices of our common stock on the OTCBB during the periods presented. Such prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions. Trading in our common stock has not been extensive in all the periods presented below, and such trades may not constitute an active trading market in all the periods presented below.

	High	Low
Year Ending May 31, 2006
First Quarter	$1.42	$.55
Second Quarter	$2.53	$1.32
Third Quarter	$2.34	$1.40
Fourth Quarter (through May 1, 2006)	$1.89	$1.20
Year Ending May 31, 2005
First Quarter	$.80	$.25
Second Quarter	$.70	$.30
Third Quarter	$.60	$.35
Fourth Quarter	$.62	$.36

On May 1, 2006, the closing sales price for the common stock was $1.50, as reported on the website of the OTCBB. As of May 1, 2006, there were 51 stockholders of record of the common stock (which does not include the number of persons or entities holding stock in nominee or street name through various brokerage firms).

DIVIDENDS

Since inception, we have not declared or paid any dividend on our common stock. We do not anticipate that any dividends will be declared or paid in the future on our common stock. In addition, our security agreement with Cornell currently restricts, and any other credit or borrowing arrangements that we may enter into may restrict or limit, our ability to pay common stock dividends to our stockholders.

DESCRIPTION OF OUR BUSINESS

Company Overview

Open Energy Corporation is a renewable energy company focused on the development and commercialization of a portfolio of solar products and technologies capable of delivering cost competitive power, fresh water and related commodities. Our mission is to harness the power of the sun to meet the growing resource demands of sustainable 21st century development.

Our Company was originally incorporated in the State of Nevada on April 11, 2002 under the name Barnabus Enterprises Ltd. (and in May 2005 we changed our name to Barnabus Energy, Inc.). By 2005, we had acquired gas leases and a number of existing and proposed gas wells in Alberta, Canada.  This network tied into a transport pipeline leading into the United States, where a premium for production could be obtained.  With natural gas prices at all-time highs and firm U.S. demand in place, management believed it had laid the foundation to become a solid traditional energy company.

In June of 2005, we made a strategic business decision to shift the focus of the Company.  Motivated by the growth in wind, solar and other renewable energy technologies and believing that market forces and legislative incentives were in place to support the industry, the Company decided to transform itself into an alternative energy company, and we moved our corporate offices to Southern California.

In July of 2005, the Company signed an exclusive international license for SunCone™ CSP (concentrating solar power) technology. SunCone™ CSP is the invention of Dr. Melvin Prueitt, a physicist, inventor and former senior research scientist at the Los Alamos National Laboratory. SunCone™ CSP is capable of concentrating solar energy to heat fluid and drive a turbine to produce electricity, or to purify water using the power of the sun. The first working prototype was designed and built by Hytec Engineering of Los Alamos, New Mexico. Initial testing of this prototype system was successful and we are currently working to commercialize this technology. We plan to add additional products and technologies to our portfolio of renewable energy solutions in the future.

In August of 2005, we signed an agreement to acquire a controlling interest in Toronto-based Solar Roofing Systems, Inc. (SRS), which owns a patent on SolarSave™, an integrated photovoltaic (PV) roofing membrane.  SRS founder Norman Dodd subsequently joined our Board of Directors.  In November of 2005, we signed an agreement to acquire California-based Connect Renewable Energy, Inc. (CRE), which manufactures PV integrated roofing tiles, and  CRE founder Ron Gangemi joined the Board. Both companies produce lightweight, fire-rated, waterproof, building-integrated PV roofing solutions. In March 2006, we completed the acquisition of CRE and in April 2006, we acquired the remaining interests in SRS that we did not previously own.  In addition to having proprietary products, SRS and CRE provided our company with expanded manufacturing, marketing, sales and service capabilities.

By March of 2006, we had sold our oil and gas holdings, signed agreements to obtain approximately $20 million through a series of financings, and on April 21, 2006 we changed our name to Open Energy Corporation to better reflect our mission, vision and strategic objectives. We believe we are entering a marketplace that grew by 57% in 2004 (according to the U.S. Department of Energy) with superior products, an experienced leadership team, and a clear strategic focus.

According to the American Council on Renewable Energy (ACORE), every hour of every day the earth receives enough solar energy to meet mankind's entire requirements for one year. It is this power we intend to utilize in order to deliver safe, clean, cost competitive products to our residential, commercial and industrial customers.

The Energy Industry

The production of electrical power is one of the world's largest industries, with annual revenues of approximately $1.06 trillion in 2004, according to Datamonitor. According to the U.S. Department of Energy's International Energy Outlook, global demand for electricity has grown at annual rates of between 2% to 5% for the last several decades, and the use of electricity will increase from 14.3 trillion kilowatt hours in 2003 to over 26 trillion kilowatt hours by 2025.

Similar escalating consumption curves are true for oil, coal and natural gas, from which the world satisfies 80% of its total energy requirements and 65% of its electrical demand, according to the International Energy Agency (IEA). Mankind currently consumes 9.7 billion tons of oil equivalents per year. The IEA predicts that this consumption will climb to over 16.3 billion tons by 2030. In just the last three years, China's energy consumption alone has risen by 65%, accounting for over half the increase in total global demand over this same period.

Fossil fuels are non-renewable resources. According to several studies, it is anticipated that the world may run out of oil in less than 50 years and burn through all known natural gas reserves in less than 75 years. The electrical utility industry and traditional oil and gas companies face many challenges in meeting the growing worldwide demand for energy, including the following:

•
Fossil Fuel Supply Constraints:  Over 65% of the world's electricity is generated from fossil fuels such as coal, oil and natural gas, according to the IEA. Limited fossil fuel supply and escalating demand for electricity should continue to drive up wholesale electricity prices, creating a need to develop new technologies for power generation.

•
Infrastructure Constraints:  In many parts of the world, the existing electricity generation and transmission infrastructure is insufficient to meet projected demand. Developing and building a centralized power supply and delivery infrastructure is capital intensive. This has left the electricity supply insufficient to meet demand in some areas, resulting in both scheduled and unscheduled blackouts.

•
Desire for Energy Security:  Given the political and economic instability in the major oil and gas producing regions of the world, governments are trying to reduce their dependence on foreign sources of fossil fuels. According to the World Bank, over 60% of the energy used in Germany, Italy and Spain, over 80% of the energy used in Japan and Korea, and over 25% of the energy used in the U.S. is imported. Reducing these imports would bolster the energy security of these countries.

An underlying consideration concerning the delivery of electricity is the location of the generation source relative to the location of the end-use consumption. Over the past century, the economics of power plant construction supported larger and larger central station sites linked to transmission lines spanning great distances to reach the ultimate consumer. These economic considerations have been altered by the advent of smaller scale technologies that can provide electricity at competitive prices near the place of consumption. The combination of economic factors and of advances in generation technologies opens the market to an opportunity for "distributed generation" of electricity in combination with traditional grid resources. Open Energy's PV products are directed at this renewable distributed generation environment.

Environmental Issues

In addition to the fundamental challenges described above, the energy industry has increasingly become the target of environmental concerns. Government regulators have strengthened air and water emissions control requirements over the past decade. New U.S. power plants are required to install emission control technologies, which can be costly. This expense causes electricity from new fossil fuel-fired plants to cost more than electricity from existing power plants, which increases retail electric rates over time. To date, concerns regarding negative environmental impacts have slowed oil and gas exploration in the Alaskan Wildlife Preserve, the California coastal waters, and many other locations around the world.

At the same time, climate change risks have created international political momentum to implement green house gas reduction strategies. In 1992, The United Nations Framework Convention on Climate Change was adopted and signed by 154 nations. Despite a boycott by the United States, 163 nations are currently party to the Convention (better known as the Kyoto Protocol). It calls for the reduction of green house gas emissions to 5% less than 1990 levels by 2012, and provides carbon trading and funding initiatives to develop alternative sources of renewable energy. The Kyoto Protocol has motivated a number of legislative initiatives and corporate policies which have contributed to the growth of the renewable energy industry.

Government Initiatives

Rising energy costs, declining oil and gas reserves, and growing concerns about the environmental and political impacts of the world’s dependence on fossil fuels has ignited global interest in renewable energy alternatives. Europe and Japan have led this charge by providing substantial government subsidies, tax rebates, feed-in tariffs and other financial support for the development and implementation of green power technologies. As a result, Germany already derives 20% of its power from renewable energy sources, and Japan leads the world in photovoltaic cell production.

In 2005, President Bush signed into law a major energy bill that includes federal tax credits, renewable portfolio standards and other programs designed to accelerate the adoption of renewable energy alternatives. Renewable portfolio standards are regulations that require that a certain percentage of electricity produced in a state be derived from renewable sources. Arizona, Colorado, New Jersey and Pennsylvania are among 18 states, in addition to the District of Columbia, that have implemented renewable portfolio standards.

All 50 States now have one or more renewable energy incentive programs, including net metering, renewable portfolio standards, tax credits, loans and grant programs. In December of 2005, the California Public Utility Commission created the largest solar energy bill in U.S. history, providing $3.2 billion in rebates over the next 11 years to support distributed generation solar systems.

Alternative Energy Technologies

According to the IEA, hydroelectric power plants generate 16% of worldwide electricity, but creating additional projects will flood agricultural land and destroy natural habitats. As a result, the National Hydropower Association forecasts that no new hydroelectric power resources will be developed in the U.S. between 2004 and 2020 because of the regulatory hurdles associated with building new dams.

Nuclear energy contributes another 7% of electrical energy to the international grid, but uranium is a non-renewable resource and the challenges of safe disposal of radioactive waste remain a concern.

Biomass is organic material that has stored sunlight in the form of chemical energy. Biomass fuels include wood, agricultural bi-products, and even municipal solid waste. When burned, the chemical energy is released as thermal energy, which has been used to cook food and heat dwellings ever since man discovered fire. Although long regarded as a non-commercial subsistence energy source, there is growing recognition of the social and economic advantages of sustainable biomass power generation. According to the International Bioenergy Center in Kircheberg, Germany biomass currently accounts for almost 10% of electrical generation.

Today's wind turbines can efficiently generate electricity from 5 kilowatt (kW) home systems to giant 100 foot towers arrayed along utility power lines, generating over 4 megawatts (MW) of power per turbine. Various tax incentives and long-term power purchase agreements have created a booming industry in wind energy. According to the European Wind Energy Association, total global capacity grew 20% in 2004, to 48,000 MW (enough electricity to power 19 million households), with Spain and Germany accounting for fully half this growth. New government incentives are stimulating a resurgence of the domestic wind energy industry, but its penetration is limited by space constraints, wind availability, and zoning restrictions. Additionally, peak wind availability is unpredictable and may not coincide with peak electricity demand.

Geothermal power plants are yet another example of a renewable energy alternative. Iceland, an area rich in geothermal resources, has proposed to use this energy and free itself entirely from fossil fuels. Electricity can also be derived from tidal flows and wave action. The oceans cover 70% of the earth's surface, making them the world's largest solar collectors. Theoretically, one could use the heat differential between surface and deep water for electrical generation, or develop large-scale mechanical devices such as those proposed by Ocean Power Delivery Limited to force water through turbines using wave or tidal action, but these technologies remain in the development phase and will require significant capital to commercialize.

Photovoltaic Systems

In 1953, Bell Laboratory invented the first photovoltaic cell, a thin sandwich of silicon and metal capable of converting sunlight directly into electricity. Though widely used in remote locations and on space satellites since then, the market for grid connected PV power has undergone significant growth in the last several years, expanding 57% in 2004 alone, according to the U.S. Department of Energy. Industry publication SolarBuzz reports that on-grid applications, where solar power is used to supplement a customer's electricity purchased from a utility network, represent the largest and fastest growing segment of the market, accounting for over 70% of all systems shipped last year.

Renewable Energy World predicts that installations of solar power systems will grow at an annualized rate of 23% from 927 megawatts in 2004 to 3.2 gigawatts by 2010. This growth has been stimulated by long-term government subsidies, tax incentives and feed-in tariffs (requiring the utilities to buy back excess power generated by privately owned PV systems). Japan leads the world in PV cell production with 602 MW, followed by Germany with 314 MW of production capacity. With 30% federal tax credits provided by the recently enacted U.S. Energy Bill, coupled with state rebates and tax incentives, the U.S. posted solid 35% growth in PV system installations, and now ranks third in the world. California alone installed 75 MW of solar PV systems in 2004.

PV advantages include security, system reliability, low maintenance, modularity and flexibility of design, as well as significant environmental benefits (carbon neutral, fossil fuel independent). PV also supports the trend toward distributed (point-of-use) power generation. We believe that capacity constraints, increased demand for power reliability, and the challenges of building new centralized power plants will increase the demand for distributed generation.

One of the most significant drawbacks of PV is the high initial cost of individual systems. Where available, grid power can cost as little as $5/kW, while solar power can cost twice that. This is due almost entirely to the high cost of PV cells, which depends upon the cost and availability of semi-conductor grade polysilicon. While technical developments are underway in thin film, membrane and other non-crystalline based materials, over 90% of the industry currently relies upon crystalline silicon cells. The major PV cell suppliers are listed below. They represented 87% of the 2004 global PV production capacity (source: industry publication Renewable Energy World):

Company	Production (MW)
Sharp	324
Kyocera	105
BP Solar	85
Mitsubishi	75
Q-Cells	75
Shell Solar	72
Sanyo	65
Schott Solar	63
Isofoton	53
Motech	35
Suntech	28
Deutsche Cell	28
General Electric	25
Photowatt	22

Concentrating Solar Power (CSP)

CSP technologies are based on concentrating solar radiation to heat fluids, which can then be used to generate industrial heating or cooling, to produce electricity, or to desalinate water. The first commercially scaled CSP systems were built in Southern California in the mid-1980's and continue to deliver power to the Los Angeles basin. CSP's can provide safe, clean, economical, renewable power in either large-scale, grid-connected installations, or remote off-grid locations.

Three basic CSP systems are employed today. Trough systems utilize long rows of parabolic mirrors to focus sunlight on a pipe through which a heating fluid flows. These troughs track the sun along its axis. The fluid transfers energy to a conventional steam turbine in order to generate electricity. While solar trough systems have relatively low efficiency (10%-15%) and have high capital and maintenance costs, they are a proven renewable energy technology. As a result, large scale CSP systems are currently being built in Southern California, Spain, Israel and other sun-belt regions of the world.

A second type of CSP system utilizes large parabolic mirrors to focus energy on a target. The target can either be small gas turbine, or a Stirling engine, both of which generate electricity. These dish systems are capable of generating very high temperatures, but they are expensive to build and maintain, and require very accurate sun tracking devises. A deviation of a single degree from center can cut power output by 50% or more. A third basic CSP system deploys a series of tracking mirrors to concentrate sunlight on a central tower. These tower systems are capable of achieving internal temperatures of well over 800°C. The energy is absorbed by a working fluid or process gas, and then used to generate steam to power a conventional turbine.

Compared to other energy technologies, solar power's benefits include:

•
Environmental Superiority.  Solar power is one of the most benign electric generation resources. Solar cells and CSP systems generate electricity without significant air or water emissions, habitat impact or waste generation.

•
Price Stability.  Unlike fossil fuels, solar energy has no fuel price volatility or delivery risk. Although there is variability in the amount and timing of sunlight, it is predictable, and a properly configured system can be designed to be highly reliable while providing long-term, fixed price electricity.

•
Location Flexibility.  Unlike other renewable resources such as hydroelectric or wind power, solar power can be generated where it is needed. This limits the expense and energy losses associated with transmission and distribution of large, centralized power stations.

•	Peak Generation. Solar power is well-suited to match peak energy needs as maximum sunlight hours generally correspond to peak demand periods when electricity prices are at their highest.

•	System Modularity. Solar power products can be deployed in many sizes and configurations to meet the specific needs of the customer. Modules can be added as power requirements increase.

•	Reliability. With no moving parts or regular required maintenance, photovoltaic systems are among the most reliable forms of electricity generation.

Our Strategy

Our business strategy includes the acquisition and development of technologies, and the manufacturing of proprietary products, in order to provide superior renewable energy solutions to our customers. In so doing, we believe we will generate substantial value for our stockholders while contributing to energy security, social equity, and protection of the ecosystems upon which life depends. We plan to accomplish our business strategy by:

•	Building strong domestic and international demand for SolarSave™ products through industry promotion, and through our network of dealers and solar integrators;

•	Expanding our manufacturing capacities, production efficiencies and PV cell supplier relationships in order to meet the growing market demand for our PV products;

•	Advancing our products, improving their quality and driving down their costs in order to be competitive in the renewable energy industry; and

•	Completing the development of SunCone™ CSP and beginning to manufacture and market commercial units, with particular emphasis on distributed water and power systems.

Our Products

SolarSave™ Roofing Membranes

Led by a team of building materials designers and photovoltaic engineers, we have developed high-efficiency solar-powered roofing membranes for commercial, industrial and institutional applications. SolarSave™ Roofing Membranes encapsulate polysilicon cells in composite materials which are laminated under vacuum pressure to create lightweight, waterproof, fire rated, and aesthetically appealing solar roofing products for flat or low slope commercial roofing applications. SolarSave™ Roofing Membranes have a number of proprietary elements. Features and benefits of the product include:

•	Crystalline cells that provide high-efficiency power output

•	Membranes that can be installed over existing surfaces, eliminating roof demolition

•	Fully integrated, UL approved roofing membranes that are rapidly installed and easily maintained

•	Compatibility with premium quality system components (inverters, controllers, batteries)

•	Lightweight PV membranes that eliminate the need for reinforcement or external framing

•	Fully scaleable and expandable design that allows for additional modules to increase power

•	Heavy duty junction boxes, output cables and polarized weatherproof connectors

•	Embedded bypass diodes to minimize power drop caused by shading or debris

•	Reduced water pounding and wind uplift, keeping roof substructure dry and mold-free

SolarSave™ Roofing Tiles

While SolarSave™ Roofing Membranes are well suited for low-slope commercial or industrial buildings, we believe that SolarSave™ PV Roofing Tiles are better suited for residential housing projects, where the use of slate or ceramic tiles is prevalent. We have developed and are now producing a line of photovoltaic tiles that blend seamlessly with the colors and edge profiles of the most commonly used cement tiles. SolarSave™ Roofing Tiles are waterproof, fire-rated building materials that require no external framing or roof penetration. They can be safely and easily installed by professional roofing contractors. SolarSave™ Tiles have the following features and benefits:

•	Easily installed in accordance with Roof Tile Institute standards by building professionals

•	Robust, weatherproof, fire-rated roofing material with a single-source 20-year warranty

•	Tile sizes, shapes and colors can be customized to match traditional roofing products

•	Modular, expandable system: PV tiles can be added to the system to increase power output

•	Low voltage system is safer and easier to install than higher voltage systems

•	"Short String" inverter with one of the highest DC to AC conversion ratios in the industry

•	Flexible reinforced lamination protects crystalline cells from damage or breakage

•	Edge profiles naturally shed water and have a wind load rating to 125 mph with clips

SolarSave™ Architectural Glass

Open Energy Corporation also designs and manufactures custom PV glass laminates to meet the aesthetic, performance and structural requirements of designers and architects. Sizes, shapes and configurations can be built to match virtually any specification available today, allowing for a direct substitution for monolithic, laminated or insulated glass panels. It is often desirable to achieve translucency in photovoltaic skylight applications. While a standard photovoltaic cell is an opaque 125 mm2 square, our cells can be arranged within clear glass panels to provide appropriate light levels and shading coefficients. A wide variety of colors, thickness, patterns, and shapes can be produced.

SolarSave™ Balance of Systems

Open Energy Corporation also designs and manufactures balance-of-systems components that complete the solar energy power conversion operation. The PV cells embedded in our tile, glass, or membrane products generate direct current. SolarSave™ Balance of System products, which include inverters, combiners, fuse blocks and other accessories, convert the DC power into standard 120-volt AC and integrate this power into grid-connected systems in homes and buildings. All SolarSave™ Balance of System products are Underwriters Laboratories Inc. or CSA certified and National Electric Code compliant. The products come in a range of sizes that complement the installation into varying project configurations. We provide consulting in the design, configuration, certification, installation and service of SolarSave™ Balance of System products directly or through our network of installers and solar integrators across the U.S.

The Manufacturing Process

We manufacture SolarSave™ membranes in an 9,950 sq. ft. facility in Aurora, Ontario, Canada. Our proprietary process is unique when compared to the construction of traditional solar modules. The process starts by assembling and soldering PV cells into strings in our tabbing department. The strings are transported to the lay-up department and placed on specially designed tables.  The module layout consists of 18 strings of nine cells (minus two for the junction box) with bypass diodes encapsulated to prevent overheating should one cell become shaded.  A high-modulus composite back sheet is laid down to provide rigidity to the product, followed by layers of ethylene vinyl acetate (EVA), cells and other sheeting materials in order to build a multi-layer "sandwich". The modules are then baked at high temperature under vacuum pressure in custom laminators for a set time, allowing the EVA to cross link to form permanent bonds between the laminations. The final step is taken in the gluing department, where the panels are adhered to sheets of PVC roofing membrane material.

SolarSave™ PV Tiles are manufactured in our 8,000 sq. ft. facility in Grass Valley, California. Pre-assembled PV modules are glued in place into the bases, output tabs are secured, and junction box bases are installed into place. Then, the circuit boards of the blocking diodes are placed on the junction box bases. At this point, quality checks verify power output and proper circuitry. SolarSave™ PV Tiles are then placed in customized packaging designed to be conveyed onto the roof at any given job site, rapidly unpacked and easily installed by traditional roofing contractors.

SolarSave™ Architectural PV Glass is specified by architects and designers seeking to incorporate photovoltaics directly into skylights, glass canopies, or vertical glass curtain walls. We string PV cells together in our Canadian facility, then lay them between EVA top and bottom sheets. These in turn are sandwiched between top and bottom sheets of glass per the colors, dimensions and technical specifications of the project. The glass panels are placed in a special laminator and processed under heat and vacuum pressure to create a bonded product. It is removed from the laminator, trimmed, and packaged for safe shipment to the job site.

We also design and build customized system components engineered to be used in concert with the power output specifications of each of our PV systems. These balance-of-system components include inverters, combiners and various other accessories, including fuse blocks. In our Grass Valley facility, we produce high and low voltage combiner boxes and inverters for residential applications. For commercial installations we also manufacture combiners, and specify (and at times modify) inverters from various OEM suppliers.

Our Marketing Strategy

The initial target customers for our SolarSave™ photovoltaic product line include:

•	Architects and Interior Designers (Specifiers)

•	Developers, Builders and Construction Companies

•	Commercial and Industrial Building Owners

•	Engineering Firms and Electrical Contractors

•	Property Management Companies

•	Solar Integrators, Distributors and Agents

•	Roofing Companies and Contractors

•	Public Administrators and City Planners

•	Hotel/Resort Owners and Developers

•	Educational Institutions

•	Government Purchasing Officers

•	International Development Agencies

We promote our building-integrated PV products through a series of highly focused marketing channels that include trade publications, attendance at key industry trade shows, direct mail campaigns, on-line advertising, and relationship marketing to our expanded network of dealers and solar integrators. The goal of our promotional campaign is to establish strong industry and consumer recognition for SolarSave™ PV products, and to emphasize their superior features and benefits: stronger, lighter, more aesthetically appealing, easier to install and maintain.

Our Sales Strategy

The Company is selling its SolarSave™ membranes, tiles, architectural glass and balance-of-system products primarily through our strong distribution network of solar integrators, dealers and installers. This network will be further expanded and supported with training materials, co-op advertising, and other promotional efforts. Leads from print advertisements, trade shows and our web site are gathered, entered into a central data base, then distributed to our dealers. Future sales initiatives may include international opportunities, particularly in Europe, China and the Middle East.

We are currently involved in two high-profile projects. We have a purchase order from the new California Academy of Science in San Francisco's Golden Gate Park for a PV glass canopy and have recently installed a new solar tile roof for the new Environmental Science Center in Lake Tahoe. Since October 2005, we have received, in the aggregate, over $4.3 million in orders.

Research & Development

In August of 2005, Open Energy Corporation became the exclusive worldwide licensee of a solar thermal technology invented and patented by Dr. Melvin Prueitt, a physicist and research scientist from the Los Alamos National Laboratory. SunCone™ CSP utilizes non-imaging optical cones made of reflective composites to concentrate sunlight on rods at the base of each cone. A series of these cones can be mounted to a base through which a heating fluid flows. The cones stay relatively cool, but the fluid is superheated, then used to produce steam to drive a turbine and produce electricity. This same system can be coupled with reverse osmosis membranes or flash distillation equipment to produce fresh water from salt or brackish sources.

We believe that SunCone™ CSP has the potential to be less expensive to build, operate and maintain than competitive parabolic trough or dish systems. In 2006, we enlisted the services of Hytec Engineering of New Mexico to build the first full-scale SunCone™ CSP prototype. Initial testing of this prototype system was successful and we are now moving forward to design and engineer a commercial product.

The Competition

We face competition from existing companies already engaged in the manufacturing and distribution of solar PV systems, as well as from emerging technologies that may become viable in the next several years. The best funded and most powerful of these multi-national corporations also produce photovoltaic cells. They include Sharp, Kyocera, BP Solar and GE (formerly AstroPower).  While these competitors utilize high efficiency crystalline cells, they do not currently offer truly building-integrated roofing systems. Their modules must be rack mounted externally to the building, creating potential damage to the structure, generating installation and maintenance problems, and detracting from visual appearance.

We also face competitors that have developed building-integrated systems. Among them are:

Solar Integrated Technologies (SIT) has developed an integrated roofing membrane that utilizes thin film technology. Despite the low electrical output, the Company has had a number of installations on commercial and industrial buildings, the most notable being the Frito Lay Distribution facility in Southern California.

First Solar LLC claims to have developed a Cadmium Tellurium based thin film product that produces high energy output across a wide range of climatic conditions. The frameless laminate is cost effective and recyclable, but of lower output efficiency than either SolarSave™ tiles or membranes.

Unisolar is using amorphous silicon polymer glazes designed for the metal roof industry. Applied with a "peel and stick" method (adhesive to metal), the product is limited in dimension to 9-foot and 18-foot lengths, and has a power generating potential of 6 watts per square foot.

Atlantis Energy is a European manufacturer of Sunslate™ PV tiles, which incorporate base and plug connectors from Switzerland.

The chart below summarizes features of Open Energy's SolarSave™ products relative to our major competitors.

Company	High Efficiency (14-20%) PV Cells	Building-Integrated Systems	20-Year Product Warranty	Class A Fire Rating	No External Racking	No Roof Penetration
SolarSave™	x	x	x	x	x	x
SIT		x	x	x	x	x
First Solar		x				x
UniSolar		x	x		x	x
Atlantis		x		x	x	x
Sharp	x		x	x
Kyocera	x		x	x
BP Solar	x		x	x
GE	x		x	x

Legal Proceedings

From time to time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and the amount of the loss is probable.

Pursuant to an acquisition of certain assets and liabilities from Connect by Computer LLC (CBC), an entity wholly-owned by Ronald Gangemi, CRE assumed CBC and Mr. Gangemi's liability under a lawsuit filed by McDonough, Holland & Allen PC on July 15, 2005 in the Superior Court of the State of California (Action No. 05AS03127). The Complaint alleges that Mr. Gangemi owes McDonough, Holland & Allen PC unpaid legal fees in the principal sum of $119,699, together with interest thereon from December 31, 2003. On January 11, 2006, the Superior Court for the County of Sacramento moved the claim to arbitration. We believe that we have valid defenses against this claim and plan to defend against it.

On March 1, 2006, we were first served with process regarding a civil action commenced on December 15, 2005, by Mitchell Organization Ltd. and Brian Wilkinson against us in Canada in the Court of Queen's Bench of Alberta, Judicial District of Calgary (Action No. 0501-17623). The Statement of Claim alleges that we entered into an agreement pursuant to which we agreed to issue 250,000 shares of our stock to Mr. Wilkinson in exchange for his providing consulting services to us. As relief, the claim seeks the issuance of the 250,000 shares. We believe that we have valid defenses against this claim and plan to defend against it.

We know of no other material, active, or pending legal proceeding against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. We may at times be involved in other litigation in the ordinary course of business.

Employees

Our corporate office currently has five employees. Upon the acquisition of Solar Roofing Systems, Inc. we gained seven full-time employees. Upon the acquisition of Connect Renewable Energy, Inc., we gained seven full-time and two part-time employees. Our current full-time headcount is 19 employees. We anticipate approximately 30 additional hires in the next twelve months: one in research and development, 18 in production, six in general and administrative, and five in sales and marketing.

Property

We lease two manufacturing facilities: a 9,950 sq. ft. facility in Aurora, Ontario (outside of Toronto) and an 8,000 sq. ft. facility in Grass Valley, California. We also lease corporate headquarter space in Solana Beach, California. We consider these facilities adequate to meet our current needs. We plan to expand our space in Grass Valley. See "Management's Discussion and Analysis - Liquidity and Capital Resources - Significant Plant and Equipment Expenditures."

MANAGEMENT'S DISCUSSION AND ANALYSIS

Limited Operating History

There is limited historical financial information about our company upon which to base an evaluation of our performance. Our company is a development stage company and has generated limited revenues from operations. We cannot guarantee that we will be successful in our business operations. The business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in product development and manufacturing, and possible cost overruns due to price and cost increases in services.

There is no assurance that future financing will be available to our company on acceptable terms. If financing is not available on satisfactory terms, our company may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Company Description and Overview

Open Energy Corporation began as a small oil and natural gas development firm with interests in oil and gas leases, wells, pipelines and a small gas refinery in Alberta, Canada. In September 2005, we determined we would sell our holdings in order to focus entirely upon renewable energy products and technologies. The oil and gas divestiture was completed during the quarter ended February 28, 2006, and we are now pursuing the development and commercialization of a portfolio of renewable energy products and technologies for a wide range of applications, including solar energy, power production and water desalination.

We recently acquired two privately-held companies engaged in the manufacturing and distribution of building-integrated photovoltaic roofing products. Solar Roofing Systems, Inc. ("SRS") based in Ontario, Canada, produces a proprietary roofing material incorporating high-efficiency monocrystalline photovoltaic cells in a single-ply roofing membrane designed primarily for commercial and industrial buildings. Connect Renewable Energy, Inc. ("CRE") based in central California, incorporates these same high-efficiency cells in roofing tiles designed to match the colors and edge profiles of tiles traditionally used in residential housing construction. Both of these product lines will now be sold under the trade name "SolarSave™".

We also hold a license to a technology referred to as SunCone™ CSP (concentrating solar power). The license is exclusive and worldwide for the defined field of use of collecting solar energy to generate electricity, desalinate water and for all other industrial applications. The SunCone™ CSP system utilizes non-imaging optical cones to concentrate sunlight on rods at the base of each cone. Fluid flows through these rods and is heated to several hundred degrees centigrade. This superheated fluid can then be used to generate steam and produce electricity, or to purify salt or brackish water. The first working prototype was designed and built by Hytec Engineering of New Mexico. Initial testing of this prototype system was successful and we are currently working to commercialize this technology. We plan to add additional products and technologies to our portfolio of renewable energy solutions in the future.

We are a development stage company, and as of February 28, 2006, we had generated only limited revenues since inception. From inception through February 28, 2006, we have incurred cumulative losses of $7,157,084, of which $2,356,345 were non-cash expenses relating to recording the beneficial conversion feature associated with the 0% Subordinated Mandatory Convertible Debentures and Common Stock Purchase Warrants issued during the three months ended February 28, 2006. We expect to continue to incur substantial losses as we develop and invest in technologies within the renewable energy sector, and we do not expect to attain profitability in the near future.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management of our company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. Our significant accounting policies are discussed in Note 3 to our consolidated financial statements included in our annual report on Form 10-KSB for the year ended May 31, 2005. We have identified the following accounting policy, described below, as the most important to an understanding of our current financial condition and results of operations.

As discussed in Note 5 to our consolidated financial statements, during February 2006 we sold $3,750,000 of 0% Subordinated Mandatory Convertible Debentures. In connection with the issuance of such debentures, we issued warrants to purchase 1,681,615 shares of our common stock at an initial exercise price of $2.23 per share.

In accordance with EITF 00-27, Application of Issue 98-5 to Certain Convertible Instruments, the fair value of the warrants was allocated from the proceeds of the debt securities. The fair value of the debentures was allocated 34.1% ($1,277,853) to the warrants and 65.9% ($2,472,147) to the debentures. The conversion price of the debentures was below the market price of our common stock at the date of issuance, which resulted in a beneficial conversion feature related to the debentures of $2,356,345. As the debentures were convertible immediately at the option of the holder, the entire $2,356,345 beneficial conversion feature was recognized as interest expense upon issuance of the debentures.

Plan of Operation

We have financed our operations since inception primarily through private issuances of securities. As of February 28, 2006, we had approximately $1,221,337 in cash and cash equivalents, and working capital was approximately $473,793. Subsequent to February 28, 2006, we raised $1,500,000 in net proceeds from the 0% Debentures and $4,590,000 from the Cornell financing, described in more detail below. Subsequent to February 28, 2006, we completed two major acquisitions, the terms of which are described below.

Connect Renewable Energy

On March 30, 2006, a subsidiary of ours completed a merger with and into CRE, pursuant to the terms of the Agreement and Plan of Merger dated February 8, 2006 (the "CRE Merger Agreement"). As a result of the merger, CRE became our wholly-owned subsidiary. Ron Gangemi, a director of our company, was the President and Chief Executive Officer of CRE before the merger.

Pursuant to the CRE Merger Agreement, all of the outstanding shares of common stock of CRE were converted into the right to receive an aggregate of 5,000,000 shares of our common stock. No options, warrants or other rights to purchase the common stock of CRE were outstanding at the closing. Before the closing, we also loaned to CRE an aggregate of $1,410,000 for working capital purposes.

Also in connection with the CRE Merger Agreement, we entered into a consulting agreement with Connect by Computer, LLC, an entity wholly-owned by Mr. Gangemi, pursuant to which Mr. Gangemi has agreed to provide consulting services to the Company in the capacity of Chief Technology Officer and serve as a director of the Company for a period of two years.

Solar Roofing Systems

In September 2005, we entered into an agreement to purchase 20% of SRS and acquired an option to purchase additional shares of SRS to bring our ownership to 51%.

On April 10, 2006, pursuant to a February 8, 2006 Stock Purchase Agreement by and among us, SRS, SRS' stockholders and 2093603 Ontario Inc., an Ontario corporation and a subsidiary of ours ("Exchangeco"), Exchangeco acquired all of the outstanding shares of SRS other than those already owned by us in exchange for CDN $3,709,067 and 736,081 unregistered shares of our common stock issued to the U.S. shareholders of SRS and 2,446,070.5 Class A shares of Exchangeco issued to the Canadian shareholders of SRS. In addition, the former shareholders of SRS will be entitled to receive up to 736,079 additional shares of our common stock and up to 2,446,070.5 additional Class A shares, which share amounts will each be reduced by up to 50% in the event that SRS fails to satisfy certain gross sales targets for 2006. Norman J. Dodd, a director of Open Energy, was the President of SRS prior to the transaction.

In connection with the closing, we entered into an exchange rights agreement with certain stockholders of SRS. Pursuant to the exchange rights agreement, we granted to the holders of Class A shares the right to exchange each such share for one share of our common stock upon specified liquidation or insolvency events applicable to us or in the event that Exchangeco fails to redeem Class A shares as required by its articles of incorporation. The exchange agreement will terminate at such time as no Class A shares (or securities convertible into or exchangeable for such shares) are held by any party other than us or any of our affiliates.

In connection with the closing, we also entered into a support agreement with Exchangeco and certain stockholders of SRS. Pursuant to the support agreement, we agreed to refrain from paying any dividends upon our common stock unless (1) Exchangeco simultaneously declares or pays an equivalent dividend on the Class A shares and (2) Exchangeco has sufficient funds to enable it to timely make such dividend payment. In addition, the support agreement requires us to take all such actions and do all things that are reasonably necessary or desirable to enable and permit Exchangeco and us to satisfy our obligations pursuant to the articles of incorporation of Exchangeco and the exchange agreement to cause the exchange of Class A shares (and all declared and unpaid dividends, if applicable) for shares of our common stock. For so long as there are any outstanding Class A shares not held by us or our affiliates, the support agreement requires that we maintain the economic equivalence of the Class A shares with shares of our common stock by refraining from taking certain specified actions, such as stock or rights dividends, stock splits, reclassifications, mergers or similar actions, unless the Class A shares benefit from an economically equivalent action. The support agreement will terminate at such time as no Class A shares (or securities convertible into or exchangeable for such shares) are held by any party other than us or any of our affiliates.

In connection with the closing, we entered into a registration rights agreement with certain stockholders of SRS pursuant to which we agreed to register the resale of shares of our common stock issued or issuable in exchange for Class A shares of Exchangeco, which we refer to as the exchange shares. The registration rights agreement requires that we cause a registration statement to be declared effective by the SEC with respect to the resale of the exchange shares prior to the earlier of (1) March 30, 2007, and (2) the date Exchangeco first exercises its right to redeem Class A shares for exchange shares. We are required to keep the registration statement effective until the first anniversary of the date on which all Class A shares have been exchanged or deemed exchanged for exchange shares. We are required to pay all registration-related expenses in connection with the registration statement. Each Class A share of Exchangeco is exchangeable for one share of our common stock, in accordance with the terms and conditions set forth in the articles of incorporation of Exchangeco and the exchange rights agreement and support agreement described below.

Liquidity and Capital Resources

Our current cash requirements are significant due to the building of photovoltaic cell inventories, expected leasehold improvements for a new manufacturing facility, manufacturing equipment purchases, working capital requirements of our integrated company, research and development for SunCone™ CSP and product line enhancement and expansion. Our cash requirements will continue to be significant while we work to develop our customer base, expand our manufacturing facilities, and build inventory.

Our plan of operation is dependent upon our receipt of the $5,000,000 in remaining gross proceeds from the $15,000,000 in aggregate principal amount of convertible debentures we agreed to sell to Cornell as described below. The receipt of these proceeds depends upon the registration statement of which this prospectus is a part being declared effective.

We have budgeted operating costs for the next twelve months of approximately $6.5 million. The actual amount of funds required during the next twelve months will depend on a variety of factors, many of which are outside of our control. These factors include, among others, the progress of our research and development efforts, finalizing Underwriters Laboratories approval on our products enabling us to ship to our customers, sales efforts, and the supply and cost of photovoltaic cells. Actual operating costs may vary significantly from the estimate set forth above based on the factors discussed above.

Even following receipt of all of the net proceeds from the Cornell financing, we are not certain that we will have sufficient funds to support our operations for the next twelve months. In order to support our operations following receipt of all of the net proceeds from Cornell financing, we may need to raise additional funds.

The cost of photovoltaic cells, which are the primary cost of sales for our solar roofing products, is currently volatile and is expected to rise due to a current supply shortage. We are uncertain of the extent that this will negatively affect our gross profit margins and working capital in the near future, and a significant increase in cost of photovoltaic cells that we cannot pass on to our customers could cause us to run out of cash more quickly than our projections indicate, requiring us to raise additional funds or curtail operations.

Research and Development

As discussed above, we have entered into a license agreement with Dr. Melvin Prueitt to commercialize the SunCone™ CSP (Concentrating Solar Power) system. The first working prototype was designed, built, and tested for efficiency, power output and other technical specifications by Hytec Engineering of Los Alamos, New Mexico. Initial testing of this prototype system was successful and we are now moving forward to design and engineer a commercial product. We have spent approximately $300,000 as of the date of this prospectus to complete this work.

Further work will be required to design a commercial system capable of interfacing with an off-the-shelf steam turbine to produce electricity, and/or to interface with either flash distillation or membrane filtration equipment in order to produce potable water from salt or brackish sources. This second phase of development will require additional time, capital and other resources in order to complete.

In addition, the SolarSaveTM solar roofing tiles and roofing membranes will require ongoing development in order to achieve and retain market share. In the case of the solar roofing tiles, we are developing various color systems and edge profiles, and we are improving the fire resistance of the product. The solar roofing membranes can be improved visually by imprinting colors and patterns on their top surfaces, and improved technically by utilizing different electronic components. During production ramp-up, additional improvements will be made to the manufacturing processes, which could require additional research and development expenditures.

Significant Plant and Equipment Expenditures

We anticipate that we will make significant capital expenditures over the next twelve months for manufacturing equipment and leasehold improvements. We are in the process of securing additional manufacturing space for the operation in Grass Valley, California. We estimate that the additional space will require cash of $9,000 per month for rent, and approximately $750,000 in equipment. The amount needed will depend upon the availability of suitable space, market rents, the configuration of the equipment and the availability of lease financing. In addition, we plan to buy manufacturing equipment that we estimate will cost approximately $500,000. The total dollar amount of capital expenditures is expected to depend on the volume of purchase orders received from our customers.

Recent Financings

Private Placements

In February and March 2006, we completed a private placement pursuant to which we issued five-year warrants and $5.25 million in principal amount of 0% Debentures due July 31, 2008 at par to Coach Capital L.P, Eversource Group Limited, Bank Sal. Oppenheim Jr. & Cie. (Schweiz) AG and Nadelson Internacional S.A. The warrants are exercisable for a number of shares of our common stock equal to (i) $5.25 million divided by (ii) the price, which was initially set at $2.23 and is subject to adjustment upon the occurrence of certain specified events including, but not limited to, stock dividends, stock splits, mergers or reorganizations, and our failure to meet certain revenue milestones. As of May 1, 2006, the number of shares of common stock issuable upon an exercise of these warrants was 2,354,260. As of May 1, 2006, the Debentures were convertible into 3,595,890 shares of common stock, subject to certain restrictions. The net proceeds from the sale of these debentures and warrants have been used to invest in the businesses of SRS and CRE, to repay indebtedness and for general corporate purposes.

Cornell Financing

In March 2006, we also completed a private placement pursuant to which we agreed to issue to Cornell warrants to purchase 10 million shares of common stock and $15,000,000 in principal amount of 5% Debentures due March 31, 2009. The warrants are exercisable for five years to purchase 10 million shares of our common stock at an exercise price of $1.50 per share, as adjusted according to the terms of the warrant. The debentures may be converted by Cornell into a number of our common shares up to the aggregate amount of principal and accrued interest divided by the lesser of $1.50 or 95% of the lowest VAWP of the Company's common stock during the 30 days immediately preceding the conversion date, subject to certain restrictions. The net proceeds received thus far have been used to invest in the businesses of SRS and CRE, to repay indebtedness and for general corporate purposes.

We issued $10,000,000 in principal amount of the debentures and warrants to purchase 7,000,000 shares of stock in March 2006. Of these securities, one-half were deposited into escrow and were released when we filed the registration statement of which this prospectus is a part. We will issue and sell the remaining $5,000,000 of debentures (at par) and warrants to purchase 3 million shares of common stock on the date the registration statement of which this prospectus is a part is declared effective by the SEC.

We agreed to pay to Yorkville Advisors, LLC a fee of 8% of the purchase price of the debentures and warrants. We also agreed to pay to Roth Capital Partners, LLC a fee of 2⅔% of the purchase price of the debentures and warrants. We also agreed to pay to Yorkville a structuring fee of $12,500 and a due diligence fee of $5,000.

The purchase agreement with Cornell contains the following covenants, among others:

•
Restrictions on Issuances of Capital Stock. We agreed not to take the following actions without the consent of Cornell, so long as any debentures are outstanding: (1) issue or sell shares of common stock or preferred stock for a consideration per share less than the "fixed conversion price" of the debentures (discussed below); (2) issue any preferred stock, warrant, option, right, contract, call or other security or instrument granting the right to acquire common stock for a consideration per share less than $1.50; (3) enter into any security instrument granting the holder a security interest in any of our assets (except as permitted by the debentures), or (4) file any registration statement on Form S-8 registering shares of common stock in excess of 15% of the outstanding shares of our common stock on March 30, 2006. Furthermore, so long as any debentures are outstanding, we agreed to issue no further shares under our 2004 Consultant Compensation Plan. The foregoing restrictions do not apply to transactions related to the acquisitions of SRS and CRE.

•
Right of First Refusal. So long as any debentures are outstanding, if we intend to raise additional capital by the issuance or sale of our capital stock (including any class of common stock or preferred stock, options, warrants or any other securities convertible into or exercisable into shares of common stock), we have agreed to offer such issuance or sale to Cornell prior to offering such issuance or sale to any third parties.

The debentures include the following material terms:

•	Interest and Maturity. The debentures accrue interest at a rate of 5% per annum and mature on March 31, 2009. No payments of interest or principal are due under the debentures until maturity.

•
Conversion. The debentures are convertible at any time at the holder's option into shares of common stock by dividing (1) the outstanding amount of the debenture to be converted by (2) the conversion price. The conversion price will be equal to the lesser of (1) the fixed conversion price (initially $1.50) or (2) 95% of the lowest volume weighted average price of the common stock during the 30 trading days immediately preceding the conversion date.

•
Redemption. Upon three days notice, we may redeem a portion or all amounts owing under the debentures prior to the maturity date, so long as the closing bid price of our common stock is less than the fixed conversion price at the time of the redemption notice, by paying (1) the principal amount being redeemed, (2) a redemption premium equal to 20% of the principal amount being redeemed, plus (3) accrued and unpaid interest.

•
Anti-Dilution Rights. At any time while the debentures are outstanding, if we or our subsidiaries issue shares of common stock or rights, warrants, options or other securities or debt convertible into or exchangeable for common stock, which we refer to as common stock equivalents, other than exempt issuances, at an effective price per share less than the fixed conversion price, then, at the option of the holder, the fixed conversion price will be adjusted to mirror the conversion, exchange or purchase price for such common stock or common stock equivalents.

•
Acceleration. All amounts due under the debentures may become immediately due and payable upon the occurrence of an event of default set forth in the debentures, if not cured within the permitted time period.

The debentures are secured pursuant to the terms of (1) a pledge and escrow agreement among us, Cornell and David Gonzalez, Esq., as escrow agent, and (2) security agreements among us, Cornell and two of our wholly-owned subsidiaries formed for the purpose of acquiring SRS and CRE. In accordance with the pledge and escrow agreement, we deposited 44,117,647 newly issued treasury shares into escrow, and granted to Cornell a security interest in these shares to secure our obligations to Cornell under the debentures and related agreements.

Under the security agreements, we and our subsidiaries granted to Cornell a blanket security interest in our assets and the assets of our subsidiaries, as applicable. In addition, we and our subsidiaries may not take any of the following actions, among others, without the prior written consent of Cornell: (1) incur any indebtedness, other than permitted indebtedness; (2) incur any liens or encumbrances, other than permitted liens; (3) become a party to any change of control transaction; (4) materially change our executive staff or management; or (5) declare or pay any dividend of any kind, in cash or in property, on any class of our capital stock, or repurchase for value any shares of our capital stock.

The warrants include a "cashless exercise" right, which permits the warrant to be converted, in lieu of cash exercise, into a number of shares of common stock determined by multiplying (1) the number of shares purchasable under the warrant by (2) the difference between the closing bid price of the common stock on the date of conversion and the warrant exercise price, and dividing such product by (3) the closing bid price of the common stock on the date of conversion. The cashless exercise right is available only if the shares subject to the warrant are not included in an effective registration statement covering their resale, or if an event of default has occurred under the debentures and is not cured within the permitted time period.

If we issue or sell, or are deemed to have issued or sold, any shares of common stock, other than excluded securities, for a consideration per share less than $1.50, then, immediately after such issuance or sale, the warrant exercise price then in effect will be reduced to an amount equal to such consideration per share. Upon each such adjustment of the warrant exercise price, the number of shares issuable upon the exercise of the warrants will be adjusted to the number of shares determined by multiplying (1) the warrant exercise price in effect immediately prior to such adjustment by (2) the number of shares issuable upon exercise of the warrants immediately prior to such adjustment, and dividing such product by (3) the warrant exercise price resulting from such adjustment.

If the registration statement of which this prospectus is a part is not declared effective by July 29, 2006, we will become obligated to pay to Cornell, either in cash or in shares of common stock (at Cornell's option), liquidated damages equal to 1% of the liquidated value of the debentures outstanding for each 30 day period (pro-rated for partial periods) that the registration statement is not declared effective. We are obligated to keep the registration statement effective until all the shares have been sold or are eligible for sale without volume restrictions pursuant to SEC Rule 144(k).

Oil & Gas Asset Sale Agreement

On January 17, 2006, we entered into a Settlement and Rescission Agreement to transfer all our right, title and interest in certain oil and gas assets to the party from which they were originally acquired. Pursuant to that agreement, we received an advance payment of $350,000 on December 8, 2005 and a $650,000 in principal amount 5% debenture due on November 28, 2006.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined in Item 303(c)(2) of Regulation S-B.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information concerning our current directors and executive officers:

Name	Position	Age
David P. Saltman	Member of Board of Directors of the Company, President and Chief Executive Officer of the Company	52

Norman J. Dodd	Member of Board of Directors of the Company and President of East Coast Operations	49

Ron Gangemi	Member of Board of Directors of the Company and Chief Technology Officer	63

Andrew M. Leitch	Member of Board of Directors of the Company, Chair of the Audit Committee	62

Derek May	Chair of the Board of Directors of the Company	69

Vera P. Pardee	Member of Board of Directors of the Company, Chair of the Corporate Governance Committee	49

Edward Douglas Ward	Member of Board of Directors of the Company, Chair of the Compensation Committee	74

Cheryl J. Bostater	Chief Financial Officer and Secretary of the Company	43

Robert A. Britts	Chief Operating Officer, West Coast Operations	61

David Saltman is currently a director of the Company, a position he has held since July 2005 and the President and the Chief Executive Officer of the Company, positions he has held since September 2005. From June 2000 to September 2005, Mr. Saltman was a senior executive of BioComposites International, Inc., a company producing natural fiber reinforced plastics for a wide range of industrial applications, including automotive interiors, building materials and consumer products. Mr. Saltman served on the President's advisory council that created environmental purchasing guidelines for the federal government, and is the recipient of several awards from the American Marketing Association and the National Recycling Coalition for his work on sustainable technologies. Prior to his efforts in the energy sector, Mr. Saltman enjoyed a career in the entertainment industry, including being a founder of the "E!" Entertainment Network. Mr. Saltman is a former board member of the California League of Conservation Voters and currently sits on the board of CALEAP, a California clean energy bond initiative. In 1976, Mr. Saltman earned a Bachelor of Arts Degree in Motion Picture/Television Production from UCLA.

Norman J. Dodd has been a director of the Company since October 2005 and our President of East Coast Operations since April 1, 2006. He was previously the Chief Executive Officer of SRS, a position he held since March 2003. Mr. Dodd spent eleven years at Procter and Gamble before becoming a partner in a Sales Consulting and Organizational Development business called Sales Performance Group Inc. He has been a consultant to a variety of companies in a number of unique industries, including petro-chemical, hydro-generation, packaged goods and the public sector. In 1999 he became President and a partner of LabX.com, the second-largest on-line auction system for scientific equipment. In 1979, Mr. Dodd earned an H.B.A. from Brock University in Ontario, Canada.

Ron Gangemi founded CRE and has served as its Chief Executive Officer since 2000. Mr. Gangemi is also a director of the Company, a position he has held since December 2005 and is now serving as the Company’s Chief Technology Officer. Over the past 30 years, he has founded companies with leading edge technologies that have been acquired or become publicly traded. From 1996 through 1999 Mr. Gangemi was chairman of Pulse Energy Systems, Inc., which led the renewable energy charge controller market. He founded Connect by Computer, LLC in 2000. Earlier in his career, Mr. Gangemi was CEO of Creative Medical Development, Inc. (1991-1996), Chairman/VP R&D for Healthtek, Inc. (1985-1991), and CEO of TriMed (1973-1984). Mr. Gangemi holds eight patents on medical devices, including the "infusion pump" patent which is still in use today. In 1970, Mr. Gangemi studied Biomedical Engineering at Rochester Institute of Technology and attended classes at UCLA in business.

Andrew M. Leitch has been a director of the Company and Chair of the Audit Committee since March 2006. He is currently an independent director for four other companies and serves as Chairman and/or as a member of the Audit Committee for three Nasdaq companies. Until his retirement in 2000, Mr. Leitch was a senior partner for over 20 years at Deloitte & Touche and held senior executive positions at private companies for over five years.

Derek May is currently the Chair of the Board of Directors of the Company, a position he has held since November 2005. From February 2002 to February 2006 Mr. May served on the board of directors of SABIA Incorporated, an analytical instrumentation manufacturing company. Mr. May was a Senior Vice President of Qualcomm Inc. from 1988 to 1999 and President of Qualcomm Personal Electronics from 1994 to 1997. Prior to this, Mr. May held senior-level management positions with GEC and Phillips Industries in the United Kingdom, serving as Deputy Director of Procurement with responsibility for over one hundred facilities and subsidiaries throughout the United Kingdom. Upon his relocation to the United States, Mr. May joined Teledyne as Vice President of Operations, managing their manufacturing and jet-engine overhaul facilities. He subsequently moved to San Diego where he joined National Advanced Systems. He was responsible for the entire mainframe computer manufacturing operations at that time. Mr. May was a management trainee with the English Electric Company from 1958 to 1960 receiving training in all aspects of its operation.

Vera P. Pardee is currently a director and Chair of the Company's Corporate Governance Committee, a position she has held since March 2006. From 1998 through 2000, she was a partner at Seltzer Caplan McMahon & Vitek, representing numerous clients in business litigation, securities issues and class action defense, with clients that included Microsoft, General Dynamics, GE and Hughes Aircraft. Ms. Pardee is also a Director of the Association of Corporate Counsel, and a frequent lecturer and author on employment-related issues. From June 2000 to February 2002, Ms. Pardee served as General Counsel, Vice President and Secretary of Nanogen, Inc., a biotech company, where she established the company's first European office. In April 2003 she joined Digirad, a publicly traded medical device company, and she currently serves as General Counsel, Senior Vice President and Secretary of such entity. Ms. Pardee earned a J.D. from Southwestern University School of Law in 1982.

Edward Douglas Ward is currently a director and Chair of the Company's Compensation Committee.  Since 1994 he has served as a Managing Director of Irvine Associates, Inc., a privately held Corporate Finance Group that arranged credit facilities and equity infusions for under-financed technology companies.  Previously, he was President & Chief Operating Officer of Astrotech International Corporation, which had five operating companies and a commercial space venture.  Earlier, he was Vice President and General Manager, Executive Vice President, and President of five diverse commercial and aerospace companies.  In 1956, Mr. Ward received a Diploma in Aeronautical Engineering from Northrop Aeronautical Institute.

Cheryl J. Bostater is currently the Chief Financial Officer of the Company, a position she has held since November 2005. Since September 2005, Ms. Bostater has also served as President of CUSTOMatrix, Inc. From January 1994 to October 2005, Ms. Bostater worked as an investment banker with broker/dealers filing micro-cap public offerings with the SEC, as an equity analyst issuing buy/sell recommendations on hi-tech and telecommunications securities, and as a valuation expert valuing companies and advising on enhancing corporate value. She holds an Accredited Senior Appraiser (ASA) designation in Business Valuation from the American Society of Appraisers, and has been awarded a Chartered Financial Analyst (CFA) designation by the CFA Institute. In 1985, Ms. Bostater earned a B.S. in Electrical Engineering from Cornell University and, in 1993, an M.B.A. in Finance from Loyola Marymount University.

Robert A. Britts was appointed to the position of Chief Operating Officer of the Company on April 1, 2006. From December 1996 to March 2006, Mr. Britts worked as an international sales manager for Hitachi Chemical Diagnostics in the medical diagnostics division and was responsible for recruiting and managing distributors and sales staff, with territories that included all of the Pacific Rim and Latin America. From 1980 to 1996, Mr. Britts was Vice President of Operations, Western Hemisphere, for a division of Sonat, an international oil and gas company. In 1972, he earned a B.A. in International Business and Finance from California State University of San Francisco and attended the Stanford University Graduate Business School's Executive program in 1986.

Audit Committee Financial Expert

The board of directors has an Audit Committee, which consists of Andrew M. Leitch, Ron Gangemi and Edward Douglas Ward. The board of directors has examined the composition of the Audit Committee in light of the listing standards of the Nasdaq Stock Market and the regulations under the Exchange Act applicable to audit committees. Based upon this examination, the board of directors has determined that each of the Audit Committee members other than Mr. Gangemi is an "independent" director within the meaning of such listing standards and the Exchange Act and the rules and regulations thereunder. Andrew M. Leitch qualifies as an "audit committee financial expert" as that term is defined in applicable regulations of the Securities and Exchange Commission.

Director Compensation

On March 15, 2006, we issued 40,000 shares of restricted stock to each of our directors, namely David Saltman, Norman Dodd, Derek May, Ron Gangemi, Andrew Leitch, E. Douglas Ward and Vera Pardee, with the exception of Tedman Williams (a former director), who received 60,000 shares in consideration for services rendered to us during his tenure as director. Mr. Leitch received an additional 20,000 shares for chairing the audit committee. Forty percent of each of these March 15 directors' share grants are being registered on this registration statement.

Directors may be reimbursed for their expenses incurred for attending each board of directors meeting and may be paid a fixed sum for attendance at each meeting of the directors or a stated salary as director. No payment precludes any director from serving the Company in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings. During our fiscal year ended May 31, 2006, none of our directors were paid any funds to attend director meetings.

Summary Compensation Table

The following table sets forth certain information concerning compensation paid during fiscal years ended May 31, 2003, 2004, 2005 and 2006, to the persons who served as our Chief Executive Officer, and all other executive officers of the Company during fiscal 2005 and 2006 (collectively, the "Named Executives"):

	Annual Compensation(1)				Long Term Compensation Awards
Name	Year Ended May 31	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)

David Saltman(2)	2006
	2005	—	—	—	—	—	—	—
	2004	—	—	—	—	—	—	—
	2003	—	—	—	—	—	—	—

Kerry Nagy(3)	2006	—	—	—	—	—	—	—
	2005	Nil	Nil	$7,500	Nil	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2003	—	—	—	—	—	—	—

Victoria Chen(4)	2006	—	—	—	—	—	—	—
	2005	—	—	—	—	—	—	—
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2003	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Norman Dodd(5)	2006
	2005	—	—	—	—	—	—	—
	2004	—	—	—	—	—	—	—
	2003	—	—	—	—	—	—	—

Cheryl J. Bostater(6)	2006
	2005	—	—	—	—	—	—	—
	2004	—	—	—	—	—	—	—
	2003	—	—	—	—	—	—	—

Robert A. Britts(7)	2006
	2005	—	—	—	—	—	—	—
	2004	—	—	—	—	—	—	—
	2003	—	—	—	—	—	—	—

(1)  Information for fiscal year ending May 31, 2006 to be provided by amendment.
(2)  David Saltman was appointed President and Chief Executive Officer on September 13, 2005.
(3)  Kerry Nagy served as President and Secretary from October 26, 2004 until September 13, 2005.
(4)  Victoria Chen served as President from April 2002 until October 26, 2004.

(5)  Norman Dodd was appointed President of East Coast Operations of the Company on April 1, 2006.
(6)  Cheryl J. Bostater was appointed Chief Financial Officer on November 1, 2006.
(7)  Robert A. Britts was appointed Chief Operating Officer on April 1, 2006.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning grants of stock options to the Named Executives for the fiscal years ended May 31, 2005 and May 31, 2006:

		Individual Grants
(a)		(b)	(c)	(d)	(e)
Name	YearEnded May 31(1)	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Share)	Expiration Date
David Saltman	2006
	2005	—	—	—	—

Kerry Nagy	2006	—	—	—	—
	2005	—	—	—	—

Norman Dodd	2006
	2005	—	—	—	—

Victoria Chen	2006	—	—	—	—
	2005	—	—	—	—

Cheryl J. Bostater	2006
	2005	—	—	—	—

Robert A. Britts	2006
	2005	—	—	—	—

(1)  Information for fiscal year ending May 31, 2006 to be provided by amendment.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth information with respect to the exercised and unexercised options to purchase shares of common stock held by the Named Executives at May 31, 2005 and May 31, 2006(1).

		Number of Securities Underlying Unexercised Options (2)		Value of Unexercised In the Money Options At May 31, 2006(3)
Name	Year Ended May 31(2)	Exercisable	Unexcrcisable	Exercisable	Unexercisable

David Saltman	2006
	2005	—	—	—	—

Kerry Nagy	2006
	2005	—	—	—	—

Victoria Chen	2006	—	—	—	—
	2005	—	—	—	—

Norman Dodd	2006
	2005	—	—	—	—

Cheryl J. Bostater	2006
	2005	—	—	—	—

Robert A. Britts	2006
	2005	—	—	—	—

(1)   No options have been exercised by the Named Executives.
(2)   Information for fiscal year ending May 31, 2006 to be provided by amendment.
(3)  To be based on the difference between the option's exercise price and the closing price for the underlying common stock on May 31, 2006 (our last business day of fiscal year 2006) as reported by the Over-the-Counter Bulletin Board.

Equity Compensation Plan Information

The following table provides information, as of May 31, 2006, with respect to options outstanding and available under our 2004 Consultant Compensation Plan, which is our only equity compensation plan other than an employee benefit plan meeting the qualification requirements of Section 401(a) of the Internal Revenue Code:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	No. of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders	0	0	8,576,000

TOTAL

On September 23, 2004, our board of directors unanimously approved and adopted a Consultant Compensation Plan (the "Plan"). The purpose of the Plan is to advance the interests of our Company and our shareholders by affording key consultants, officers and service providers of our Company as it may be necessary, appropriate and desirable, shares of common stock, either initially, to secure necessary services, or later, to settle invoices and billings with stock in lieu of cash. It may be necessary, appropriate and desirable, from time to time, to offer shares of common stock to service providers, as incentives to provide services, or as an opportunity for investment in our Company and the incentive advantages inherent in stock ownership in our Company. Pursuant to the provisions of the Plan, shares of common stock may be issued to key personnel of our Company, generally defined as a person designated by our board of directors upon whose judgment, initiative and efforts our Company may rely including any director, officer, employee or consultant of our Company.

The Plan is administered by our board of directors, which determines (i) the persons to be issued stock under the Plan and (ii) the number of shares subject to each issuance. At the time any common shares are issued under the Plan, our board of directors fixes and determines the deemed value of the shares; provided, however, that any such price may not be less than that permitted under the rules and policies of any stock exchange or over-the-counter market which is applicable to our Company at the date of issuance.

The Plan authorizes our board of directors to issue up to 9,771,000 shares of common stock of our Company. In accordance with the Plan, on September 23, 2004 our Company filed with the Securities and Exchange Commission a registration statement on Form S-8 to register up to 9,771,000 common shares under the Plan. Accordingly, our board of directors is authorized, without further shareholder approval, to issue shares of common stock from time to time up to 9,771,000 common shares.

Accordingly, (i) on October 12, 2004, our Company issued 1,095,000 shares of common stock pursuant to the Plan to various consultants of our Company for services rendered under the Plan and (ii) on March 15, 2006, we issued 60,000 unrestricted shares of common stock to David Saltman, 30,000 unrestricted shares to Cheryl Bostater and 10,000 unrestricted shares to Julie May-Frederick pursuant to the Plan for previous consulting services provided to the Company by Mr. Saltman, Ms. Bostater and Ms. May-Frederick.

The securities purchase agreement between us and Cornell restricts us from issuing any further grants under the Plan for so long as any debentures issued under such purchase agreement are outstanding.

Employment and Consulting Agreements

We entered into an Employment Agreement dated August 25, 2005, with David Saltman whereby we appointed Mr. Saltman as our President and Chief Executive Officer. The term of the employment agreement is from September 15, 2005 to September 30, 2008. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Saltman an annual base salary of $250,000 plus annual bonuses as determined by our board of directors, based upon our financial achievements. In addition, we agreed to issue 8,235,662 shares of our common stock in partial consideration for the services of Mr. Saltman as President and Chief Executive Officer, all of which shares are being registered pursuant to this registration statement. The shares are issued quarterly commencing on December 31, 2005, with 686,305 shares being issued for each of the first eleven quarters and 686,307 shares being issued in the twelfth and final quarter. All unissued shares will be cancelled if the employment agreement is terminated by us for "Cause" or if Mr. Saltman terminates the employment agreement other than for "Good Reason", as defined in the employment agreement. Finally, Mr. Saltman is entitled to certain benefits, expenses, an automobile allowance and reasonable office support services as set out in the employment agreement.

If we terminate the employment agreement for Mr. Saltman's death or disability or for "Cause," as defined in the employment agreement, we will pay Mr. Saltman, or his legal representative as applicable, a sum in cash of an amount equal to the accrued but unpaid salary and any applicable bonuses. If Mr. Saltman terminates the employment agreement for "Good Reason," as defined in the employment agreement, or if we terminate the employment agreement for any reason other than for "Cause," then we will pay Mr. Saltman a termination fee in cash of an amount equal to 250% of his unpaid salary and scheduled bonuses remaining through the end of his initial employment term (September 30, 2008).

On November 1, 2005 we appointed Cheryl J. Bostater Chief Financial Officer and entered into an employment agreement with her. The term of the employment agreement is from November 1, 2005 to October 31, 2008. Pursuant to the terms of the employment agreement, we agreed to pay Ms. Bostater an annual base salary of $150,000 plus annual bonuses as determined by our board of directors, based upon our financial achievements. In addition, we agreed to issue 1,407,805 options exercisable for shares of our common stock in partial consideration for the services of Ms. Bostater as Chief Financial Officer. The options were to vest quarterly commencing on December 31, 2005. On March 15, 2006 we amended Ms. Bostater's employment agreement by converting the options granted to her into a total of 1,407,805 shares of stock, all of which shares are being registered pursuant to this registration statement. 117,317 shares were issued upon the March 15, 2006 date of amendment and the remaining shares will be issued at a rate of 117,317 shares per calendar quarter, commencing on March 31, 2006. All unissued shares will be cancelled if the employment agreement is terminated by us for "Cause" or if Ms. Bostater terminates the employment agreement other than for "Good Reason", as defined in the employment agreement. Finally, Ms. Bostater is entitled to certain benefits, expenses, an automobile allowance and reasonable office support services as set out in the employment agreement.

If we terminate the employment agreement for Ms. Bostater's death or disability or for "Cause," as defined in the employment agreement, we will pay Ms. Bostater, or her legal representative as applicable, a sum in cash of an amount equal to the accrued but unpaid salary. If Ms. Bostater terminates the employment agreement for "Good Reason," as defined in the employment agreement, or if we terminate the employment agreement for any reason other than for "Cause," then we will pay Ms. Bostater a termination fee in cash of an amount equal to 150% of her unpaid salary remaining through the end of her initial employment term (October 31, 2008).

On April 1, 2006, we appointed Robert A. Britts Chief Operating Officer and entered into an employment agreement with him. The term of the employment agreement is from April 1, 2006 to March 31, 2009. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Britts an annual base salary of $131,000 plus annual bonuses as determined by our board of directors, based upon our financial achievements and Mr. Britts' performance. In addition, we agreed to provide 150,000 shares of the Company's common stock to Mr. Britts, such shares to be issued quarterly commencing on April 1, 2006, with the last installment being issued on December 31, 2008, all of which shares are being registered pursuant to this registration statement.

On April 1, 2006 we appointed Norman J. Dodd our President of East Coast Operations and entered into an employment agreement with him. The term of his employment agreement is through March 31, 2007. Pursuant to such agreement, we agree to pay him an annual base salary of $167,000 CDN plus annual bonuses as determined by our board of directors, based upon our financial performance and Mr. Dodd's performance. In addition, we granted options exercisable for 200,000 shares of our common stock to Mr. Dodd, such options to vest quarterly through March 31, 2009, at a strike price of $1.50 per share.

Pursuant to the terms of the merger agreement with CRE, on March 30, 2006, we entered into a consulting agreement with Connect by Computer, LLC (CBC), an entity wholly-owned by Mr. Gangemi, pursuant to which Mr. Gangemi has agreed to provide consulting services to us in the capacity of chief technology officer and a director for a period of three years. In consideration of such services, we agreed to pay $16,000 per month for each full month of services rendered. We also agreed to grant to CBC, 1,000,000 shares of our common stock effective as of the date of the merger (which shares are being registered and may be resold pursuant to this prospectus) and 2,000,000 additional shares of our common stock subject to the achievement of certain net sales targets.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects, as of May 1, 2006, the beneficial common stock ownership of: (i) each of our directors, (ii) each person known by us to be a beneficial holder of 5% or more of our common stock, (iii) each Named Executive, and (iv) all of our executive officers and directors as a group. Cornell is not included in this table because the debentures and warrants held by them contain provisions that cap the amount of our common stock they can own at any time at 4.99%, and their rights to convert the debentures and exercise the warrants are limited by these caps. Additionally, the debentures provide that no more than $1 million of principal amount of such debentures may be converted in any 30-day period. As of May 1, 2006, the total number of shares of our common stock issuable upon conversion of these debentures and exercise of these warrants was 16,842,130. If Cornell had beneficial ownership of these shares and the 44,117,647 shares pledged as security to them, it would have beneficial ownership of 51% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage Shares Beneficially Owned (1)
David Saltman(2)	2,158,915	3.64%
Kerry Nagy	2,481,250	4.23%
Norman J. Dodd(3)	1,649,918	2.74%
Ron Gangemi(4)	5,074,782	8.65%
Andrew M. Leitch	60,000	*
Derek May	40,000	*
Vera P. Pardee	40,000	*
Edward D. Ward	40,000	*
Cheryl J. Bostater(5)	381,951	*
Robert A. Britts(6)	25,000	*
All directors and executive officers as a group (10 persons)(7)	11,951,816	19.57%

*Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of May 1, 2006, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe that stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 58,649,366 shares of our common stock outstanding as of May 1, 2006.

(2)	Includes 686,306 shares awarded and issuable on June 30, 2006, but does not include 6,176,747 shares awarded to Mr. Saltman that will not have been issued within 60 days of May 1, 2006.
(3)
Includes 16,667 option shares which vest and become exercisable on June 30, 2006, but does not include 183,333  option shares awarded to Mr. Dodd that will not have vested within 60 days of May 1, 2006. Also includes 53,533 shares held by the Dodd Family Trust.

(4)
Includes 1,000,000 shares awarded to CBC pursuant to a consulting agreement, but does not include 2,000,000 shares awarded to CBC that will become issuable to CBC upon meeting certain future revenue milestones. All investment decisions of, and control of, CBC are held by Mr. Gangemi. Also includes 2,000,000 shares held by Mr. Gangemi's wife.

(5)   Includes 117,317 shares awarded and issuable on June 30, 2006, but does not include 1,055,854 shares awarded to Ms. Bostater that will not have been issued within 60 days of May 1, 2006.
(6)   Includes 12,500 shares issuable by June 30, 2006, but does not include 125,000 shares awarded to Mr. Britts that will not have been issued within 60 days of May 1, 2006.
(7)   Does not include 9,540,934 shares that will not have vested within 60 days of May 1, 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We believe that we have executed all of the transactions set forth below on terms no less favorable to us than terms we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions, including loans, between us and our officers, directors and principal stockholders and their affiliates, are approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Acquisitions

In September 2005 we acquired a controlling interest in SRS. In October of the same year, Norman J. Dodd, a shareholder and the Chief Executive Officer of SRS since March 2003, joined the Company's board of directors. On April 10, 2006 we purchased the remaining stock of SRS and in connection with such acquisition, as consideration for the shares of SRS stock purchased from Mr. Dodd, we (i) paid Mr. Dodd CDN $928,535, (ii) issued 796,627 Class A shares of Exchangeco to Mr. Dodd, exchangeable upon the occurrence of certain events, one for one, into shares of our common stock, (iii) agreed to issue 796,627 additional Class A shares of Exchangeco to Mr. Dodd if certain future revenue milestones are met and (iv) entered into an employment agreement with Mr. Dodd pursuant to which he became the president of our East Coast Operations.

In November 2005 we loaned $250,000 to CRE, an entity partly owned by Ron Gangemi, an individual who also served as the President of such entity. On December 5, 2005, Ron Gangemi joined the Company's board of directors. On March 30, 2006, pursuant to an Agreement and Plan of Merger dated February 8, 2006, among the Company, CRE and the stockholders of CRE, we acquired 100% ownership of CRE pursuant to a merger transaction between CRE and a wholly owned subsidiary of the Company, resulting in Mr. Gangemi's shares of outstanding CRE stock being converted into 2,034,783 shares of Company common stock. Pursuant to the terms of the merger agreement, we also entered into a consulting agreement with CBC, an affiliate of CRE solely owned by Mr. Gangemi. Such consulting agreement provides that Mr. Gangemi is to provide three years of consulting services and forego a pre-existing incentive compensation arrangement, in exchange for $16,000 per month of services rendered.  Additionally, CBC received 1,000,000 shares of our common stock on March 30, 2006 and was given an opportunity to earn up to an additional 2,000,000 shares of our common stock based on the meeting of future revenue milestones.

Other

During fiscal 2005, a company owned by a person related to a then-officer of the Company advanced CDN $200,000 (approximately $171,000) to the former officer and the former officer then advanced the amount to the Company. The amount is unsecured, non-interest bearing and has no fixed terms for repayment. The lender now claims that the original advance was intended to be used for purchasing 400,000 common shares and 400,000 warrants of the Company pursuant to a private placement and has demanded that the shares be issued. The Company has recorded an account payable at February 28, 2006 for the amount due and plans to repay the advance. The Company does not anticipate that any further costs will be incurred in connection with this matter.

In July, 2005, the Company retained a director for consulting services and agreed to pay the consultant $20,000 per month. The director became an officer and employee of the Company in September, 2005. A total of $40,000 was paid to the director as a consultant, and as of February 28, 2006, $20,000 is accrued in accounts payable.

During the three months ended February 28, 2006, a total of $5,550 was paid to Customatrix, Inc. for consulting services. Customatrix, Inc. is 50% owned by an officer of the Company.

SELLING STOCKHOLDERS

The following table sets forth the number of shares beneficially owned by each of the Selling Stockholders as of the date of this prospectus. We are not able to estimate the amount of shares that will be held by each Selling Stockholder after the completion of this offering because: (1) the Selling Stockholders may sell less than all of the shares registered under this prospectus; (2) the Selling Stockholders may convert less than all of their Debentures; (3) the Selling Stockholders may exercise less than all of their Warrants; and (4) to our knowledge, the Selling Stockholders currently have no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that (a) all of the currently outstanding Debentures will be converted into common stock; (b) the currently outstanding Warrants will be exercised for common stock and (c) all of the shares being registered pursuant to this prospectus will be sold. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale.

A description of each Selling Stockholder's relationship to the Company and how each Selling Stockholder acquired the shares to be sold in this offering is detailed in the footnotes to this table. Except as otherwise indicated, based on information provided to us by each Selling Stockholder, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock.

The total number of common shares sold under this prospectus may be adjusted to reflect stock dividends, stock distributions, splits, combinations or recapitalizations.

Unless otherwise stated below, to our knowledge no Selling Stockholder nor any affiliate of such Selling Stockholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before the Offering**	Percent of Common Stock Owned Before The Offering	Shares Available for Sale Under This Prospectus (1)(2)	Number of Shares of Common Stock To Be Beneficially Owned After Completion of the Offering**	Percent of Common Stock to be Owned After Completion of the Offering
Coach Capital L.P. (3)	65,000	*	1,700,043	0	0%
Eversource Group Limited(4)	0	0%	1,700,043	0	0%
Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG(5)	0	0%	1,700,043	0	0%
Nadelson Internacional S.A.(6)	0	0%	850,022	0	0%
Cornell Capital Partners, L.P.(7)	3,080,310	4.9%	54,117,647	0	0%
David Saltman(8)	2,158,915	3.6%	8,251,662	100,000	*
Cheryl J. Bostater(9)	381,951	*	1,407,805	30,000	*
Robert A. Britts (10)	25,000	*	100,000	0	0%
Norman J. Dodd(11)(12)	1,649,918	2.7%	16,000	1,633,918	2.7%
Derek May(11)	40,000	*	16,000	24,000	*
Ron Gangemi(11)(13)	5,074,782	8.7%	1,016,000	5,058,782	8.6%
Andrew M. Leitch(11)	60,000	*	24,000	36,000	*
Vera P. Pardee(11)	40,000	*	16,000	24,000	*
Edward D. Ward(11)	40,000	*	16,000	24,000	*
David Arnold(14)	6,250	*	50,000	0	0%

*Less than 1%.

**
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of May 1, 2006, are deemed outstanding for computing the percentage ownership of the stockholder holding options, warrants or other derivative security, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Percentage of ownership is based on 58,649,366 shares of common stock outstanding as of May 1, 2006.

(1)
Includes (a) 1,027,397 shares of common stock issuable to Coach Capital, LLC, 1,027,397 shares of common stock issuable to Eversource Group Limited, 1,027,397 shares of common stock issuable to Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG and 513,699 shares of common stock issuable to Nadelson Internacional S.A., each upon conversion of certain of our 0% debentures, and (b) 44,117,647 shares of common stock that we are required to register under the terms of a March 31, 2006 Investor Registration Rights Agreement (“Registration Rights Agreement”) with Cornell, that may become issuable to Cornell upon conversion of the 5% Debentures.

(2)
Includes 672,646 share shares of common stock issuable to Coach Capital, LLC, 672,646 shares of common stock issuable to Eversource Group Limited, 672,646 shares of common stock issuable to Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG and 335,323 shares of common stock issuable to Nadelson Internacional S.A., each upon the exercise of its warrants and 10 million shares of common stock issuable to Cornell upon the exercise of its warrants.

(3)
All investment decisions of, and control of, Coach Capital, LLC are held by Michael Laidlaw. The principal business address of Coach is: Coach Capital, L.P., EPS-D (2016), P.O. Box 02-5548, Miami, FL 33102.

(4)
All investment decisions of, and control of, Eversource Group Limited are held by Cecilia Chow. The principal business address of Eversource is  Suite 906, Ocean Centre, Harbour City, 5, Canton Road, TST, Kowloon, Hong Kong.

(5)
All investment decisions of, and control of, fully managed accounts of Bank Sal Oppenheim jr. & Cie. (Schweiz) AG are held by C. Nestel and U. Fricker. The principal business address of Bank Sal is Uranistrassse 28, CH 8022 Zurich, Switzerland.

(6)	All investment decisions of, and control of, Nadelson Internacional S.A. are held by Charlene Chaderton. The principal business address of Nadelson is Karyna Condominium, San Jose, Costa Rica.
(7)
Pursuant to the terms of the Registration Rights Agreement we are obligated to register 54,117,647 shares of common stock in this registration statement. However, the number of shares that Cornell beneficially owns as of May 1, 2006, as set forth in this table, is only 3,080,310 shares because the warrants and 5% Debentures they hold contain provisions that cap the amount of our common stock they can own at any time at 4.99% (subject to Cornell’s right to waive such ownership ceiling upon 65 days prior notice), and their rights to convert the debentures and exercise the warrants are limited by these caps. Disregarding such caps, the total number of shares of our common stock issuable upon conversion of these debentures and exercise of these warrants was 16,842,129 as of May 1, 2006. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. The principal business address of Cornell is 101 Hudson Street - Suite 3700, Jersey City, NJ 07303

(8)
Of 8,235,662 shares being registered hereunder, 2,158,915 shares have been or will be issued by June 30, 2006 and the remaining 6,863,052 shares shall be issued by September 30, 2008, subject to the terms of Mr. Saltman's employment agreement with the Company. In connection with the acquisition of SRS, David Saltman has entered into a Lock-Up Agreement with the shareholders of SRS, pursuant to which Mr. Saltman has agreed to sell the shares he receives under his employment agreement that will permit him to sell only enough shares to cover his taxes and other expenses.

(9)
Of 1,407,805 shares being registered hereunder, 381,951 shares have been or will be issued by June 30, 2006 and the remaining 1,173,171 shares shall be issued by September 30, 2008, subject to the terms of Ms. Bostater's employment agreement with the Company. In connection with the acquisition of SRS, Cheryl Bostater has entered into a Lock-Up Agreement with the shareholders of SRS, pursuant to which Ms. Bostater has agreed to sell the shares she receives under her employment agreement that will permit her to sell only enough shares to cover her taxes and other expenses.

(10)
Of 100,000 shares being registered hereunder, 12,500 shares have been or will be issued by June 30, 2006 and the remaining 87,500 shares shall be issued by December 31, 2007, subject to the terms of Mr. Britt's employment agreement with the Company. In accordance with such agreement, Mr. Britt is entitled to receive 50,000 additional shares by December 31, 2008.

(11)
Shares being registered include 40% of the aggregate number of shares granted to such director on March 15, 2006, and are being registered in order to permit such director to sell enough shares to cover his or her taxes and other expenses associated with such share grant.

(12)
Includes 16,667 shares awarded and vesting on June 30, 2006, but does not include 183,333 shares awarded to Mr. Dodd that will not have vested within 60 days of May 1, 2006. Also includes 53,533 shares held by the Dodd Family Trust.

(13)
Includes 1,000,000 shares awarded to Connect by Computer, LLC pursuant to a consulting agreement, but does not include 2,000,000 shares awarded to Connect by Computer, LLC that have not vested. All investment decisions of, and control of, Connect by Computer, LLC are held by Mr. Gangemi. Also includes 2,000,000 shares held by Mr. Gangemi's wife.

(14)
Of 50,000 shares being registered hereunder, 6,250 shares will be issued by June 30, 2006, and the remaining 43,750 shares will be issued by March 31, 2008, subject to the terms of Mr. Arnold's employment agreement with the Company. In accordance with such agreement, Mr. Arnold is entitled to receive 25,000 additional shares by March 31, 2009.

For a description of each Selling Stockholder's relationship to the Company and how each Selling Stockholder acquired the shares to be sold in this offering. See "Management's Discussion and Analysis – Liquidity and Capital Resources – Recent Financings", "Directors and Executive Officers – Employment and Consulting Agreements" and "Directors and Executive Officers – Director Compensation."

DESCRIPTION OF CAPITAL STOCK

The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

We are presently authorized to issue 1,125,000,000 shares common stock, par value $0.001 per share. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by our Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any of our securities nor are any common shares subject to redemption or convertible into our other securities. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

We have reserved from our authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares offered hereby. The shares of common stock issuable upon conversion of the debentures and exercise of the warrants will be, when issued in accordance with the terms thereof, fully paid and non-assessable.

Anti-Takeover State Laws

We will become subject to Sections 78.411 and 78.444 of the NGCL if we ever have 200 or more stockholders of record. Such statutes would prevent our Company from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

(1)	prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)
on or subject to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Section 78.416 defines "business combination" to include:

•	make a special written suitability determination for the purchaser;

•	any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition involving the interested stockholder of 5% or more of the aggregate market value of the assets of the corporation, or more than 5% of the market value of all outstanding shares of the Company, or representing 10% or more of the earning power or net income of the Company;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Nevada law may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Madison Stock Transfer, of 1813 E. 24th Street, Brooklyn, New York 11229.

Warrants to Purchase Our Common Stock

As of May 1, 2006, warrants to purchase 14,587,698 shares of our common stock were issued and outstanding, as follows:

Number of Shares of Common Stock(1)	Exercise Price	Expiration Date
2,354,260	$ 2.23	January 31, 2011
2,233,438	1.50	March 23, 2011
3,500,000	1.50	March 31, 2011
3,500,000(2)	1.50	March 31, 2011

(1)   Based on the exercise price in effect on May 1, 2006.
(2)   As of May 1, 2006, this warrant was being held in escrow, to be released upon the filing of this registration statement.

Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of the issuance of shares or securities convertible into or exercisable for shares of common stock at prices below the warrant exercise price, stock dividends, stock splits, reorganizations, reclassifications and consolidations, and certain warrants contain provisions for adjustment upon the failure to meet certain revenue milestones.

Debentures Convertible into Our Common Stock

As of May 1, 2006, debentures convertible into 10,438,020 shares of our common stock were issued and outstanding, as follows:

Number of Shares of Common Stock(1)	Exercise Price	Expiration Date
6,842,130	1.47	March 31, 2009
3,595,890	1.46	July 31, 2008

(1)   Based on the conversion prices in effect on May 1, 2006.

Each debenture contains provisions for the adjustment of the conversion price and the number of shares issuable upon the conversion of the debenture in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations, and certain debentures contain provisions for adjustment upon the failure to meet certain revenue milestones.

Plan of Distribution

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, prices related to such prevailing market prices, varying prices at the time of sale or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders pursuant to Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold. Certain state securities laws require that the resale shares be sold only through registered or licensed brokers or dealers. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholders will be passed upon by the law firm of [                                   ].*

*To be provided by amendment

EXPERTS

The consolidated financial statements of the Company as of and for the years ended May 31, 2004 and 2005 have been included herein and in the Registration Statement in reliance upon the reports of Dale Matheson Car-Hilton LaBonte, independent registered public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

The financial statements of the Connect Renewable Energy, Inc. for the period from April 15, 2005 to December 31, 2005 have been included herein and in the Registration Statement in reliance upon the reports of Peterson & Co., LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

The financial statements of the Solar Roofing Systems, Inc. for the years ended May 31, 2004 and 2005 have been included herein and in the Registration Statement in reliance upon the reports of Peterson & Co., LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement, and you should refer to the Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F. Street, N.E., Washington, DC 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, DC 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

We furnish our security holders with an annual report before each of our annual meetings of stockholders. Our annual reports include financial statements prepared in accordance with generally accepted accounting principles, except as disclosed therein. These annual financial statements are examined by our independent registered public accounting firm.

Our Web site address is http://www.openenergycorp.com. The information on our Web site is not incorporated into this prospectus.

FINANCIAL STATEMENTS

TABLE OF CONTENTS

The following consolidated financial statements and the notes thereto are filed as part of this registration statement.

Page
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (reflecting the Company's acquisition of CRE and SRS)	F-2
Unaudited Pro Forma Consolidated Balance Sheet dated as of February 28, 2006	F-3
Unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended May 31, 2005	F-4
Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended February 28, 2006	F-5
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-6

OPEN ENERGY CORPORATION	F-7
Unaudited Consolidated Balance Sheets dated February 28, 2006	F-8
Unaudited Interim Consolidated Statements of Operations for the three and nine month periods ended February 28, 2006, and the period from the Company's inception to February 28, 2006	F-9
Unaudited Interim Consolidated Statement of Stockholders' Equity as of February 28, 2006	F-10
Unaudited Interim Consolidated Statements of Cash Flows for the three and nine month periods ended February 28, 2006, and the period from the Company's inception to February 28, 2006	F-11
Notes to Unaudited Interim Consolidated Financial Statements	F-12
Report of Independent Registered Public Accounting Firm, dated August 22, 2005	F-30
Consolidated balance sheets as of May 31, 2005 and 2004	F-31
Consolidated statements of operations for the years ended May 31, 2005 and 2004 and from inception to May 31, 2005	F-32
Consolidated statements of shareholders' equity (deficit) for the period from inception to May 31, 2005	F-33
Consolidated statements of cash flows for the years ended May 31, 2005 and 2004 and for the period from inception to May 31, 2005	F-34
Notes to Consolidated Financial Statements	F-35

CONNECT RENEWABLE ENERGY, INC.	F-45
Independent Auditors' Report	F-46
Balance Sheet dated as of December 31, 2005	F-47
Statements of Operations for the period from April 15, 2005 to December 31, 2005	F-48
Statements of Stockholders' Equity dated as of December 31, 2005	F-49
Statements of Cash Flows for the period from April 15, 2005 to December 31, 2005	F-50
Notes to Financial Statements	F-51

SOLAR ROOFING SYSTEMS, INC.	F-59
Independent Auditors' Report	F-60
Balance Sheets dated as of December 31, 2005 and 2004	F-61
Statements of Operations for the twelve month periods ended December 31, 2005 and 2004	F-62
Statements of Stockholders' Equity dated as of December 31, 2005 and 2004	F-63
Statements of Cash Flow for the twelve month periods ended December 31, 2005 and 2004	F-64
Notes to Financial Statements	F-65

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited proforma consolidated balance sheet as of February 28, 2006 and the unaudited pro forma consolidated statements of operations for the nine months ended February 28, 2006 reflect the acquisition of Connect Renewable Energy, Inc. (Connect) and Solar Roofing Systems, Inc. (Solar) as if the acquisitions occurred on June 1, 2005. The unaudited pro forma consolidated statements of operations for the twelve months ended May 31, 2005 reflect the acquisitions of "Connect" and "Solar" as if those acquisitions had occurred on June 1, 2004.

The pro forma adjustments are based upon available information and certain assumptions that Open Energy Corporation's management believes is reasonable. The unaudited pro forma consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the date indicated or the expected financial position or results of operations in the future.

The unaudited pro forma consolidated financial statements should be read in conjunction with Open Energy Corporation's separate historical consolidated financial statements and notes thereto as filed with the United States Securities and Exchange Commission. In management's opinion, all material adjustments necessary to reflect the effect of these transactions have been made.

Barnabus Energy Inc.
Unaudited Pro Forma Consolidated Balance Sheet
As of February 28, 2006

	Barnabus Energy Inc. Historical	Connect Renewable Energy, Inc.	Solar Roofing Sstems, Inc.	Pro Forma Adjustments		Open Energy (Barnabus) Pro Forma Consolidated
Current Assets
Cash and cash equivalents	$1,221,337	$561,053	$574,682			$2,357,072
Accounts receivable		34,643	26,292			60,935
Inventory		320,680	615,134			935,814
Current loans receivable	650,000					650,000
Prepaid expenses and other current assets	77,821	1,858	6,392			86,071
Total Current Assets	1,949,158	918,234	1,222,500	—		4,089,892

Fixed assets, net	48,742	51,949	335,925			436,616
Deposit and advances on acquisition of investments	2,762,922			(1,150,000)	(a)	—
				(1,612,922)	(b)	—
Deferred acquisition costs	102,697			(102,697)	(c)	—
Goodwill				11,223,000	(d)	11,223,000
Intangible assets		1,732,624	90,809	2,986,567	(e)	4,810,000
Other long term assets		6,345	9,111			15,456
Total Assets	$4,863,519	$2,709,152	$1,658,345	$11,343,948		$20,574,964

Current Liabilities
Accounts payable	$584,941	$278,233	$139,544			$1,002,718
Accrued liabilities		22,770	13,356			36,126
Accrued interest		70,654	51,540			122,194
Accrued litigation liability		111,689				111,689
Notes payable	717,865		48,817			766,682
Advances from related parties	171,394	1,450,935		(1,150,000)	(a)	472,329
Advances from related parties			1,352,471	(899,970)	(b)	452,501
Total Current Liabilities	1,474,200	1,934,281	1,605,728	(2,049,970)		2,964,239

Notes payable to related parties		773,979				773,979
Notes payable			70,040			70,040
Convertible debenture	2,472,147					2,472,147
Common stock, $0.001 par value; 1,125,000,000 shares
authorized; 49,823,540 shares issued and outstanding at
February 28, 2006; 59,005,695 proforma	7,288			9,182	(e)	16,470
Subsidiary stock exchanged, $.001 par value		2,205		(2,205)	(f)	—
Subsidiary stock exchanged, no par value			1,386,607	(712,952)	(b)	—
				(673,655)	(f)
Additional paid in capital - Connect		554,344		(554,344)	(f)	—
Additional paid in capital - Open Energy	8,060,016			13,368,205	(c)	21,428,221
Stockholders' Equity (Deficit)	(7,150,132)	(555,657)	(1,404,030)	1,959,687	(f)	(7,150,132)

Total Liabilities and Stockholders' Equity (Deficit)	$4,863,519	$2,709,152	$1,658,345	$11,343,948		$20,574,964

See accompanying notes to unaudited pro forma consolidated financial statements

Barnabus Energy Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Twelve Months Ended May 31, 2005

	Barnabus Energy Inc. Historical May 31, 2005	Connect Renewable Energy, Inc. May 31, 2005	Solar Roofing Systems, Inc. May 31, 2005	Pro Forma Adjustments	Open Energy (Barnabus) Pro Forma Consolidated

Revenues	$—	$150,099	$—		$150,099

Costs and expenses:
Cost of revenues	—	5,644			5,644
General and administrative expenses	41,494	80,675	309,859		432,028
Amortization of intangibles resulting from acquisitions	—	—	—	995,000 (e)	995,000
Research and development costs	624,552	6,791	111,145		742,488
	666,046	93,110	421,004	995,000	2,175,160

Income (loss) from operations	(666,046)	56,989	(421,004)	(995,000)	(2,025,061)
Other (income) expense	—		(100,617)		(100,617)
Income (loss) before income taxes	(666,046)	56,989	(320,387)	(995,000)	(1,924,444)
Income tax provision (benefit)	—
Net income (loss)	$(666,046)	$56,989	$(320,387)	$(995,000)	$(1,924,444)

Net income (loss) applicable to common stock	$(666,046)	$56,989	$(320,387)	$(995,000)	$(1,924,444)

Net income (loss) per common share:
Basic and Diluted	$(0.01)				$(0.03)

Weighted Average Shares
Outstanding	47,615,209				56,797,364

See accompanying notes to unaudited pro forma consolidated financial statements

Barnabus Energy Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the Nine Months Ended February 28, 2006

	Barnabus Energy Inc. Historical February 28, 2006	Connect Renewable Energy, Inc. February 28, 2006	Solar Roofing Systems, Inc. February 28, 2006	Pro Forma Adjustments	Open Energy (Barnabus) Pro Forma Consolidated

Revenues	$—	$362,107	$—	$—	$362,107

Costs and expenses:
Cost of revenues	—	183,452			183,452
General and administrative expenses	6,434,642	702,043	755,875		7,892,560
Amortization of intangibles resulting from acquisitions	—	—	—	746,000 (e)	746,000
Research and development costs	151,810	89,892	13,847		255,549
	6,586,452	975,387	769,722	746,000	9,077,561

Income (loss) from operations	(6,586,452)	(613,280)	(769,722)	(746,000)	(8,715,454)
Other (income) expense	(157,547)	(634)	111,289		(46,892)
Income (loss) before income taxes	(6,428,905)	(612,646)	(881,011)	(746,000)	(8,668,562)
Income tax provision (benefit)	—
Net income (loss)	$(6,428,905)	$(612,646)	$(881,011)	$(746,000)	$(8,668,562)

Net income (loss) applicable to common stock	(6,428,905)	$(612,646)	$(881,011)	$(746,000)	$(8,668,562)

Net income (loss) per common share:
Basic and Diluted	$(0.14)				$(0.15)

Weighted Average Shares
Outstanding	47,468,458				56,650,613

See accompanying notes to unaudited pro forma consolidated financial statements

OPEN ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA CONOSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Operations and Basis of Presentation - Open Energy Corporation Pro Forma Consolidated

The accompanying unaudited pro forma consolidated statements of operations combine the statements of operations of Open Energy Corporation, (formerly Barnabus Energy, Inc.) Connect Renewable Energy, Inc. (CRE) and Solar Roofing Systems, Inc. (SRS), for the nine months ended February 28, 2006 and the operations of Open Energy (Barnabus), CRE and SRS for the year ended May 31, 2005. The unaudited pro forma consolidated statement of operations are not necessarily indicative of results that would have occurred had the acquisitions of CRE and SRS been consummated at the beginning of the periods presented or the results that may be attained in the future.

Note 2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to acquired net tangible and intangible assets to a preliminary estimate of the fair values of those assets and to reflect the amortization expense related to the estimated amortizable intangible assets.

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:

(a) To eliminate investment in CRE and offsetting liability.

(b) To eliminate investment in SRS and offsetting liability and equity.

(c) To recognize deferred acquisition costs and record shares issued in connection with the acquisitions.

(d) To reflect the fair value of adjusted goodwill based on net assets acquired as if the acquisitions occurred on February 28, 2006. The difference between the amount recorded on a pro forma basis and the actual balance as of acquisition is the result of changes in the net assets of CRE and SRS between February 28, 2006 and the dates of the respective acquisitions, March 30, 2006 and April 10, 2006.

(e) To reflect the estimate of the fair value of patents, trademarks and other intangibles estimated to be $2.8 million and $2.2 million associated with the acquisition of CRE and SRS, respectively. We have estimated the pro forma amortization related to the acquisitions to be $995,000 for the twelve months ended May 31, 2005 and $746,000 for the nine months ended February 28, 2006.

(f) Adjustments to eliminate CRE and SRS shares outstanding and stockholders deficit balances.

Note 3. Connect Renewable Energy

CRE was formed on April 15, 2005, therefore the proforma financial statements as of May 31, 2005, reflect approximately six weeks of activity.

Note 4. Pro Forma Net Loss Per Share

The pro forma basic and diluted net loss per share are based on the weighted average number of shares outstanding including the shares issued in connection with the acquisitions.

BARNABUS ENERGY, INC.
(A Development Stage Company)
Consolidated Financial Statements
February 28, 2006
(unaudited)

CONSOLIDATED BALANCE SHEETS

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Barnabus Energy Inc.
(A Development Stage Company)
Balance Sheets

	February 28, 2006 Unaudited	May 31, 2005 Audited
ASSETS
Current Assets

Cash	$1,221,337	$173,611
Current loans receivable (Note 8)	650,000	—
Prepaid expenses and other current assets	77,821	51,491
Total Current Assets	1,949,158	225,102

Fixed assets (Note 7)	48,742	—
Advances in respect of oil and gas interest acquisition (Note 8)	—	881,187
Deposit and advances on acquisition of investments (Note 9)	2,762,922	—
Deferred acquisition costs (Note 9)	102,697	—
Total Assets	$4,863,519	$1,106,289

LIABILITIES and STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities

Accounts payable and accrued liabilities	$584,941	$57,880
Notes payable (Note 10)	717,865	477,517
Advances from related parties (Notes 11)	171,394	836,376
Total Current Liabilities	1,474,200	1,371,773

Convertible debenture (Note 5)	2,472,147	—

Total Liabilities	3,946,347	1,371,773

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $0.001 par value; 1,125,000,000 shares authorized; 49,758,540 shares issued and outstanding	7,288	4,133
Additional paid-in capital	6,649,393	453,987
Shares issuable under compensation arrangement (Note 13)	1,410,623	—
Deficit accumulated during development stage	(7,157,084)	(728,179)
Other comprehensive loss	6,952	4,575

Total Stockholders' Equity (Deficit)	917,172	(265,484)

Total Liabilities and Stockholders' Equity (Deficit)	$4,863,519	$1,106,289

Going Concern (Note 2)
Commitments and Contingencies (Notes 13)
Subsequent Events (Note 16)

The accompanying notes are an integral part of these consolidated unaudited financial statements

Barnabus Energy Inc.
(A Development Stage Company)
Statement of Operations

	For the Three Months ended February 28,		For the Nine Months ended February 28,		Cumulative, Inception, April 11, 2002 , to February 28,
	2006	2005	2006	2005	2006
Expenses

Advertising	$28,178	$—	$58,676	—	$58,676
Consulting fees	23,550	—	152,148	1,095	601,187
Depreciation	2,580	—	5,963	—	5,963
Impairment on advances in respect of oil and gas properties (Note 8)	—	—	589,923	—	589,923
Interest	59,790	—	150,357	—	159,254
Interest - non cash (Note 5)	2,356,345	2,356,345	2,356,345
Professional fees	444,158	20,417	638,106	24,739	820,781
Loan fee (Note 12)	132,400	—	132,400	—	132,400
Research and development (Note 13)	243,312	—	393,710	—	399,211
Investor relations and shareholder communications	81,913	595	185,786	595	217,170
Management fees	—	—	90,464	—	176,391
Management fees - non cash (Note 13)	1,410,623	1,410,623	—	1,410,623
Travel	19,412	—	49,394	—	49,394
Wages and salaries	142,380	220,747	—	142,380
General administrative and foreign exchange	91,101	29	151,810	9,176	194,933
Total Operating Expenses	5,035,742	21,041	6,586,452	35,605	7,314,631

Net loss before other items	(5,035,742)	(21,041)	(6,586,452)	(35,605)	(7,314,631)
Interest income	(6,579)	—	(6,579)	(6,579)
Gain on settlement of debt	(150,968)	—	(150,968)	(150,968)
	(157,547)	—	(157,547)	—	(157,547)
Net loss	(4,878,195)	(21,041)	(6,428,905)	(35,605)	(7,157,084)

Deficit, beginning	(2,278,889)	(76,697)	(728,179)	(62,133)	0
Deficit, ending	(7,157,084)	(97,738)	(7,157,084)	$(97,738)	(7,157,084)

Net profit (loss) per share:
Basic and Diluted	(0.10)	(0.00)	(0.14)	$(0.00)

Weighted Average Shares
Outstanding	49,094,531	46,668,750	47,468,458	47,930,777

The accompanying notes are an integral part of these consolidated unaudited financial statements

Barnabus Energy Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
For the period from April 11, 2002 [Date of Inception] to February 28, 2006

			Additional Paid-In Capital	Deficit During Development Stage	Shares Issuable Under Compensation arrangement	Accumulated Comprehensive Loss	Total Stockholders Equity (Deficit)
	Common Stock
	Shares	Amount

Balance, at inception	—	$—	$—	—	—	—	—

Issuance of stock at
$0.007 per share	500,000	500	3,000	—	—	—	3,500
Net (loss) for the year	—	—	—	(24,952)	—	—	(24,952)

Balance, May 31, 2002	500,000	500	3,000	(24,952)	—	—	(21,452)

Issuance of stock at
$0.01 per share	450,000	450	4,050	—	—	—	4,500
Subscriptions
receivable	—	—	(4,500)	—	—	—	(4,500)
Net (loss) for the year	—	—	—	(2,816)	—	—	(2,816)

Balance, May 31, 2003	950,000	950	2,550	(27,768)	—	—	(24,268)

Issuance of stock at
$0.01 per share	2,307,000	2,307	20,763	—	—	—	(23,070)
Subscriptions
receivable	—	—	4,500	—	—	—	4,500
Implementation of 15:1
forward stock split	45,598,000	—	—	—	—	—	—
Net (loss) for the year	—	—	—	(34,365)	—	—	(34,365)

Balance, May 31, 2004	48,855,000	3,257	27,813	(62,133)	—	—	(31,063)

Issuance of stock at
$0.01 per share as per
consultant
Compensation plan	1,095,000	1,095	425,955	—	—	—	427,050
Cancellation of shares	(3,281,250)	(219)	219	—	—	—	—
Foreign currency
translation adjustments	—	—	—	—	—	4,575	4,575
Net (loss) for the year	—	—	—	(666,046)	—	—	(666,046)

Balance, May 31, 2005	46,668,750	4,133	453,987	(728,179)	—	4,575	(265,484)

Issurance of stock at
average of $0.54 per
Share	3,089,790	3,090	2,428,873	—	—	—	2,431,963
Issurance of stock at
average of $2.04 per
share as loan fee	65,000	65	132,335	—	—	—	132,400
Beneficial conversion
feature on convertible
Debenture	—	—	2,356,345	—	—	—	2,356,345
Fair value on warrants
issued with convertible
Debenture	—	—	1,277,853	—	—	—	1,277,853
Commitment to issue
786,305 common stock
to officers for services
Rendered	—	—	—	—	1,410,623	—	1,410,623
Foreign currency
translation adjustments	—	—	—	—	—	2,377	2,377
Net (loss) for the period	—	—	—	(6,428,905)	—	—	(6,428,905)

Balance, February 28, 2006
(unaudited)	49,758,540	7,288	6,649,393	(7,157,084)	1,410,623	6,952	917,172

The accompanying notes are an integral part of these consolidated unaudited financial statements

Barnabus Energy Inc.
(A Development Stage Company)
Statement of Cash Flows

	For the Three Months Ended February 28,		For the Nine Months Ended February 28,		Cumulative, inception, April 11, 2002, to February 28,
	2006	2005	2006	2005	2006

Cash Flows from (used in) Operating Activities
Net profit (loss) for the year	$(4,878,195)	$(21,041)	$(6,428,905)	$(35,605)	$(7,157,084)
Items not affecting cash
Depreciation	2,580	—	5,963	—	5,963
Deferred share offering costs	0	—	—	—	10,734
Stock-based consulting fees		0	—	1,095	427,050
Impairment on advances in respect of oil and gas properties interest	0	—	589,923	—	589,923
Loan fee	132,400		132,400		132,400
Interest on beneficial conversion feature	2,356,345		2,356,345		2,356,345
Management fees for shares issuable under compensation arrangement	1,410,623		1,410,623		1,410,623
Impairment on advances in respect of oil and gas properties	(150,968)		(150,968		(150,968)
Changes in assets and liabilities:
Prepaid expenses and other current assets	(25,069)	1,752	(26,330)		(77,821)
Accounts payable and accrued expenses	375,626	2,469	640,610	(33,589	698,490

Cash Flows – Operating Activities	(776,658)	(16,820)	(1,470,339)	(68,099)	(1,754,345)

Cash flows from (used in) Investing Activities
Purchase of fixed assets	(4,228)	—	(54,705)	—	(54,705)
Investment in intangibles		—	—	—	—
Recovery (advances) in respect of oil and gas interests	350,000	—	(291,074)	—	(1,214,271)
Deferred acquisition costs	(102,697)	—	(102,697)	—	(102,697)
Deposit and advances on acquisition of investments	(1,965,783)	—	(2,762,922)	—	(2,762,922)

Cash Flows – Investing Activities	(1,722,708)	—	(3,211,398)	—	(4,134,595)

Cash flows from (used in) Financing Activities
Advances from related party	—	16,787	(642,454)	64,293	239,401
Proceeds from convertible debt	3,584,070	—	3,584,070	—	3,584,070
Loans payable	—	—	350,000	—	853,482
Private placement subscription proceeds	—	—	2,436,951	—	2,436,951
Net proceeds on sale of common stock	—	—	—	—	20,336

Cash Flows – Financing Activities	3,584,070	16,787	5,728,567	64,293	7,134,240
Effect of foreign currency translation	—	—	896	—	(23,963)
Net Increase (Decrease) in Cash	1,084,704	(33)	1,047,726	(3,806)	1,221,337
Cash, Beginning of Period	136,633	976	173,611	4,749	—

Cash, End of Period	1,221,337	943	1,221,337	943	1,221,337

SUPPLEMENTAL CASH DISCLOSURES
Interest paid	58,888	—	149,455	—	159,765
Income taxes paid	—	—	—	—	—

The accompanying notes are an integral part of these consolidated unaudited financial statements

Barnabus Energy Inc.
(A Development Stage Company)
Notes to Financial Statements

1. Nature of Operations and Basis of Presentation

Barnabus Energy, Inc., a Nevada corporation (the "Company"), focuses on the development and commercialization of renewable energy products and technologies for a wide range of applications including solar energy, power production, and water desalination. The Company has been in the development stage since its formation on April 11, 2002 and as of February 28, 2006, had generated no revenues from its operations. The Company is no longer engaged in the acquisition, exploration and development of energy resources. The Company pursues these objectives through acquisitions, strategic partnerships, technology transfer opportunities, and other business strategies. Previously, the Company was involved in oil and natural gas development with interests in property, wells, pipelines and a small gas refinery in Alberta, Canada. In September 2005, the Company determined to sell its oil and gas holdings in order to focus entirely upon renewable energy. The oil and gas divestiture was completed during the quarter ended February 28, 2006 and the Company is now pursuing the development and commercialization of a portfolio of renewable energy products and technologies.

Shares of the Company's common stock currently trade on the OTC Bulletin Board under the symbol "BBSE.OB." The Company has filed to do business using the name Open Energy Corporation in San Diego County and Nevada County, California. On May 4, 2005, the Company effected a corporate name change from Barnabus Enterprises, Ltd. to Barnabus Energy, Inc.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-QSB of Regulation S-B. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's annual report on Form 10-KSB for the year ended May 31, 2005. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three and nine months ended February 28, 2006 are not necessarily indicative of the results that may be expected for the year ending May 31, 2006.

2. Going Concern

Since inception, the Company has incurred cumulative net losses of approximately $7,157,084 and had working capital of approximately $473,793 at February 28, 2006.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

The continued operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund future product development and investments, and ultimately to attain profitable operations. The Company expects to continue to incur substantial losses as it develops and invests in technologies within the renewable energy sector, and does not expect to attain profitability in the near future. Since its inception, the Company has funded operations through short-term borrowings and equity investments. The Company's future operations are dependent upon external funding and its ability to generate revenues. The Company's cash position as of February 28, 2006 was $1,221,337 and the Company had working capital of $473,793. In addition, the Company has a commitment from one investor for $1,500,000 as a part of the 0% Debentures. (See Note 16). The Company believes that its existing funds and these additional committed funds will be sufficient to fund its operating expenses and capital requirements for at least the next twelve months. The Company expects to continue to incur substantial losses as it develops and invests in technologies within the renewable energy sector, and does not expect to attain profitability in the near future. Since its inception, the Company has funded operations through short-term borrowings and equity investments. The Company's future operations are dependent upon receipt of the external funding described above and its ability to generate revenues. As a result of the Company's history of losses and cash position at May 31, 2005, the Company's independent registered public accounting firm included a qualification in its report on the Company's financial statements raising substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.   Summary of Significant Accounting Policies

Basic and Diluted Net Loss per Share

Basic net loss per share is computed by dividing the loss for the period by the weighted average number of common shares outstanding for the period. Fully diluted loss per share reflects the potential dilution of securities by including other potential issuances of common stock, including shares purchased upon exercise of stock options and warrants, in the weighted average number of shares of common stock outstanding for a period and is not presented where the effect is anti-dilutive.

Shares related to the convertible debt and warrants issued as of February 28, 2006 have been excluded from the calculation because these are deemed to be anti-dilutive.

Stock Based Compensation

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure ("SFAS No. 148"), an amendment of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The adoption of SFAS 148 has not had an impact on the Company's financial position or results of operations.

The Company has elected to continue to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees , ("APB No. 25") and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123, the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants.

Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company's stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past service and pro-rata for future service over the option-vesting period.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services ("EITF 96-18"). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

4.  Recent Accounting Pronouncements

In November 2005, the FASB issued Staff Position ("FSP") FAS115-1/124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments , which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities , and No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations , and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock . This FSP is effective for reporting periods beginning after December 15, 2005. Management does not believe the adoption of this FSP will have a material impact on the Company's future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140 , to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities , to permit fair value measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, Accounting for the Impairment or Disposal of Long-Lived Assets , to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company's future reported financial position or results of operations.

On June 29, 2005, the EITF ratified Issue No. 05-2, "The Meaning of `Conventional Convertible Debt Instrument' in EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." EITF Issue 05-2 provides guidance on determining whether a convertible debt instrument is "conventional" for the purpose of determining when an issuer is required to bifurcate a conversion option that is embedded in convertible debt in accordance with SFAS 133. Issue No. 05-2 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. The adoption of this pronouncement did not have a material effect on the Company's financial statements.

In September 2005, the EITF issued Issue No. 05-4, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, `Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.'"

EITF 05-4 provides guidance to issuers as to how to account for registration rights agreements that require an issuer to use its "best efforts" to file a registration statement for the resale of equity instruments and have it declared effective by the end of a specified grace period and, if applicable, maintain the effectiveness of the registration statement for a period of time or pay a liquidated damage penalty to the investor. The Task Force has not reached a consensus on this issue.

In September 2005, the FASB ratified the EITF Issue No. 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues," which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). This issue is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. The Company is currently in the process of evaluating what effect, if any, that the adoption of this pronouncement may have on its financial statements.

In September 2005, the FASB also ratified EITF Issue No. 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature," which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is recorded in the shareholder's equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, "Accounting for Income Taxes." This Issue should be applied by retrospective application pursuant to Statement 154 to all instruments with a beneficial conversion feature accounted for under Issue 00-27 included in financial statements for reporting periods beginning after December 15, 2005. The Company is currently in the process of evaluating the effect that the adoption of this pronouncement may have on its financial statements.

5.  Convertible Debentures and Warrants

During February, 2006, the Company raised $3,750,000 gross proceeds from three unrelated entities through the issuance of 0% Subordinated Mandatory Convertible Debentures ("0% Debentures"). The 0% Debentures are convertible at the holders' option, on or before the maturity date of July 31, 2008, into shares of the Company's common stock at an initial conversion price of $1.46 per share. The conversion price is reduced to the price at which shares of common stock are subsequently issued or deemed issued, other than certain excluded issuances. The conversion price is further reduced and the number of shares issuable upon conversion is increased if the Company does not meet certain revenue milestones, as defined in the 0% Debentures.

In connection with the issuance of the 0% Debentures, the Company issued warrants to purchase shares of the Company's common stock at the initial warrant price of $2.23 per share. The warrant price is reduced to the price at which shares of common stock are subsequently issued or deemed issued, other than certain excluded issuances. The warrant price is further reduced if the Company does not meet certain revenue milestones, as defined in the warrants.

Pursuant to these agreements, the Company is obligated to file a resale registration statement within 120 days of the financings to register for public resale the shares of common stock underlying the debentures and warrants.

In accordance with EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments" ("EITF 00-27") and EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", the proceeds of the issuance have been allocated among the 0% Debentures and the warrants based upon their relative fair values. The fair value of the warrants was determined to be $1,277,853 by using the Black-Scholes option pricing model assuming an expected life of 5 years, a risk-free interest rate of 5%, an expected volatility of 75%, and a dividend yield of 0%. The fair value of the 0% Debentures has been determined to be $2,472,147. As a result: (a) the intrinsic value of the beneficial conversion feature has been determined to be $2,356,345 and has been charged to interest expense and recorded as additional paid in capital; (b) the pro-rata fair value of the warrants has been determined to be $1,277,853 and has been recorded as equity. The Company will record further interest expense over the term of the 0% Debentures of $1,277,853 resulting from the difference between the stated value and carrying value at the date of issuance. The carrying value of the 0% Debentures will be accreted to the face value of $3,750,000 to maturity. As at February 28, 2006, no accreted interest has been recorded yet.

The Company has not accounted for the conversion options related to the 0% Debentures as a derivative liability as defined under FAS 133 " Accounting for Derivative Instruments and Hedging Activities, " because the embedded conversion option would be an equity instrument if it were a free standing option. As such, these embedded conversion features met the exception in FAS 133 paragraph 11(a) and are accounted for in accordance with EITF 98-5 and EITF 00-27.

6.  Mineral Claim

Pursuant to a purchase agreement dated April 11, 2002, as amended on October 1, 2002, the Company acquired an undivided 100% interest of one mineral claim in the Liard Mining Division in the Toodoggone area of North-Central British Columbia, Canada.

Pursuant to this agreement, if the Company failed to spend $100,000 on the property prior to December 31, 2005, the property was required to be transferred back to the previous owner unless the Company exercised its right to extend the agreement to a maximum of two additional years to December 31, 2007 by paying $2,000 per year from December 31, 2003 to December 31, 2006.

The Company paid $2,000 on December 31, 2003 and 2004 to maintain its right. The Company chose not to spend the $100,000 on the property and did not to exercise its right to extend the agreement, and accordingly, the mineral claim reverted to the previous owner.

As there are no proven mineral reserves on the property and in view of the uncertainty with respect to recovery of costs incurred to acquire the claim, all amounts spent on the property were expensed as incurred.

The Company decided not to pursue the mineral reserves on the property and will not make further payments to extend its right on the property. It is anticipated that the property will be returned to the previous owner.

7.  Fixed Assets

Fixed assets consisted of the following:

	February 28, 2006	May 31, 2005

Computers & Networks	$37,819	$—
Furniture and fixtures	13,066	—
Leasehold improvement	3,820	—
Subtotal	54,705	—
Less: accumulated depreciation	(5,963)	—

Total	$48,742	$—

Fixed assets are stated at cost. Depreciation is computed at the following rates over the estimated useful lives of the assets.

Computer	- 33% declining balance

Furniture and fixtures	- 20% declining balance

Leasehold Improvement	- 20% declining balance

For the three and nine months ended February 28, 2006, depreciation expense of fixed assets was approximately $2,580 and $5,963, respectively. For the three and nine months ended February 28, 2005, there was no depreciation expense.

8.  Advances in Respect of Oil and Gas Interest Acquisition

All of the Company's oil and gas activities were previously conducted in Canada. The following costs were incurred in oil and gas acquisition, exploration and development activities during the following periods:

	February 28, 2006	May 31, 2005

Advances in respect of planned acquisition	$—	$789,783
Development costs -unproved	—	91,404
Subtotal	—	$881,187

Less: Impairment	—	—
	$—	$881,187
Manyberries Assets:

On March 3, 2005, the Company entered into an Oil and Gas Asset Sale Agreement ("OGAS Agreement") with Goldstar. Pursuant to the terms of the OGAS Agreement, the Company agreed to acquire a 90% interest in a bare trust from Goldstar. The bare trust was administered by MB Gas Inc., as bare trustee, which held legal title to certain unproven petroleum and natural gas assets (the "Manyberries Assets") on behalf of Goldstar as set out in the OGAS Agreement. The Company agreed to acquire the beneficial interest in the Manyberries Assets in consideration for the issuance of 2,000,000 shares of common stock to Goldstar, a cash payment of $99,483 and the assumption of $624,751 of Goldstar indebtedness. In addition to the issuance of shares to Goldstar, the Company agreed to issue 250,000 shares of common stock as an agency fee in connection with the OGAS Agreement.

Upon the closing under the OGAS Agreement, the Company would have owned a controlling interest in the bare trust that holds the legal interest in the Manyberries Gas Project, which is located in the southeastern region of Alberta, Canada, and a controlling interest in a sweet and sour gas processing and compression facility. Prior to the closing under the OGAS Agreement, Goldstar agreed to permit the Company to hold the 90% interest in the bare trust as of December 15, 2004. From this date, the Company has made advances to and incurred expenses from MB Gas as operator of the assets and trustee of the trust.

On March 3, 2005, the Company signed a Project Development and Project Management Agreement with MB Gas. The Company agreed to pay MB Gas a monthly fee of CDN $20,000 (USD $15,916) as the operator of the property up to December 31, 2006. During the nine-month period ended February 28, 2006, the Company paid MB Gas a total of $156,376, which was capitalized as development costs.

On June 17, 2005, the Company entered into an agreement with MB Gas to acquire a 90% interest in MB Gas's working interest, existing wells, gathering pipelines, wellsite and plant facility in the Manyberries area of Alberta, Canada for a total purchase price of CDN $275,000 (USD $235,667). As part of the agreement the Company was to receive various percentage interests in related property sections. As of the quarter ended February 28, 2006, the purchase price had been fully paid.

In the quarter ended November 30, 2005, the Company recorded an impairment charge of $589,923 against "Advances in respect of oil and gas interest acquisition" to reflect an estimated recoverable value of $1,000,000 based on an agreement with Goldstar that was formalized with the January 17, 2006 Settlement and Rescission Agreement.

On January 17, 2006, the Company entered into a Settlement and Rescission Agreement to transfer all its rights, title and interest in the Manyberries Assets to the party from which they were originally acquired, which includes the following significant terms:

•	A release from the Company's obligation to issue 2,250,000 shares of common stock;

•	A release from any further obligation of the Company to fund the operations of these assets or of the operator;

•	A settlement and rescission agreement constituting a full and final settlement of all claims arising, past, present and future, among the parties; and

•
The receipt by the Company of $350,000 in cash and a $650,000 note, bearing interest at 5% per annum payable in arrears at maturity, due not later than November 28, 2006, and secured by a lien on all of the assets of the debtor. As at February 28, 2006, accrued interest receivable of $3,740 was included in prepaid expenses and other current assets.

9.  Deposits and Advances on Acquisition of Investments

a.
On July 28, 2005, the Company entered into a letter agreement with Solar Roofing Systems Inc., ("Solar") to purchase 20% of the then issued and outstanding common shares of Solar for CDN $2,200,000, with an option to purchase an additional 31%. On February 8, 2006, the Company and its affiliate signed a Stock Purchase Agreement (the "Stock Purchase Agreement") with Solar and its stockholders which provided for the acquisition by an affiliate of the Company of 100% of the shares of Solar for a total estimated purchase price of CDN $18.5 million (pursuant to the MOU dated December 15, 2005). Consideration for the purchase price was to consist of 20% cash and 80% common stock (with a conversion ratio of USD $2.00 per share). As of February 28, 2006, $1,610,084 had been paid towards the original 20% equity purchase and as an advance against the consideration payable pursuant to the Stock Purchase Agreement (Note 16).

b.
On February 8, 2006, the Company signed an Agreement and Plan of Merger with Connect Renewable Energy Inc. ("Connect") pursuant to which Connect would be merged with a subsidiary of the Company for a total purchase price of $10.0 million in common stock at $2.00 per share (plus a commitment to provide $3.0 million in working capital). Prior to the closing of the merger, the Company made certain advances to Connect, which advances were treated as a deposit against the merger consideration. The advances were subject to a working capital note dated February 8, 2006 which bore interest at a rate of 8% per annum.

As of February 28, 2006, the Company had made aggregate advances of $1,150,000 pursuant to this note. $2,838 accrued interest was capitalized as at February 28, 2006 toward future acquisition costs (Note 15).

c.	As at February 28, 2006, total legal expenses of $102,697 were paid and deferred until the completion of the above acquisitions

10.  Notes Payable

The following table sets for the amounts outstanding at February 28, 2006 under the Company's loans payable from unrelated parties:

February 28, 2006

Unsecured demand promissory note payable to an unrelated party, bearing interest at 3% per month, payable monthly. Principal (CDN $100,000) is due on April 26, 2006. (Note 16)	$87,982

Secured demand promissory note payable to an unrelated party, bearing interest at 3% per month, payable monthly, principal due on May 31, 2006 (CDN $500,000), secured by a floating charge over all of the Company's assets up to a maximum of $700,000 and a specific charge over all of the shares of the Company's subsidiary. (Note 16)	439,909

Unsecured demand promissory note payable to an unrelated party, bearing interest at 18% per annum calculated annually with no fixed term of repayment. $50,000 was advanced in August 2005, $100,000 on November 9, 2005 and $39,975 on December 2, 2005.	189,975

$717,866

For the three and nine months ended February 28, 2006, the Company has incurred a total of $58,888 and $149,455, respectively, in interest expense relating to the above loans.

Subsequent to February 28, 2006, both the $87,982 note and the $439,909 notes were repaid in full. (Note 16)

11.  Advances From Related Parties

Unsecured advance, payable to a related party, non-interest bearing with no fixed term of repayment (denominated in CDN $200,000). (See Note 14)	$171,394

12.        Common Stock, Warrants and Convertible Debentures

a.	Common Stock

The Company's authorized capital stock consists of 1,125,000,000 common shares, $0.001 par value per share.

45,598,000 shares of common stock were issued to current stockholders on March 3, 2004, pursuant to a 1:15 forward stock split. In contemplation of this stock split, the number of authorized shares of common stock was increased from 75,000,000 to 1,125,000,000, and the number of shares issued and outstanding increased from 3,257,000 to 48,855,000. The par value of the stock remained as $0.001 per share. Unless otherwise noted, all references to common stock, common shares outstanding, average numbers of common shares outstanding and per share amounts in these financial statements and the notes to financial statements prior to the effective date of the forward stock split have been restated to reflect the 1:15 forward split on a retroactive basis.

On October 28, 2004, 3,281,250 shares of common stock owned by the former President and Secretary were returned to treasury for cancellation, following her resignation as part of a management reorganization.

On January 23, 2006, the Company issued 65,000 shares of common stock to Coach Capital, LLC for a fair value of $134,200 as a loan fee associated with notes payable totaling $650,000, of which $200,000 was advanced in a prior quarter.

b.	Consultant Compensation Plan

Under the Company's 2004 Consultant Compensation Plan, the Board of Directors is authorized to issue up to 9,771,000 shares to consultants without further shareholder approval. On October 12, 2004, the Company issued 1,095,000 shares of common stock pursuant to terms of the Consultant Compensation Plan to various consultants for services rendered. The shares issued to consultants were valued at a fair value of $427,050 in accordance with SFAS No. 123 and EITF 96-18. The amount was recorded as consulting fee during the nine months ended May 31, 2005. Pursuant to the securities purchase agreement between the Company and Cornell Capital Partners, L.P. ("Cornell") described below in Note 15(e), the Company is prohibited from issuing additional shares under the Consultant Compensation Plan, other than upon the exercise of previously-issued options, for so long as the convertible debentures initially issued to Cornell are outstanding.

13.         Commitments and Contingencies

a.	Suncone License Agreement

In July 2005, the Company entered into a technology license agreement, through which the Company obtained an exclusive license to apply technology known as Suncone™ CSP (Concentrated Solar Power) to distributed energy systems, electric power plants, saline water desalination systems and other applications (the "Suncone License Agreement"). Under the agreement, the Company is responsible for funding the development and commercialization of the technology. As consideration for granting the license, the agreement entitles the licensor to receive a royalty of 5 to 8 % of gross sales from licensed products, and 2% of sales of electrical power or desalinated water. The agreement was amended and restated in March 2006. (See Subsequent Events - Note 16)

In August 2005, the Company entered into a Technology Consulting Agreement with the licensor under the Suncone License Agreement which requires the Company to pay $10,000 per month for consulting services and $2,000 per month for office expenses during the term of the Suncone License Agreement. The Company incurred $243,312 and $393,710 of research and development expense and did not incur any royalty expense during the three and nine months ended February 28, 2006, respectively, associated with this agreement.

b.	Office Lease Agreement

On September 30, 2005, the Company signed an office lease agreement which provides for monthly payments of $3,141 for a 36-month term.

c.	Agreements for investor relations services

The Company is committed to two agreements for investor relations' services, as follows: (a) $5,000 per month to April 18, 2006, for advertising, marketing and communication consulting services; and (b) $10,000 per month to March 1, 2006, for marketing and investor relations services. During the six-month period ended November 30, 2005, the Company paid $90,000 in respect of these agreements.

d.	Management services

The Company is committed to pay $250,000 per annum to an officer of the Company for management consulting services, effective September 16, 2005. The agreement has a term of three years. The Company is also committed to issue a total of 8,235,662 common shares. 686,305 shares vest quarterly commencing on December 31, 2005. As at February 28, 2006 the Company has recorded $1,221,623 in respect of these shares as management fees. This amount is reflected in the statement of stockholders' equity as shares to be issued under compensation arrangement. As at February 28, 2006, no shares had been issued.

The Company is committed to pay $150,000 per annum to an officer of the Company for management consulting services, effective November 1, 2005. The agreement has a term of three years. The Company is also committed to grant options to purchase a total of 1,407,805 common shares with an exercise price equal to the closing price on November 1, 2005. During the quarter, the options were changed to shares to be issued to the officer. 117,317 shares vested quarterly commencing on March 15, 2006. As at February 28, 2006, no shares or options had been issued.

e.	Consulting services agreement

The Company is committed to pay $5,000 per month up to July 31, 2006 to a consultant for management consulting services and operations of its oil and gas properties, effective August 1, 2005. Subsequent to quarter ended November 30, 2005, the Company cancelled this agreement, effective January 13, 2006.

14.        Related Party Transactions

a.
During fiscal 2005, a company owned by a person related to a then officer of the Company advanced CDN $200,000 (approximately $171,000) to the former officer and the former officer then advanced the amount to the Company. The amount is unsecured, non-interest bearing and has no fixed terms for repayment. The lender now claims that the original advance was intended to be used for purchasing 400,000 common shares and 400,000 warrants of the Company pursuant to a private placement and has demanded that the shares be issued. The Company has recorded an account payable at February 28, 2006 for the amount due and plans to repay the advance. The Company does not anticipate that any further costs will be incurred in connection with this matter.

b.
In July, 2005, the Company retained a director for consulting services and agreed to pay the consultant $20,000 per month. The director became an officer and employee of the Company in September, 2005. A total of $40,000 was paid to the director as a consultant, and as of February 28, 2006, $20,000 is accrued in accounts payable.

c.	During the three months ended February 28, 2006, a total of $5,550 was paid to Customatrix, Inc. for consulting services. Customatrix, Inc. is 50% owned by an officer of the Company.

15.        Future Income Taxes

The Company has net operating loss carry forwards (US Federal, Canadian and State) for income taxes amounting to approximately $3,000,000 as of February 28, 2006, which may be available to reduce future years' taxable income. The loss carry-forwards will expire from 2011 to 2026, and certain amounts were subject to significant limitations under the Internal Revenue Code of 1986, as amended. Management has determined that it is more likely than not that the deferred tax asset will not be realized. Accordingly, a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

16.         Subsequent Events

a.	Subsequent to February 28, 2006, the Company paid off two unsecured demand promissory notes, payable to non-related parties, in the amounts of $439,909 and $87,982.

b.	Sale of Secured Convertible Debentures and Common Stock Purchase Warrants

On March 30, 2006, the Company entered into a securities purchase agreement with Cornell Capital Partners, L.P. ("Cornell"), pursuant to which it agreed to issue and sell to Cornell up to an aggregate of $15,000,000 in principal amount of secured convertible debentures and warrants to purchase up to an aggregate of 10,000,000 shares of common stock.

Cornell purchased $10,000,000 of the debentures on March 31, 2006. One-half of the net proceeds from the sale of the $10,000,000 of debentures were delivered to the Company and the other half of such net proceeds were deposited into escrow. The funds deposited into escrow will be released to the Company on the date it files a registration statement with the SEC for the purpose of registering the resale of the shares of common stock underlying the debentures and the warrants. Cornell is obligated to purchase the remaining $5,000,000 of the debentures on the date such registration statement is declared effective by the SEC.

b.
The debentures are secured pursuant to the terms of (1) a pledge and escrow agreement among the Company, Cornell and David Gonzalez, Esq., as escrow agent, and (2) security agreements among the Company, Cornell and two of the Company's subsidiaries. In accordance with the pledge and escrow agreement, the Company deposited 44,117,647 newly issued treasury shares into escrow, and granted to Cornell a security interest in those shares to secure the Company's obligations to Cornell under the debentures and related agreements.

Under the security agreements, the Company and its subsidiaries granted to Cornell a blanket security interest in the Company's consolidated assets.

In connection with the issuance of the debentures, the Company agreed to issue to Cornell warrants to purchase up to an aggregate of 10,000,000 shares of common stock in accordance with the following schedule: (1) a warrant to purchase up to 3,500,000 shares of common stock was issued at the first closing; (2) a warrant to purchase up to 3,500,000 shares of common stock was deposited into escrow at the first closing and will be released to Cornell on the date the Company files a registration statement with the SEC for the purpose of registering the resale of the shares of common stock underlying the debentures and the warrants; and (3) a warrant to purchase up to 3,000,000 shares of common stock will be issued when the registration statement is declared effective by the SEC.

The warrants have an initial exercise price of $1.50 and a term of five years.

c.	Amendment of 0% Subordinated Mandatory Convertible Debentures and Common Stock Purchase Warrants

As previously disclosed in its current reports on Form 8-K (filed on February 28, 2006 and March 20, 2006), in February and March of 2006, the Company issued and sold to certain accredited investors 0% subordinated mandatory convertible debentures in the aggregate principal amount of $5,250,000 (of which $3,750,000 had been received by February 28, 2006), and common stock purchase warrants to purchase up to an aggregate of 2,354,261 shares of common stock. The issuance of $1,500,000 in principal amount of these debentures and the accompanying warrants occurred in March of 2006.

As of March 30, 2006, the Company amended and restated these debentures and warrants to indicate that the anti-dilution adjustments set forth therein will occur only upon a future exercise or conversion of a convertible security, rather than upon the issuance of a convertible security, and will be calculated based upon the actual price used for the exercise or conversion. Accordingly, there will be no initial adjustment of the conversion price of the debentures or the exercise price of the warrants upon original issuance of the debentures and warrant sold to Cornell described above.

d.	Amended and Restated Technology License Agreement

In March 2006, the Company entered into an amended and restated technology license agreement with the licensor, Dr. Melvin R. Prueitt, pursuant to which the Company's license of certain patent rights and technology which the Company refer to as Suncone™ CSP (Concentrating Solar Power) system was amended. As amended, the license agreement provides for an exclusive and worldwide license for the defined field of use of collecting solar energy to generate electricity, desalinate water and for all other industrial applications. The Company also has the right to sublicense the licensed technology. The license agreement expires at the earlier of January 27, 2026 or the date of expiration of the last to expire of any issued patent within the patent rights subject to the license agreement.  The Company also agreed to fund a six month development project to develop a working prototype of a solar collector and to expend or devote resources equal to at least $300,000 during such time period.

Pursuant to the license agreement, the Company agreed to pay to the licensor certain royalties for sales of products incorporating the licensed technology ("Licensed Products"). The subset of Licensed Products that consists of generated electrical power or desalinated water or other pumped liquids that are generated or purified, as applicable, using any product or device which, or the manufacture, use or sale of which, is covered by a valid claim of the licensed patent rights is referred to as "licensed commodity products." The royalty payments for licensed products and the subset of licensed commodity products are as follows:

•	2% of net sales of licensed commodity products.

•
The following royalties for sales of licensed products (other than licensed commodity products) for each three month period commencing October 21, 2005: 8% of net sales up to $500,000; 7% of net sales up to $1,000,000; 6% of net sales up to $1,500,000; and 5% of net sales over $1,500,000.

•	Certain minimum royalties during each royalty period.

In addition, the Company granted to the licensor 100,000 shares of common stock and a warrant to purchase up to 2,233,438 shares of common stock. The warrant has an initial exercise price of $1.50 and a term of five years. The warrant vests incrementally upon the completion of certain milestones specified in the warrant.

e.	Acquisition of Connect Renewable Energy

On March 30, 2006, the Company completed the acquisition and merger of Barnabus/CRE Acquisition Corporation, a wholly-owned subsidiary of the Company, with and into Connect Renewable Energy, Inc. ("CRE"), pursuant to the terms of the Agreement and Plan of Merger dated February 8, 2006 among the Company, CRE and certain other parties (the "Merger Agreement"). As a result of the merger, CRE became a wholly-owned subsidiary of the Company. A director of the Company was the President and Chief Executive Officer of CRE before the merger. Pursuant to the Merger Agreement, all of the outstanding shares of common stock of CRE were converted into the right to receive an aggregate of 5,000,000 shares of the Company's common stock.

In connection with the merger, the Company entered into a consulting agreement with Connect by Computer, LLC, an entity affiliated with Mr. Gangemi, pursuant to which Mr. Gangemi has agreed to provide consulting services to the Company in the capacity of Chief Technology Officer and serve as a director for a period of two years. In consideration of such services, the Company agreed to pay $16,000 per month for each full month of services rendered. The Company also agreed to grant to Connect by Computer, LLC, 1,000,000 shares of common stock effective as of the date of the merger and 2,000,000 additional shares of common stock subject to the achievement by CRE of certain net sales targets following the merger.

f.	Acquisition of Solar Roofing Systems

On April 10, 2006, the Company completed the acquisition and merger of all of the outstanding shares of Solar Roofing Systems Inc., an Ontario, Canada corporation. The Company's subsidiary, 2093603 Ontario, Inc. acquired the outstanding shares of Solar Roofing Systems for consideration equal to $3,204,263 in cash , 736,081 shares of the Company's common stock and 2,446,074 Class A shares of 2093603 Ontario, Inc. In addition, the former shareholders of Solar Roofing Systems will be entitled to receive up to 736,079 additional shares of the Company's common stock and up to 2,446,067 Class A shares within 90 days following the December 31, 2006 fiscal year end of Solar Roofing Systems. Such share amounts will each be reduced by up to 50% in the event that Solar Roofing Systems fails to satisfy certain gross sales targets for its fiscal year 2006. A director of the Company was the President of Solar Roofing Systems prior to the transaction and was appointed President of East Coast Operations after the closing.

Each Class A share of 2093603 Ontario, Inc. is exchangeable for one share of the Company's common stock, in accordance with the terms and conditions set forth in the articles of incorporation of 2093603 Ontario, Inc.

g.	Lawsuit - Mitchell Organization Ltd. and Brian Wilkinson

In March 2006, the Company was first served with process regarding a civil action commenced on December 15, 2005, by Mitchell Organization Ltd. and Brian Wilkinson against the Company in Canada in the Court of Queen's Bench of Alberta, Judicial District of Calgary (Action No. 0501-17623). The Statement of Claim alleges that the Company entered into an agreement pursuant to which the Company agreed to issue 250,000 shares of its stock to Mr. Wilkinson in exchange for his providing consulting services. As relief, the claim seeks the issuance of the 250,000 shares. The Company believes that it has valid defenses against this claim and plans to defend against it.

h.
In March 2006, the Company issued an aggregate of 90,000 shares to two officers of the Company for services rendered as consultants prior to being hired as employees. These shares were issued under the 2004 Consultant Compensation Plan. In March 2006, the Company issued an additional 10,000 shares under the 2004 Consultant Compensation Plan. A liability was accrued as of February 28, 2006 for these issuances. As at February 28, 2006 the Company has recorded $189,000 in respect of these shares as management fees. This amount is reflected in the statement of stockholders' equity as shares to be issued under compensation arrangement.

i.	On March 15, 2006, the Company issued 350,000 shares of common stock to directors and an employee as compensation with a fair value of $539,000.

BARNABUS ENERGY, INC.
(Formerly Barnabus Enterprises Ltd.)
(An Exploration Stage Company)
Consolidated Financial Statements
May 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Barnabus Energy, Inc. (formerly Barnabus Enterprises Ltd.) an exploration company:

We have audited the consolidated balance sheets of Barnabus Energy, Inc., an exploration company, as at May 31, 2005 and 2004 and consolidated statements of operations, stockholders' equity, and cash flows for the years ended May 31, 2005 and May 31, 2004 and for the period from April 11, 2002 (inception) to May 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company, as at May 31, 2005 and 2004 and the results of its operations and its cash flows and the changes in stockholders' equity for the years ended May 31, 2005 and May 31, 2004 and for the period from April 11, 2002 (inception) to May 31, 2005, in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a working capital deficiency, a capital deficiency, has incurred significant losses since inception and further losses are anticipated in the development of its business raising substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, B.C.	DALE MATHESON CARR-HILTON LABONTE
August 22, 2005	CHARTERED ACCOUNTANTS

Barnabus Energy, Inc.
(Formerly Barnabus Enterprises Ltd.)
(An Exploration Stage Company)
Consolidated Balance Sheets

	May 31, 2005	May 31, 2004

ASSETS

Current
Cash	$173,611	$4,749
Prepaid expenses and other current assets (Note 12)	51,491	—
	225,102	4,749

Advances in respect of oil & gas interest acquisition	881,187	—

Other Assets
Deferred share offering costs (Note 3m)	—	10,734
	—	10,734

Total Assets	$1,106,289	$15,483

Current
Accounts payable and accrued expenses (Note 12)	$57,880	$37,744
Loans payable (Note 7)	477,517	—
Advances from related party (Note 8 and 11d )	836,376	8,802

Total Liabilities	1,371,773	46,546

STOCKHOLDERS' DEFICIT (Note 9)

Common stock, $0.001 par value;
1,125,000,000 shares authorized;
	4,133	3,257
Additional paid-in capital	453,987	27,813
Deficit accumulated during exploration stage	(728,179)	(62,133)
Other comprehensive loss	4,575	—
Total Stockholders' Deficit	(265,484)	(31,063)

Total Liabilities and Stockholders' Deficit	$1,106,289	$15,483

Barnabus Energy, Inc.
(Formerly Barnabus Enterprises Ltd.)
(An Exploration Stage Company)
Consolidated Statements of Operations

	For the year ended May 31		For the period from April 11, 2002 (inception) to May 31, 2005
	2005	2004
Expenses

Consulting fees (Note 9b)	$439,809	$9,230	$449,039
Interest on loans payable (Note 7)	8,497	307	8,897
Professional fees	137,302	21,420	182,675
Exploration costs (Note 5)	—	2,000	5,500
Investor relations and shareholder communications	31,384	—	31,384
Management fees (Note 12)	7,560	—	7,560
General and administrative	41,494	1,408	43,124
	666,046	34,365	728,179

Net loss for the year	(666,046)	(34,365)	(728,179)

Basic net loss per share	$(0.01)	$(0.00)

Weighted Average Number of Shares Outstanding	47,615,209	47,763,678

The accompanying notes are an integral part of these consolidated audited financial statements

Barnabus Energy, Inc.
(Formerly Barnabus Enterprises Ltd.)
(An Exploration Stage Company)
Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-up Capital $	Deficit during Exploration Stage $	Accumulated Comprehensive Loss $	Total Stockholders’ Equity (Deficit) $
	Shares	Amount $
Balance, at inception	—	—	—	—	—	—
Issuance of stock at $0.007 per share	500,000	500	3,000	—	—	3,500
Net loss for the year		—	—	(24,952)	—	(24,952)
Balance, May 31, 2002	500,000	500	3,000	(24,952)	—	(21,452)

Issuance of stock at $0.01 per share	450,000	450	4,050	—	—	4,500
Subscriptions receivable	—	—	(4,500)	—	—	(4,500)
Net loss for the year		—	—	(2,816)	—	(2,816)
Balance, May 31, 2003	950,000	950	2,550	(27,768)	—	(24,268)

Issuance of stock at $0.01 per share	2,307,000	2,307	20,763	—	—	23,070
Subscriptions received	—	—	4,500	—	—	4,500
Implementation of 15:1 forward stock split	45,598,000	—	—	—	—	—
Net loss for the year		—	—	(34,365)	—	(34,365)
Balance, May 31, 2004	48,855,000	3,257	27,813	(62,133)	—	(31,063)

Issuance of stock at $0.39 per share as per consultant compensation plan	1,095,000	1,095	425,955	—	—	427,050
Cancellation of shares (Note 9a)	(3,281,250)	(219)	219	—	—	—
Net loss for the year		—	—	(666,046)	—	(666,046)
Foreign currency translation adjustments		—	—	—	4,575	4,575
Balance, May 31, 2005	46,668,750	4,133	453,987	(728,179)	4,575	(265,484)

Barnabus Energy, Inc.
(Formerly Barnabus Enterprises Ltd.)
(An Exploration Stage Company)
Consolidated Statements of Cash Flows

	For the Year Ended May 31,		For the period from April 11, 2002 (inception) to May 31, 2005
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss for the year	$(666,046)	$(34,365)	$(728,179)
Items not affecting cash:
Deferred share offering costs	10,734		10,734
Stock-based consulting fees (Note 9b)	427,050	—	427,050
Changes in working capital assets and liabilities
Prepaid expenses and other current assets	(51,491)	—	(51,491)
Accounts payable and accrued expenses	20,136	4,509	57,880
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(259,617)	(29,856)	(284,006)

CASH FLOWS FROM INVESTING ACTIVITIES
Deferred share offering costs	—	(58)	—
Advances in respect of oil and gas Interest acquisition	(881,187)	—	(881,187)
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(881,187)	(58)	(881,187)

CASH FLOWS FROM FINANCING ACTIVITIES
Loans payable	477,517	—	477,517
Advances from related party	827,574	6,933	836,376
Net proceeds on sale of common stock	—	27,570	20,336
NET CASH FLOWS FROM FINANCING ACTIVITIES	1,305,091	34,503	1,334,229

EFFECT OF FOREIGN CURRENCY TRANSLATION	4,575	—	4,575

INCREASE IN CASH	168,862	4,589	173,611
CASH, BEGINNING OF YEAR	4,749	160	—

CASH, END OF YEAR	$173,611	$4,749	$173,611

SUPPLEMENTARY DISCLOSURES
Interest paid	$23,222	$—	$23,222
Taxes paid	$—	$—	$—

SUPPLEMENTARY NON-CASH INFORMATION (Note 10)

The accompanying notes are an integral part of these consolidated audited financial statements.

Barnabus Energy, Inc. (formerly Barnabus Enterprises Ltd.)
(An Exploration Stage Company)
Notes To Consolidated Financial Statements
May 31, 2005

1.    Nature of Operations and Basis of Presentation

Barnabus Energy, Inc., formerly Barnabus Enterprises Ltd., (the "Company") was incorporated on April 11, 2002 under the laws of the state of Nevada. Its primary focus was to acquire, explore and develop mineral properties. The Company holds an undivided interest in certain mineral properties referred to as Mount Claim in British Columbia, Canada.

Since the last quarter of fiscal year ended May 31, 2005, the Company's principal area of interest is the exploration and development of oil and natural gas reserves. The Company intends to focus on the exploitation of targeted, low risk development opportunities and exploration of energy resources. The Company anticipates participating in a selected number of energy ventures as recommended by a small team of experienced professionals. Staffing is minimal as specialized consultants are retained when required.

The Company currently trades on the OTC Bulletin Board under the symbol "BBSE". On May 4, 2005, the Company effected a corporate name change from Barnabus Enterprises, Ltd. to Barnabus Energy, Inc.

2.    Going Concern

Since inception, the Company has incurred cumulative net losses of approximately $728,000 and has a working capital deficiency of approximately $1,147,000 at May 31, 2005.

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America with the on-going assumption applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The continued operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund future development activities and operations and ultimately to attain profitable operations. However, there are inherent uncertainties in oil and gas exploration and management cannot provide assurances that it will be successful in this endeavor.

The Company expects to continue to incur substantial losses as its properties are developed, and does not expect to attain profitability in the near future. Since its inception, the Company has funded operations through short-term borrowings and equity investments in order to meet its strategic objectives. The Company's future operations are dependent upon external funding and its ability to increase revenues and reduce expenses. Management believes that sufficient funding will be available from additional borrowings and private placements to meet its business objectives including anticipated cash needs for working capital, for a reasonable period of time. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business operation.

As a result of the foregoing, there exists substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.    Summary of Significant Accounting Policies

a.    Principles of Consolidation and Basis of Accounting

These consolidated financial statements include the accounts of the Company, and its wholly owned subsidiary, Barnabus Energy, Inc. ("Alberta"). Alberta was incorporated under the name of "Sapphire Energy, Inc" on March 2, 2005 pursuant to the Business Corporation Act of the Province of Alberta, Canada. Effective on April 14, 2005, its name was changed to Barnabus Energy, Inc. All material intercompany accounts and transactions between the Company and its subsidiary have been eliminated.

These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and are expressed in United States dollars.

b.    Exploration Stage Company

The Company has been in the exploration stage since its formation on April 11, 2002 and has not yet realized any revenues from its planned operations. As of the last quarter of the fiscal year ended May 31, 2005, it is primarily engaged in the acquisition, exploration and development of energy resources.

c.    Basic and Diluted Loss per Share

As per SFAS No. 128, Earnings per Share, basic loss per share is computed by dividing the loss for the period by the weighted average number of common shares outstanding for the period.

Fully diluted loss per share reflects the potential dilution of securities by including other potential common stock, including stock options and warrants, in the weighted average number of common shares outstanding for a period and is not presented where the effect is anti-dilutive. The presentation is only of basic loss per share as the effect of potential dilution of securities has no impact on the current period's basic loss per share.

d.    Revenue Recognition

Revenues from the sale of oil and gas, which do not require any significant production, modification or customization for the Company's targeted customers, are recognized when: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the Company's fee is fixed and determinable, and; (4) collectibility is probable. As of May 31, 2005, the Company does not have any multiple element arrangements with any of its customers.

e.    Cash and Cash Equivalents

The Company considers all short-term debt securities purchased with a maturity of three months or less at the time of issuance to be cash equivalents.

f.     Provision for Taxes

The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

At May 31, 2005, the Company had an accumulated net operating loss of $728,000. The realization of the benefits from this deferred tax asset appears uncertain due to the Company's limited operating history. Accordingly, a valuation allowance has been recorded which offsets the deferred tax asset at the end of the year.

g.    Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of estimates include stock based compensation, impairment of proven and unproven properties, and amortization of property, plant and equipment. Actual results could differ from management's best estimates as additional information becomes available in the future.

h.    Impaired Assets

In accordance with the requirements of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company determined the carrying value of its long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The costs incurred to acquire a mineral claim (See Note 5, Mineral Claim) was expensed in 2002 as exploration costs.

i.     Foreign Currency Translation

The Company has adopted Financial Accounting Standard No. 52, Foreign Currency Translation. The Company determined its functional currency is the Canadian dollar as substantially all of its operations are in Canada, and the current rate method is used to translate the financial statements into US dollars. All assets and liabilities are translated using the exchange rate in effect at the period end and revenues and expenses are translated at the average exchange rate for the period. Translation gains and losses are accumulated in Other Comprehensive loss in stockholders' deficit.

j.     Derivative Instruments

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

At May 31, 2005, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

k.    Exploration Costs

Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified.  To date the Company has not established any proven reserves on its mineral property.

l.     Oil and Gas Properties

The Company uses the full cost method in accounting for oil and gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties are capitalized. Such costs include land and lease acquisition costs, annual carrying charges of non-producing properties, geological and geophysical costs, costs of drilling and equipment productive and non-producing wells, direct exploration salaries and related benefits, depreciation on property and equipment used in oil and gas exploration, and interest costs incurred with respect to financing oil and gas acquisition, exploration and development activities.

Costs are depleted using the composite unit-of-production method based upon proved reserves estimated by professional engineers. Reserves are converted to equivalent units on the basis of approximate relative energy content. As of May 31, 2005, no proved oil and gas reserves had been identified and no depreciation or depletion has been recorded to date.

Investments in unproved properties and major development projects not subject to amortization are not amortized until proved reserves associated with the projects can be determined, or until impairment occurs.

Capitalized costs are generally limited under "ceiling tests" to the value of future net revenues from estimated production of proved reserves at current prices and costs plus the lower of cost and estimated net realizeable value of unproved properties. If capitalized costs are determined to exceed estimated future net revenues, a write-down of carrying value is charged to depletion in the period.

m.    Deferred Share Offering Costs

Deferred share offering costs represent professional fees and other expenses related to filing registration statements with the Securities and Exchange Commission in anticipation of a planned share offering. These costs are netted against proceeds of the offering when it completes.

During the current year, the Company decided to abandon the planned share offering. All related costs were charged to operation in the current year.

n.    Stock Based Compensation

In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standard No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (SFAS No. 148), an amendment of Financial Accounting Standard No. 123 Accounting for Stock-Based Compensation (SFAS No. 123). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The adoption of SFAS 148 has not had an impact on the Company's financial position or results of operations.

The Company has elected to continue to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion NO. 25, Accounting for Stock Issued to Employees, (APB No.25) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company's stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past service and pro-rata for future service over the option-vesting period.

In accordance with SFAS No. 123, the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services (EITF 96-18). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

As at May 31, 2005, the Company had not granted any stock options.

o.    Asset Retirement Obligations

The Company follows SFAS No. 143, relating to the financial accounting and reporting of obligations for tangible long lived asset retirement obligations and associated asset retirement costs. Management has reviewed the anticipated obligations and retirement costs of long lived assets for known obligations under contract, common practice, or laws and regulations in effect or anticipated.

p.    Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs ("SFAS 151"). SFAS 151 requires issuers to treat idle facility expense, freight, handling costs, and wasted material (spoilage) as current-period charges regardless of whether such charges are considered abnormal. In addition, SFAS 151 requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 will be effective for all inventory costs incurred in fiscal years beginning after June 15, 2005. Management believes the adoption of this standard will not have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS No. 123(R)), which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. SFAS No. 123(R) is effective for all interim periods beginning after December 15, 2005. Management is currently evaluating the impact of SFAS No. 123(R) on the Company's financial condition and results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions (SFAS No. 153). SFAS No. 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 will be effective for fiscal periods beginning after June 15, 2005. Management does not believe that the adoption of SFAS No. 153 will have a material impact on the Company's financial condition or results of operations

4.    Financial Instruments

a.    Credit Risk

The Company maintains cash deposits with financial institutions, which from time to time may exceed federally insured limits. The Company has not experienced any losses in connection with these deposits and believes it is not exposed to any significant credit risk from cash. At May 31, 2005, the Company did not have cash balances on deposit that exceeded the federally insured limits.

b.    Fair Values

SFAS No. 107, Disclosures about Fair Values of Financial Instruments, requires disclosing fair value to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, prepaid, accounts payable and accrued expenses, advances due to related parties, and short term debts, it was assumed that the carrying amounts approximate fair value because of the near term maturities of such obligations. The fair value of debt was determined based on current rates at which the Company could borrow funds with similar remaining maturities, which amount approximates its carrying value.

c.    Foreign Exchange Risk

The Company may be subject to significant currency risk due to the fluctuations of exchange rates between the Canadian dollar and the U.S. dollar.

d.    Liquidity Risk

The Company is exposed to liquidity risk as its continued operations are dependent upon obtaining additional capital or achieving profitable operations to satisfy its liabilities as they come due.

5.     Mineral Claim

Pursuant to a purchase agreement dated April 11, 2002, as amended on October 1, 2002, the Company acquired an undivided 100% interest of one mineral claim in the Liard Mining Division in the Toodoggone area of North-Central British Columbia, Canada.

Pursuant to this agreement, if the Company fails to spend $100,000 on the property prior to December 31, 2005, the property must be transferred back to the previous owner unless the Company exercises its right to extend the agreement to a maximum of two additional years to December 31, 2007 by paying $2,000 per year from December 31, 2003 to December 31, 2006. All extension payments may be deducted against the net smelter return royalty. The Company paid $2,000 on December 31, 2003 and 2004 to maintain its right.

The claim is subject to a 3% net smelter return royalty. The Company has a right to purchase up to an aggregate of sixty percent (60%) of such royalty interest at a price of $1,000,000 for each thirty percent (30%) interest.

As there are no proven mineral reserves on the property and in view of the uncertainty with respect to recovery of costs incurred to acquire the claim, all amounts spent on the property were expensed as incurred.

Subsequent to the year end, the Company decided not to pursue the property and will not make further payments to extend its right on the property. It is anticipated that the property will be returned to the previous owner.

6.  Advances in Respect of Oil and Gas Interest Acquisition

All of the Company's oil and gas activities are currently conducted in Canada. The following costs were incurred in oil and gas acquisition, exploration and development activities during the following periods:

	May 31,
	2005	2004	Total
Advances in respect of planned acquisition	$789,783	$—	$789,783
Development costs – unproved	91,404	—	91,404
	$881,187	$—	$881,187

Manyberries, Alberta, Canada

On March 3, 2005, the Company entered into an Oil & Gas Asset Sale Agreement ("OGAS Agreement") with Goldstar Gas Corp ("Goldstar"). Pursuant to the terms of the OGAS Agreement, the Company agreed to acquire a 90% interest in a bare trust from Goldstar. The bare trust is administered by MB Gas Inc. ("MB Gas"), as bare trustee, which holds legal title to certain unproven petroleum and natural gas assets on behalf of Goldstar as set out in the OGAS Agreement. The Company agreed to acquire the beneficial interest in consideration for the issuance of 2,000,000 common stock of the Company to Goldstar, a cash payment of $99,483 and the assumption of Goldstar's debt amounting to $624,751. In addition to the issuance of shares to Goldstar, the company agreed to issue 250,000 common stock of the Company as an agency fee in connection with the OGAS Agreement.

The closing of the OGAS Agreement is subject to the satisfaction of conditions precedent to closing as set out in the agreement, including the issuance of 2,250,000 common stock of the Company with an estimated value of $900,000 (Note 9a).

Upon the closing of the OGAS Agreement, the Company will own a controlling interest in the bare trust that holds the legal interest in the Manyberries Gas Project, which is located in the southeastern region of Alberta, Canada, and a controlling interest in a sweet and sour gas processing and compression facility. In contemplation of the close of the OGAS Agreement, Goldstar has agreed to permit the Company to hold the 90% interest in the bare trust as of December 15, 2004. From this date, the Company has made advances to and incurred expenses from MB Gas as operator of the assets and trustee of the trust.

The sweet and sour gas processing and compression facility is connected to five gathering lines from local wells:  three for natural gas, one for produced water and one for fuel gas (collectively, the "Facilities").  MB Gas will continue to act as the Facilities' operator and, where necessary, act as a general contractor for further facilities construction.

 On March 3, 2005, the Company signed a Project Development and Project Management Agreement with MB Gas. The Company agreed to pay MB Gas a monthly fee of $15,916 (Cdn$20,000) as the operator of the property up to December 31, 2006. During the year ended May 31, 2005, the Company paid MB Gas a total of $48,555, which was capitalized as development costs.

As at May 31, 2005, the amount recorded as advances in respect of planned acquisition consists of a $99,483 cash payment, $624,751 in assumed debt (which was paid in full prior to year end), capitalized interest of $20,794 and $44,755 incurred in respect of a Petroleum and Natural Gas License Agreement the Company intends to secure with the Province of Alberta in order to obtain access to an additional 1,536 hectares of land surrounding the Manyberries area for an initial term of two years.

7.    Loans payable

	May 31, 2005	May 31, 2004

Unsecured demand promissory note, payable to a non-related party, bearing interest at 3% per month. Interest is payable monthly. Principal (Cdn $100,000) is due on April 26, 2006.	$79,586	$—

Secured demand promissory note payable to a non-related party, bearing interest at 3% per month payable monthly, principal due on May 31, 2006 (Cdn $500,000), secured by a floating charge over all of the Company's assets to a maximum of $700,000 and a specific charge over all of the shares of the Company's subsidiary.	397,931	—
	$477,517	$—

During the year ended May 31, 2005, the Company has incurred a total of $8,497 in interest relating to the above loans.

8.     Advances From Related Party

Advances from related party represent loans from an officer of the Company that are unsecured, non-interest bearing and have no fixed terms for repayment.

9.    Share Capital

a     Common Stock

Authorized – 1,125,000,000 common shares, $0.001 par value.

45,598,000 shares of common stock were issued to current shareholders on March 3, 2004, as part of a 1:15 forward stock split. In contemplation of this stock split, the authorized share capital was increased from 75,000,000 to 1,125,000,000, and the number of shares issued and outstanding increased from 3,257,000 to 48,855,000. The par value of the stock remained as $0.001 per share. Unless otherwise noted, all references to common stock, common shares outstanding, average numbers of common shares outstanding and per share amounts in these financial statements and the notes to financial statements prior to the effective date of the forward stock split have been restated to reflect the 1:15 forward split on a retroactive basis.

During the fiscal year ended May 31, 2002, 7,500,000 shares of common stock were issued to officers and directors for cash. There was no public offering of any securities. These shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Shares were issued for a total cash consideration of $3,500.

During the fiscal year ended May 31, 2003, 6,750,000 shares of common stock were issued, for a total cash consideration of $4,500 pursuant to a private placement. The funds were received during the fiscal year ended May 31, 2004.

During the fiscal year ended May 31, 2004, 34,605,000 shares of common stock were issued for a total cash consideration of $23,070 pursuant to a private placement.

On October 28, 2004, 3,281,250 shares of common stock owned by the former President and Secretary were returned to treasury for cancellation, following her resignation as part of a management reorganization

Upon the closing of the OGAS Agreement dated March 3, 2005, the Company will issue 2,250,000 shares of common stock which will have an estimated fair value of $900,000.

a     Consultant Compensation Plan

In accordance with the Company's 2004 Consultant Compensation Plan, on September 23, 2004, the Company filed with the Securities and Exchange Commission a registration statement on "Form S-8 - For Registration Under the Securities Act of 1933 registering 9,771,000 shares of common stock under the Consultant Compensation Plan. In accordance with the terms of the plan, the Board of Directors is authorized to issue shares to consultants without further shareholder approval to a maximum of 9,771,000 shares.

On October 12, 2004, the Company issued 1,095,000 shares of common stock pursuant to terms of the Consultant Compensation Plan to various consultants for services rendered. The shares issued to consultants were valued at $427,050, being the fair value of the shares at the date of issuance in accordance with SFAS No. 123 and EITF 96-18. The amount was recorded as consulting fee during the year.

10.      Supplemental Disclosure with respect to cash flows

During the year ended May 31, 2005, the Company issued 1, 095,000 common shares with a fair value of $0.39 per share under the Company's Consultant Compensation Plan The Company recorded $427,500 as consulting fee expense in the year.

11.      Commitments and Contingencies

a     Agreements for investor relations services

The Company is committed to two agreements for investor relations' services, as follows: (a) $5,000 per month to April 18, 2006, for advertising, marketing and communication consulting services; and (b) $10,000 per month to March 1, 2006, for marketing and investor relations services. During the year ended May 31, 2005, the Company paid $40,000 in respect of these agreements.

a     Management services

The Company is committed to pay $2,500 per month to an officer of the Company for management consulting services, effective March 1, 2005..

c.    Consulting services agreement

The Company is committed to pay $3,979 (Cdn $5,000) per month and issue 250,000 common shares of the Company on or before June 1, 2005. The agreement is for a term of one year expiring March 31, 2006.

Subsequent to the year end, the agreement was terminated and the Company is not obligated to issue the above mentioned shares.

d.    Advance from related party

During fiscal 2005, a company (the "Lender") owned by a person related to an officer of the Company advanced $159,172 to the officer and the officer then advanced the amount to the Company. The Lender claims that the original advance was intended to be used for purchasing 400,000 common shares and 400,000 warrants of the Company pursuant to a private placement and has demanded that the shares be issued. The Company plans to repay the advance and does anticipate that any further costs will be incurred in connection with this matter.

12.      Related Party Transactions

The Company entered into the following related party transactions:

i.	Received advances from an officer of the Company in the amount of $836,376. The amount is unsecured, non-interest bearing and has no fixed terms for repayment (Note 11d);

ii.	Incurred a $7,560 management fee payable to an officer (2003 - Nil) of which $5,557 is included in accounts payable at year end;

13.          Future Income Taxes

The Company has net operating loss carry forwards for income taxes amounting to approximately $728,000 as at May 31, 2005 (2004 - $34,000) which may be available to reduce future years' taxable income. These carry forwards will expire, if not utilized. Management believes that the realization of the benefits from these losses appears uncertain due to the Company's limited operating history and continuing losses. Accordingly, a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

14.      Subsequent Events

(a)
On June 17 2005, the Company entered into an agreement with MB Gas to acquire a 90% interest in MB Gas's working interest, existing wells, gathering pipelines, wellsite and plant facility in the Manyberries area of Alberta, Canada for a total purchase price of $275,000. As part of the agreement the Company will also receive various percentage interests in related property sections. The Company has paid $175,000 and the Company must pay the balance not later than December 31, 2005.

(b)
On July 21, 2005, the Company entered into a licensing agreement concerning a technology, referred to as "Suncone" which is intended to economically collect solar energy using non-imaging optics methodology. Pursuant to the licensing agreement, the Company will have the exclusive right to apply the Suncone technology to distributed energy systems, electric power plants, saline water desalinations systems and other applications. The Company will be responsible for funding the development and commercialization of the technology. As consideration for granting the license, the licensor will receive a royalty of 5 to 8 % of gross sales from licensed products, and 2% of sales of electrical power or desalinated water.

(c)
On July 28, 2005, the Company entered into a letter agreement with Solar Roofing Systems Inc., ("Solar") for the purchase of up to twenty percent (20%) of the then issued and outstanding common shares of Solar for CDN $2,200,000. The Company will be required to pay a good faith, non-refundable deposit of CDN $20,000 within five (5) business days from the date of execution of the letter agreement, such deposit to be credited against the first payment required in the payment schedule. Payment of the of the purchase price is to be as follows: (i) payment of CDN $750,000 45 days after the date of execution of the letter agreement; (ii) payment of CDN $750,000 90 days after the date of execution of the letter agreement; (iii) payment of CDN $500,000 120 days after the date of execution of the letter agreement and; (iv) payment of CDN $200,000 180 days after the date of execution of the letter agreement. Proceeding with this transaction is subject to the Company completing its due diligence procedures.

Solar develops and manufactures environmentally friendly energy products that utilize solar power to produce electricity.

(d)
Effective August 1, 2005, the Company entered in to a consulting agreement for oil and gas management and operations services, for $5,000 per month. The agreement has a term of twelve months, with the option to extend the agreement for further one-month periods. Either party may terminate the agreement upon 30 days written notice.

Connect Renewable Energy, Inc.
Financial Statements
December 31, 2005

Independent Auditors' Report

Balance Sheets

Statements of Operations

Statements of Changes in Stockholders' Equity

Statements of Cash Flows

Notes to Financial Statements

Independent Auditors' Report

To the Board of Directors
Connect Renewable Energy, Inc.

We have audited the accompanying balance sheets of Connect Renewable Energy, Inc. as of December 31, 2005, and the related statements of operations, changes in stockholders' equity, and cash flows from April 15, 2005 through December 31, 2005. These financial statements are the responsibility of Connect Renewable Energy, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Connect Renewable Energy, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the period April 15, 2005 through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations and requirement for additional funding raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

May 8, 2006

PETERSON & CO., LLP
San Diego, California

Connect Renewable Energy, Inc.
Balance Sheet
December 31, 2005

Assets

Current Assets
Cash and cash equivalents	$74,517
Accounts receivable	52,388
Inventory	133,616
Total current assets	260,521

Property, Plant & Equipment, net	50,314
Deposits	6,345
Goodwill	1,732,624
1,789,283

Total assets	$2,049,804

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$282,675
Accrued liabilities	22,482
Accrued interest	60,192
Accrued litigation liabilities	111,689
Customer deposits	8,000
Current maturities of notes payable, related parties	151,891
Current maturities of notes payable	455,844
Total current liabilities	1,092,773

Long Term Liabilities
Notes payable, related parties	790,341
Total long term liabilities	790,341

Stockholders' Equity
Common stock, .001 par value, 10,000,000 shares authorized, 2,205,000 shares issued and outstanding	2,205
Additional paid in capital	554,344
Receivable from sale of stock	(18,750)
Accumulated deficit	(371,109)
Total stockholder's equity	166,690

Total liabilities and stockholders' equity	$2,049,804

The accompanying notes are an integral part of these statements.

Connect Renewable Energy, Inc.
Statements of Operations
For the period of April 15, 2005 through December 31, 2005

Revenues, net	$501,488
Cost of sales	183,441
Gross profit	318,047

Operating Expenses
Wages, commissions and related employee expenses	170,545
Consulting	141,750
Depreciation	7,683
Insurance	20,634
Rent	27,250
Professional fees	96,892
Repairs and maintenance	1,609
Research and development	78,433
Miscellaneous	74,142
Total operating expenses	618,938

Loss from operations	(300,891)

Other income (expense)
Interest expense	(70,473)
Other income	255
Total other income (expense)	(70,218)

Loss before income taxes	(371,109)

Provision for income taxes	—

Net loss	$(371,109)

The accompanying notes are an integral part of these statements.

Connect Renewable Energy, Inc.
Statements of Stockholders' Equity
For the period of April 15, 2005 through December 31, 2005

	Common Stock		Additional Paid in Capital	Receivables from Sale of Stock	Accumulated Deficit	Total Stockholders Equity
	Shares	Amount

Stock issued in purchase transaction	2,105,000	$2,105	$524,145	$—	$—	$526,250

Issuance of stock options to consultants			5,299			5,299

Exercise of stock options	100,000	100	24,900			25,000

Receivable from sale of stock				(18,750)		(18,750)

Net loss					(371,109)	(371,109)
Balance at December 31, 2005	2,205,000	$2,205	$554,344	$(18,750)	$(371,109)	$166,690

The accompanying notes are an integral part of these statements.

Connect Renewable Energy, Inc.
Statements of Cash Flows
For the period of April 15, 2005 through December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(371,109)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,683
Stock based consulting fees	5,299
Change in operating assets and liabilities, net of effects of purchase of Connect by Computer, LLC:
Accounts receivable	(25,337)
Inventory	(103,616)
Deposits	(2,650)
Accounts payable and accrued expenses	207,759
Accrued interest	60,192
Customer deposits	8,000
Net cash provided by operating activities	(213,779)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired in purchase of Connect by Computer, LLC	5,915
Purchase of property and equipment	(27,059)
Net cash used in investing activities	(21,144)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan, related party	89,575
Proceeds from loans	275,000
Repayment of loan, related party	(55,135)
Net cash provided by financing activities	309,440

Net increase in cash and cash equivalents	74,517

Cash and cash equivalents, at April 15, 2005	-

Cash and cash equivalents, at the end of the period	$74,517

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Income taxes paid	$-
Interest paid	$13,537

NON CASH FINANCING AND INVESTING ACTIVITIES

Note payable issued in connection with acquisition	$650,000
Common stock issued in connection with acquisition	$526,250
Reclassification of accrued liabilities to notes payable	$131,731
Non cash exercise of stock options	$25,000
The accompanying notes are an integral part of these statements.

Connect Renewable Energy, Inc.
Notes to the Financial Statements

Note 1 - Organization and Significant Accounting Policies

Business and Organization

Connect Renewable Energy, Inc. (“CRE”) was formed April 15, 2005 with the acquisition of the assets and intellectual property and assumption of the liabilities of Connect by Computer, LLC. CRE manufactures Photovoltaic (“PV”) integrated roofing tiles. The Company produces light weight, fire-rated, waterproof, building-integrated PV roofing solutions that can be safely and easy installed by professional roofing contractors. The Company has developed and is now producing a line of photovoltaic tiles that blend seamlessly with the colors and edge profiles of the most commonly used cement tiles.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and investments that are readily convertible into cash and have original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the historical carrying amount net of write-offs and allowances for doubtful accounts. The Company establishes an allowance for uncollectible accounts receivable based on historical experience and review and analysis of any specific customer collection issues identified. Uncollectible accounts receivable are written off when a settlement is reached for an amount that is less than the outstanding historical balance or when the Company has determined the balance will not be collected. Based on an analysis of outstanding accounts receivable at December 31, 2005, no allowance for doubtful accounts was considered necessary.

Inventory

Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

Property and Equipment, Net

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Costs incurred for maintenance and repairs are expensed as incurred and expenditures for major replacements and improvements are capitalized.

Goodwill

In accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, the Company completed its annual impairment test of goodwill at the end of 2005 and determined that no impairment loss was necessary. Additionally, goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company below its carrying value.

Income Taxes

As a corporation the Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

Revenue Recognition

Revenue is recognized when products are shipped from stock. Net sales are arrived at by deducting discounts and returns.

Advertising Costs

Advertising costs are expensed as incurred. For the period ended December 31, 2005 advertising expense was $1,700.

Shipping and Handling Costs

The Company's shipping and handling costs are included in cost of goods sold.

Stock-Based Compensation

The Company measures compensation expense related to the grant of stock options and stock-based awards to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, under which compensation expense, if any, is generally based on the difference between the exercise price of an option, or the amount paid for the award and the market price or fair value of the underlying common stock at the date of the award. Stock-based compensation arrangements involving non-employees are accounted for under SFAS No. 123, “Accounting for Stock-Based Compensation,” under which such arrangements are accounted for based on the fair value of the option or award.

SFAS No. 123 requires the Company to provide pro forma information regarding net income (loss) as if compensation cost for the Company's stock option issuances had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following assumptions used for grants in the years 2005: dividend yield of zero percent, risk-free interest rates of 5%, expected life ranging from five to ten years, and expected volatility of 75%.

Under the provisions of SFAS No. 123, as amended by SFAS No. 148 “Accounting for Stock Based Compensation,” the Company's pro forma net loss and loss per share for the period ended December 31, 2005 would have been as follows:

2005
Net loss, as reported	$(371,109)
Pro forma Employee Stock-based compensation	(1,126)
Pro forma net loss	$(372,235)

Fair Value of Financial Instruments

The carrying value of the Company's cash, accounts receivable, notes receivable, accounts payable and notes payables are measured at cost and approximate their respective fair values.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), which replaces APB Opinion No. 120, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 changes the requirements for accounting and reporting a change in accounting principle, and applies to all voluntary changes in accounting principles, as well as changes required by an accounting pronouncement in the unusual instance it does not include specific transition provisions. Specifically, SFAS No. 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the effects of the change, the new accounting principle must be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and a corresponding adjustment must be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of the change, the new principle must be applied as if it were adopted prospectively from the earliest date practicable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS No. 154 does not change the transition provisions of any existing pronouncements. The Company does not anticipate the adoption of SFAS No. 154 will have a significant impact on its financial statements.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”).  SFAS No. 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.”  SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award.   SFAS No. 123(R) is effective for fiscal years beginning after June 15, 2005.  The Company is currently evaluating the impact of the adoption of this Statement which is required to be adopted in the fiscal year 2006.

In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, “Inventory Costs” (“SFAS No. 151”). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material.  This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  SFAS No. 151 is effective for fiscal years beginning after June 15, 2005.  The Company intends to adopt SFAS No. 151 on January 1, 2006, the beginning of its 2006 fiscal year.  The adoption of SFAS No. 151 is not expected to have a material impact on the Company's financial statements.

Note 2 - Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  Since inception, the Company has incurred cumulative net losses of approximately $371,000 and had a working capital of deficit of approximately $832,000 at December 31, 2005. As a result of the Company's history of losses and cash position at December 31, 2005, the Company's independent auditors included an explanatory paragraph in its report on the Company's financial statements raising substantial doubt about the Company's ability to continue as a going concern.

The continued operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund future product development and investments, and ultimately to attain profitable operations. The Company expects to continue to incur losses as it develops and invests in technologies within the renewable energy sector, and does not expect to attain profitability in the near future. Since its inception, the Company has funded operations through short-term and long-term borrowings. As described in Note 13, in March 2006 the Company completed a transaction, pursuant to which 100% of the stock of the Company was acquired by Open Energy Corporation. The Company's future operations are dependent upon receipt of the working capital funds and its ability to generate revenues and achieve profitable operations. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 - Factored Accounts Receivable and Factoring Agreement

Accounts receivable consists of the following at December 31, 2005:

2005
Amounts due from factor	$6,800
Unfactored accounts receivable	35,588
Total accounts receivable	$52,388

In November 2005, the Company entered into a factoring agreement pursuant to which an aggregate of $84,000 of accounts receivable was assigned to the factoring bank. The factoring agreement provides for non-recourse advances of 80% of assigned receivables, and through December 31, 2005 a total of $67,200 had been received by the Company from the factor. Subsequent to December 31, 2005, the factor received full payment of assigned receivables, and the Company received the balance due from factor, less applicable fees.

Note 4 - Inventories

Inventories consisted of the following at December 31, 2005:

2005
Raw Materials	$72,619
Finished Goods	60,997
Total Inventories	$133,616

Note 5 - Property and Equipment

Property and equipment consisted of the following at December 31, 2005:

2005
Furniture and equipment	$57,997
Accumulated depreciation	(7,683)
Total furniture and equipment	$50,314

Depreciation expense was $7,683 for the period ended December 31, 2005.

Note 6 - Goodwill

Connect Renewable Energy, Inc. (CRE) was formed April 15, 2005 with the acquisition of the assets and intellectual property and assumption of the liabilities of Connect by Computer, LLC. Consideration totaled $1,176,250 and consisted of a note payable for $650,000 and 2,105,000 shares of common stock valued at $0.25 per share. The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their estimated fair values:

Cash and accounts receivables	$22,566
Other assets	64,633
Note receivable – related party	10,400
Goodwill	1,732,624
Total assets acquired	1,830,223

Accounts payable and accrued liabilities	103,648
Contingent liabilities	243,420
Note payable	180,844
Note payable - related party	126,061

Total liabilities assumed	653,973

Estimated fair value of net assets acquired	$1,176,250

Note 7 – Related Party Transactions

Operating expenses for the period ended December 31, 2005 include expenses for consulting services and professional fees of $141,750 and $48,355, respectively, incurred pursuant to agreements with companies controlled by individuals who are also officers and directors of the Company. As of December 31, 2005 a total of $173,305 is owed under these agreements and is included in accounts payable.

Notes payable related party debt at December 31, 2005 consists of the following:

Unsecured demand promissory note payable to a related party, bearing interest at 8% per annum, payable monthly beginning May 1, 2006.	$650,000

Unsecured demand promissory note payable to a related party, bearing interest at 8% per annum, payable in 12 monthly installments beginning on October 1, 2007	131,731

Unsecured demand promissory note payable to a related party, for advances to the Company, bearing interest at 8% per annum, payable in 12 monthly installments beginning on April 1, 2006	34,440

Unsecured demand promissory note payable to a related party, bearing interest at 8% per annum from April 1, 2005 until paid in full. Principal and accrued interest is due March 31, 2006	41,033

Unsecured demand promissory note payable to a related party, bearing interest at 8% per annum from April 1, 2005 until paid in full. Principal and accrued interest is due March 31, 2006	10,028

Unsecured demand promissory note payable to a related party, bearing interest at 8% per annum from April 1, 2005 until paid in full. Principal and accrued interest is due March 31, 2006	75,000
942,232
Less current portion	151,891
$790,341

For the period ended December 31, 2005, the Company has accrued $49,796 in interest expense related to the above loans.

Aggregate maturities of notes payable (excluding note payable, related party) during the next five years are as follows:

Year ending December 31,	2005

2006	$151,891
2007	167,472
2008	275,131
2009	218,635
2010	129,103
$942,232

Note 8 – Notes Payable

Current unrelated party debt (excluding notes payable, related parties) at December 31, 2005 consists of the following:

Working capital note payable to an unrelated party, bearing interest at 8% per annum from date of issuance. Principal and accrued interest is due March, 31, 2006	$275,000

Unsecured demand promissory note payable to an unrelated party, bearing interest at 8% per annum from April 1, 2005 until paid in full. Principal and accrued interest is due March, 31, 2006	149,044

Unsecured demand promissory note payable to an unrelated party, bearing interest at 8% per annum from April 1, 2005 until paid in full. Principal and accrued interest is due March, 31, 2006	31,800
$455,844

For the period ended December 31, 2005, the Company has accrued $12,215 in interest expense related to the above loans.

Note 9 – Commitments

Operating Leases

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2005:

Year ending December 31,
2006	$27,597
2007	3,902
$31,499

Rent expense was $27,250 for the period ending December 31, 2005.

Note 10 – Income Taxes

There is no income tax provision for the Company for the year ended December 31, 2005. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and tax purposes. At December 31, 2005, the Company has available net operating loss carry forwards of $519,000 for federal and state income tax purposes. The net operating losses will begin expiring in 2025 and 2015 for federal and state income tax purposes, respectively. The ultimate realization of the net operating losses may be limited if an ownership change occurs under Internal Revenue Code section 382. The Company has fully reserved the tax benefit of the temporary differences as the likelihood of realization of the benefit can not be established.

Significant components of the Company's net deferred tax assets consist of the following at December 31, 2005 and 2004:

Deferred tax assets
Interest related party	$24,000
Accrued expenses	48,000
Net operating losses	222,000
294,000
Deferred tax liabilities
Goodwill	135,000
Depreciation	1,000
136,000

Net deferred tax asset before valuation allowance	158,000
Less valuation allowance	(158,000)
Net deferred tax asset	$—

Note 11 – Stock options

Effective April 15, 2005 the Company established the 2005 Stock Option Plan ("the Plan"), which allowed for the issuance of up to 300,000 shares of the Company's common stock. At the Board's discretion, employees, directors and consultants may be granted both non-qualified and incentive options that allow for the purchase of shares of the Company's common stock. Incentive options are options which satisfy the requirements of Section 422 of the Internal Revenue Code ("IRC") of 1986, as amended.

During 2005, the Company issued options to employees to purchase 220,000 shares of its common stock, at an exercise price of $0.25. All options granted during the period have a term of 10 years and were issued at an exercise price equal to the market value of the underlying stock at the date of grant.

A summary of stock option activity follows:

Number of shares
Granted	220,000
Contingencies not met	(25,000)
Exercised	(100,000)
Outstanding at December 31, 2005	95,000

At December 31, 2005, there were 30,000 exercisable options.

Note 12 –Stockholders' Equity

Common Stock

At December 31, 2005 the authorized capital of the Company consists of 10,000,000 shares of .001 par value common stock of which 2,205,000 shares were issued and outstanding.

Receivable from Sale of Stock

Note receivable from stock sale resulting from the exercise of stock options for notes totaled $18,750, and is reported as a reduction of stockholders' equity. The note bears interest at an annual rate of 8% and matures in October of 2006.

Note 13 - Subsequent Event

On March 30, 2006, Open Energy Corporation ("OEC") completed the acquisition and merger of Barnabus/CRE Acquisition Corporation, a wholly-owned subsidiary of the Company, with and into Connect Renewable Energy, Inc. ("CRE"), pursuant to the terms of the Agreement and Plan of Merger dated February 8, 2006 among the Company, CRE and certain other parties (the "Merger Agreement"). As a result of the merger, CRE became a wholly-owned subsidiary of Open Energy Corporation. A director of Open energy Corporation was the President and Chief Executive Officer of CRE before the merger. Pursuant to the Merger Agreement, all of the outstanding shares of common stock of CRE were converted into the right to receive an aggregate of 5,000,000 shares of Open Energy Corporation common stock.

In connection with the merger, Open Energy Corporation entered into a consulting agreement with Connect by Computer, LLC, an entity affiliated with Mr. Gangemi, pursuant to which Mr. Gangemi has agreed to provide consulting services to OEC in the capacity of Chief Technology Officer and serve as a director for a period of two years. In consideration of such services, OEC agreed to pay $16,000 per month for each full month of services rendered. OEC also agreed to grant to Connect by Computer, LLC, 1,000,000 shares of common stock effective as of the date of the merger and 2,000,000 additional shares of common stock subject to the achievement by CRE of certain net sales targets following the merger.

Solar Roofing Systems, Inc.
Financial Statements
December 31, 2005 and 2004

Table of Contents

INDEPENDENT AUDITORS' REPORT

BALANCE SHEETS

STATEMENTS OF OPERATIONS

STATEMENTS OF STOCKHOLDERS' EQUITY

STATEMENTS OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

Independent Auditors' Report

To the Board of Directors of
Solar Roofing Systems, Inc.

We have audited the accompanying balance sheets of Solar Roofing Systems, Inc. as of December 31, 2005 and 2004 and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Solar Roofing Systems Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solar Roofing Systems, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations and requirement for additional funding raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

May 4, 2006

Peterson & Co., LLP
San Diego, California

Solar Roofing Systems, Inc.
Balance Sheets
December 31, 2005 and 2004

ASSETS
	2005	2004
CURRENT ASSETS
Cash and cash equivalents	$10,461	$10,313
Goods and services tax receivable	30,037	8,376
Inventories	575,944	—
Advances to stockholders	4,299	832
Prepaid expenses and other current assets	6,058	8,361
Total current assets	622,500	27,882

PROPERTY AND EQUIPMENT, NET	206,093	139,850
INTANGIBLE ASSETS, NET	90,809	59,576
OTHER LONG–TERM ASSETS	9,111	9,111

Total assets	$928,513	$236,419

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES’
Accounts payable	$114,174	$29,849
Accrued liabilities	100,309	44,757
Advances from stockholders	447,929	269,192
Current maturities of notes payable	47,766	47,766
Total current liabilities	710,178	391,564

LONG-TERM DEBT	71,326	95,246

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, no par value, 11,425,770 and 8,633,332
shares issued and outstanding at December 31, 2005
and 2004, respectively	1,386,607	177,329
Receivable from sale of stock	(53,737)	—
Accumulated deficit	(1,185,861)	(427,720)
Total shareholders' equity (deficit)	147,009	(250,391)

Total liabilities and stockholders' equity (deficit)	$928,513	$236,419

The accompanying notes are an integral part of these financial statements.

Solar Roofing Systems, Inc.
Statements of Operations
For the Years Ended December 31, 2005 and 2004

	2005	2004

REVENUES, NET	$—	$—

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	710,334	290,626

Loss from operations	(710,334)	(290,626)

OTHER EXPENSES
Loss on foreign exchange translation	(25,156)	(24,787)
Interest expense	(22,651)	(19,000)
Total other expenses	(47,807)	(43,787)

LOSS BEFORE INCOME TAXES	(758,141)	(334,413)

PROVISION FOR INCOME TAXES	—	—

NET LOSS	$(758,141)	$(334,413)

The accompanying notes are an integral part of these financial statements.

Solar Roofing Systems, Inc.
Statements of Stockholders' Equity
For the Years Ended December 31, 2005 and 2004

	Common Stock		Receivable from Sale of Stock	Accumulated Deficit	Total
	Shares	Amount

Balance, December 31, 2003	7,900,000	$6,093	$—	$(93,307)	$(87,214)

Shares issued for cash	720,832	168,116			168,116

Shares issued for services	12,500	3,120			3,120

Net loss				(334,413)	(334,413)

Balance, December 31, 2004	8,633,332	177,329	—	(427,720)	(250,391)

Shares issued for cash	2,692,438	1,179,185			1,179,185

Shares issued for services	100,000	30,093			30,093

Receivable from sale of stock			(53,737)		(53,737)

Net loss				(758,141)	(758,141)

Balance, December 31, 2005	11,425,770	$1,386,607	$(53,737)	$(1,185,861)	$147,009

The accompanying notes are an integral part of these financial statements.

Solar Roofing Systems, Inc.
Statements of Cash Flow
For the Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(758,141)	$(334,413)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	12,626	5,400
Stock issued for services	30,093	3,120
Changes in operating assets and liabilities:
Accounts receivable	(21,661)	(7,015)
Accounts receivable, related party	—	—
Inventories	(575,944)	—
Prepaid expenses and other assets	2,303	(17,472)
Accounts payable	84,325	(47,501)
Accrued liabilities	55,552	37,142
Net cash used in operating activities	(1,170,847)	(360,739)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(73,469)	—
Additions to intangible assets	(36,633)	(3,510)
Net cash used in investing activities	(110,102)	(3,510)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of stock	1,125,448	168,116
Advances from stockholders	178,737	55,467
Advances to stockholders	832	(61)
Proceeds for issuance of note payable	15,070	143,012
Payment on note payable	(38,990)	—
Net cash provided by financing activities	1,281,097	366,534

Net decrease in cash and cash equivalents	148	2,285

Cash and cash equivalents, at beginning of year	10,313	8,028

CASH AND CASH EQUIVALENTS, AT END OF YEAR	$10,461	$10,313

SUPPLEMENTAL DISCLOSURES

Income taxes paid	$—	$—
Interest paid	$9,462	$3,336

The accompanying notes are an integral part of these financial statements.

Solar Roofing Systems, Inc.
Notes to the Financial Statements

Note 1 - Organization and Summary of Significant Accounting Policies

Business and Organization

Solar Roofing Systems, Inc. (the "Company") was incorporated on February 7, 2003 under the Business Corporations Act in Ontario, Canada and is a Canadian-controlled private corporation. The Company is engaged in the business of developing environmentally friendly energy products that utilize photovoltaic (solar power) to produce electricity.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and investments that are readily convertible into cash and have original maturities of three months or less.

Inventory

Inventories consisting primarily of photovoltaic cells are stated at the lower of cost (first-in, first-out) or market (net realizable value).

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Costs incurred for maintenance and repairs are expensed as incurred and expenditures for major replacements and improvements are capitalized.

Intangible Assets

Intangible assets consist of trademarks and patents. The Company's trademark costs consist of legal fees paid in connection with applying for trademark rights. The trademarks have an indefinite life and therefore are not amortized. (See note 4)

The Company's patent costs consist of legal fees paid in connection with patents pending and acquired approved patents. The Company amortizes approved patents using the straight-line method over the period of estimated benefit. (See note 4)

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"), the Company periodically evaluates whether events or circumstances have occurred that may affect the estimated useful life or the recoverability of the remaining balance of the patent and trademarks. Impairment of the assets is triggered when the estimated future undiscounted cash flows do not exceed the carrying amount of the intangible asset. If the events or circumstances indicate that the remaining balance of the assets may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the assets and the fair value of such assets, determined using the estimated future discounted cash flows generated.

Income Taxes

The Company follows SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company has recorded a valuation allowance against the entire deferred tax asset due to the Company's history of losses and near break-even results. However, should the Company conclude that utilization of deferred tax assets is more likely than not, the value of the deferred tax asset would be increased by eliminating some or all of the valuation allowance.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were $16,442 and $1,420 for the years ended December 31, 2005 and 2004, respectively.

Foreign Currency Translation

The Company's functional currency is the U.S. dollar. Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Income statement accounts are translated at average rates for the month they were incurred. Gains and losses from translation of foreign currency financial statements into U.S. dollars are included in current results of operations. Aggregate foreign currency translation and transaction losses included in operations totaled $33,573 and $24,787 for the years ended December 31, 2005 and 2004, respectively.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"), which replaces APB Opinion No. 120, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS No. 154 changes the requirements for accounting and reporting a change in accounting principle, and applies to all voluntary changes in accounting principles, as well as changes required by an accounting pronouncement in the unusual instance it does not include specific transition provisions. Specifically, SFAS No. 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the effects of the change, the new accounting principle must be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and a corresponding adjustment must be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of the change, the new principle must be applied as if it were adopted prospectively from the earliest date practicable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS No. 154 does not change the transition provisions of any existing pronouncements. The Company has evaluated the impact of SFAS No. 154 and does not expect the adoption of this statement to have a significant impact on its statements of income or financial condition.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), "Share-Based Payment" ("SFAS No. 123(R)").  SFAS No. 123(R) replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees."  SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award.   SFAS No. 123(R) is effective for fiscal years beginning after June 15, 2005.  The Company does not anticipate the adoption of SFAS 123 to have an impact on its financial statements as the Company currently has no stock option plan.

In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, "Inventory Costs" ("SFAS No. 151"). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material.  This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal."  In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.  SFAS No. 151 is effective for fiscal years beginning after June 15, 2005.  The Company intends to adopt SFAS No. 151 on January 1, 2006, the beginning of its 2006 fiscal year.  The adoption of SFAS No. 151 is not expected to have a material impact on the Company's financial statements.

Note 2 – Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  Since inception, the Company has incurred cumulative net losses of approximately $1,186,000 and had a working capital of deficit of approximately $88,000 at December 31, 2005. These items raise substantial doubt about the Company's ability to continue as a going concern.

The continued operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund future product development and investments, and ultimately to attain profitable operations. The Company expects to continue to incur losses as it develops and invests in technologies within the renewable energy sector, and does not expect to attain profitability in the near future. Since its inception, the Company has funded operations through short-term and long-term borrowings. As described in Note 10, in March 2006 the Company completed a transaction, pursuant to which 100% of the stock of the Company was acquired by Open Energy Corporation. The Company's future operations are dependent upon receipt of additional working capital and its ability to generate revenues and achieve profitable operations. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 - Property and Equipment

Property and equipment consisted of the following at December 31, 2005 and 2004:

	2005	2004
Furniture and equipment	$13,477	$—
Shop equipment	15,701	—
Manufacturing equipment	141,850	139,850
Leasehold improvements	42,291	—
Less accumulated depreciation	(7,226)	—
	$206,093	$139,850

Depreciation expense was $7,226 and $0 for the years ended December 31, 2005 and 2004.

Note 4 – Intangible Assets

As of December 31, 2005, the Company has the following amounts related to intangible assets:

	Gross Carrying Amount	Accumulated Amortization	Net Amount
Amortized intangible assets:
Patented technologies	$40,000	$(15,300)	$24,700

Unamortized intangible assets:
Trademarks	11,000	—	11,000
Unpatented technologies	55,109	—	55,109
	66,109	—	66,109
	$106,109	$(15,300)	$90,809

As of December 31, 2004, the Company has the following amounts related to intangible assets:

	Gross Carrying Amount	Accumulated Amortization	Net Amount
Amortized intangible assets:
Patented technologies	$40,000	$(9,900)	$30,100

Unamortized intangible assets:
Trademarks	4,000	—	4,000
Unpatented technologies	25,476	—	25,476
	29,476	—	29,476

	$69,476	$(9,900)	$59,576

No significant residual value is estimated for the patented technologies which have a remaining useful life of approximately six years. Aggregate amortization expense for the years ended December 31, 2005 and 2004 totaled $5,400 and $5,400, respectively. The following table represents the total estimated amortization of intangible assets for the five succeeding years:

2006	$5,400
2007	5,400
2008	5,400
2009	4,408
2010 and thereafter	4,092
$24,700

Note 5 – Accrued Liabilities

Accrued liabilities consisted of the following at December 31, 2005 and 2004:

	2005	2004

Professional fees	$8,166	$2,467
Accrued wages and employee benefits	15,204	20,797
Accrued interest	44,790	21,493
Goods and Services Tax payable	20,168	—
Other	11,981	—
	$100,309	$44,757

Note 6 – Related Party Transactions

Advances to Stockholders

During the years ended December 31, 2005 and 2004, the Company advanced monies to various stockholders. The advances are payable on demand and are non-interest bearing. At December 31, 2005 and 2004, there were balances due from stockholders of $0 and $832, respectively.

Advances from Stockholders

During the years ended December 31, 2005 and 2004, the Company received advances from various stockholders of the Company. The advances are due on demand and bear interest at 6% per annum. At December 31, 2005 and 2004, there were balances due to stockholders of $447,929 and $269,192, respectively. Accrued interest was $44,790 and $21,493 at December 31, 2005 and 2004, respectively.

Note 7 – Notes Payable

In March 2004, the Company entered into a credit facility agreement for up to $250,000. The terms of the credit facility agreement require monthly installments of $4,630, plus interest at a variable rate based on the prime rate as quoted by the Bank of Montreal plus 3%. As of December 31, 2005 the interest rate was 8.0%. The note is due in March 2008 and is collateralized by equipment and personally guaranteed by certain shareholders of the Company.

The outstanding principal balance of the note at December 31, 2005 was $119,092, of which $47,766 is classified as current.

Aggregate maturities of long-term debt in the next five years are as follows:

Current portion	2006	$47,766

Long-term portion	2007	47,766
	2008	23,560

	Subtotal long-term portion	71,326

	Total debt	$119,092

Note 8 - Commitments

The Company leases certain facilities and equipment under operating leases. Future annual minimum rental commitments under operating leases as of December 31, 2005 are as follows:

2006	$60,083
2007	10,075
$70,158

Rent expense was $52,287 and $39,437 for the years ending December 31, 2005 and 2004.

Note 9 - Income Taxes

The Company is obligated to pay income taxes in Canada. For the years ended December 31, 2005 and 2004, the Company incurred net operating losses and, accordingly, no provision for income tax has been recorded.  In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets.  As of December 31, 2005, the Company had approximately $1,200,000 of federal and provincial net operating losses.  The net operating loss carryforwards, if not utilized, will begin to expire in 2010 for federal and provincial purposes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and tax purposes. Significant components of the Company’s net deferred tax liabilities consisted of the following at December 31, 2005 and 2004:

	2005	2005
Deferred tax assets	$433,267	$147,436
Net operating loss	—	3,574
Depreciation and amortization	433,267	151,010

Deferred tax liabilities
Depreciation and amortization	11,549	—
	11,549	—

Net deferred tax assets	421,718	151,010
Less: valuation allowance	(421,718)	(151,010)

Net deferred taxes	$—	$—

Note 10 - Stockholders' Equity

Common Stock

At December 31, 2005 and 2004 the Company had an unlimited number of authorized shares of no par value common stock, of which 11,425,770 and 8,633,332 shares, respectively, were issued and outstanding.

Receivable from Sale of Stock

During the year ending December 31, 2005, the Company sold stock which resulted in a receivable in the amount of $53,737, which is reported as a reduction of stockholders' equity. The balance was received subsequent to December 31, 2005

Note 11 - Subsequent Events

On April 10, 2006, Open Energy Corporation (formerly Barnabus Energy, Inc.) completed the acquisition and merger of all of the outstanding shares of the Company. Open Energy's subsidiary, 2093603 Ontario, Inc., acquired the outstanding shares of the Company for consideration equal to USD $3,204,263 in cash, 736,081 shares of Open Energy's common stock and 2,446,074 Class A shares of 2093603 Ontario, Inc. In addition, the former shareholders of the Company are entitled to receive up to 736,079 additional shares of Open Energy's common stock and up to 2,446,067 Class A shares within 90 days following the December 31, 2006 fiscal year end of the Company. Such share amounts will each be reduced by up to 50% in the event that the Company fails to satisfy certain gross sales targets for 2006. Each Class A share of 2093603 Ontario, Inc. is exchangeable for one share of Open Energy's common stock.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  Indemnification of Directors and Officers.

Section 78.138(7) of the Nevada Revised Statutes states that, unless a corporation's articles of incorporation provide differently, the directors and officers of a Nevada corporation are not individually liable to the corporation, its shareholders or its creditors for any damages resulting from the director's or officer's act or failure to act, unless it is proven that: (i) the director's or officer's act or failure to act constituted a breach of his or her fiduciary duties; and (ii) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our Articles provide for indemnification to the full extent permitted under such statute, with the exception that liability is not eliminated for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Section 78.7502 of the Nevada Revised Statutes requires a corporation to indemnify a director or officer who has been successful on the merits or otherwise in defense of any proceeding to which he or she is made a party by reason of his or her service as a director or officer. Nevada law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service as directors or officers (including a proceeding brought by or in the right of the corporation), but only if: (i) their liability is not the result of a breach of fiduciary duties involving intentional misconduct, fraud or a knowing violation of law or (ii) they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Our bylaws provide for indemnification to the extent permitted in the preceding sentence, but provide that any such indemnification (unless otherwise ordered by a court) shall be made only upon a determination by (i) a majority vote of the disinterested directors, (ii) independent legal counsel in a written opinion or (iii) by the stockholders, that the officer or director in question has met the applicable standard of conduct. A Nevada corporation may not indemnify directors or officers for final, non-appealable, adverse judgments in a suit by or in the right of the corporation unless a court order determines that indemnification would be fair and reasonable, but then only for expenses.

Our directors and officers liability insurance provides coverage for the wrongful acts of our Company's (or its subsidiaries') directors and officers. Wrongful acts are defined as any actual or alleged error, omission, misstatement, misleading statement, neglect, breach of duty or negligent act by any directors or officers while acting solely in their capacities as such.

Three separate insuring agreements provide various coverages to our Company. The first agreement protects individual directors and officers in those circumstances where our Company is not permitted or required to provide indemnification. The second agreement reimburses our Company to the extent that corporate assets are used to fulfill our Company's indemnification obligations. Coverage is also provided for direct liability assessed against the corporate entity in securities related matters. The third agreement provides coverage for outside directors and officers for any claim arising from an alleged wrongful act, but only in excess of any indemnification and insurance provided by an outside entity. In addition, the policy provides a sub-limit of $75,000 for wrongful employment practices allegations made against the directors, officers, or any other employee of our Company. Open Energy itself is not covered for such employment practice allegations.

The program provides a total (aggregate) of $10 million of insurance limits available during the policy term of one-year beginning on March 1, 2006 and ending on March 1, 2007. The carrier on this D&O program currently maintains an A.M. Best rating of A, IX or better.

The policy has a retention of $75,000 for corporate reimbursement coverage and employment practices claim coverage. The retention for securities claims coverage is $150,000. There is no retention for non-indemnifiable loss.

ITEM 25.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.

SEC Registration Fee	$10,861
Accounting Fees and Expenses*
Legal Fees and Expenses*
Miscellaneous*

Total*
*To be filed by amendment.

ITEM 26.  Recent Sales of Unregistered Securities

During the fiscal year ended May 31, 2004, we issued 34,605,000 shares of common stock pursuant to a private placement, for which we received a total cash consideration of $23,070. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act. The proceeds of this offering were used for general corporate purposes.

On December 5, 2005, we issued an aggregate of 3,089,790 shares of common stock to Carnavon Trust Reg. And Aton Select Fund Limited in consideration of an aggregate of $2,431,962 previously advanced by these investors to our company from March 2005 to October 2005. We offered and sold these shares without registration under the Securities Act to accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder. These shares of common stock may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend was placed on the shares. The proceeds of this offering were used for general corporate purposes.

On February 8, 2006, we sold and issued to Coach Capital (i) a First Private Placement Warrant exercisable for 672,646 shares of common stock of the Company, subject to adjustment pursuant to the terms therein and (ii) a 0% Debenture in principal amount of $1,500,000 which becomes due and fully payable on July 31, 2008 and is convertible into 1,027,397 shares common stock of the Company, subject to adjustment pursuant to the terms therein, for which we received gross proceeds of $1,500,000. The net proceeds have been used to invest in the businesses of SRS and CRE, to repay indebtedness and for general corporate purposes. These securities were issued as restricted securities exempt from registration under Regulation D of the Securities Act.

On March 17, 2006 and February 13, 2006, we sold and issued to each of Eversource Group Limited and Bank Sal. Oppenheim jr. & Cie. (Schweiz) AG, respectively, (i) a First Private Placement Warrant exercisable for 672,646 shares of common stock of the Company, subject to adjustment pursuant to the terms therein and (ii) a 0% Debenture in principal amount of $1,500,000 which becomes due and fully payable on July 31, 2008 and is convertible into 1,027,397 shares common stock of the Company, subject to adjustment pursuant to the terms therein, for which we received gross proceeds of $3,000,000. The net proceeds have been used to invest in the businesses of SRS and CRE, to repay indebtedness and for general corporate purposes. These securities were issued as restricted securities exempt from registration under Regulation D of the Securities Act.

On February 13, 2006, we sold and issued to Nadelson Internacional S.A. (i) a First Private Placement Warrant exercisable for 336,323 shares of common stock of the Company, subject to adjustment pursuant to the terms therein and (ii) a 0% Debenture in principal amount of $750,000 which becomes due and fully payable on July 31, 2008 and is convertible into 513,699 shares common stock of the Company, subject to adjustment pursuant to the terms therein, for which we received gross proceeds of $750,000. The net proceeds have been used to invest in the businesses of SRS and CRE, to repay indebtedness and for general corporate purposes. These securities were issued as restricted securities exempt from registration under Regulation D of the Securities Act.

On March 30, 2006, pursuant to an Agreement and Plan of Merger dated February 8, 2006 among the Company, CRE, the stockholders of CRE, and Barnabus/CRE Acquisition Corporation, we issued 5,000,000 shares of our common stock in exchange for all of the outstanding shares of CRE. Pursuant to the terms of the Merger Agreement, we entered into a Consulting Agreement with an affiliate of CRE and as an inducement to give up a pre-existing incentive compensation arrangement, we issued the consultant 1,000,000 shares of our common stock. All of these securities were issued as restricted securities exempt from registration under Regulation D of the Securities Act.

On March 30, 2006, we entered into a securities purchase agreement with Cornell, pursuant to which we agreed to issue and sell to Cornell up to an aggregate of $15,000,000 of secured convertible debentures and warrants to purchase up to an aggregate of 10,000,000 shares of common stock, subject to adjustment as discussed below. Cornell purchased $10,000,000 of the debentures in March 2006. Of the $10,000,000 purchase price, $5,000,000 was delivered directly to us and $5,000,000 was deposited into escrow. The funds deposited into escrow will be released to us on the date we file this registration statement with the SEC for the purpose of registering the resale of the shares of common stock underlying the debentures and the warrants. Cornell will purchase the remaining $5,000,000 of the debentures on the date such registration statement is declared effective by the SEC. As of May 1, 2006, the debentures were convertible into 6,842,130 shares of common stock of the Company, subject to certain restrictions. The transaction will ultimately result in gross proceeds to the Company of $15 million. The net proceeds received thus far have been used to invest in the businesses of SRS and CRE, to repay indebtedness and for general corporate purposes. These securities were issued as restricted securities exempt from registration under Regulation D of the Securities Act.

On April 10, 2006, pursuant to February 8, 2006 Stock Purchase Agreement by and among the Company, SRS, SRS' stockholders and 2093603 Ontario Inc. (Exchangeco), Exchangeco acquired all of the outstanding shares of SRS other than those already owned by the Company in exchange for CDN $3,709,067, 736,081 unregistered shares of the Company's common stock issued to the U.S. shareholders of SRS and 2,446,070.5 Class A shares of Exchangeco issued to the Canadian shareholders of SRS. Upon the occurrence of certain events specified in the stock purchase agreement, the Class A shares of Exchangeco shall become exchangeable, one for one, into shares of our common stock. The Company's securities were issued as restricted securities exempt from registration under Regulation D of the Securities Act.

ITEM 27.  Exhibits

Exhibit Number	Exhibit

3.1	Articles of Incorporation, incorporated by reference from Exhibit 3.1 to the Form SB-2 filed August 1, 2002.

3.2	Bylaws, incorporated by reference from Exhibit 3.1 to the Form 10-Q filed April 19, 2006.

3.3	Certificate of Amendment filed with the Secretary of State of Nevada on February 23, 2004, incorporated by reference from Exhibit 3.3 to the Form 10-KSB filed September 12, 2005.

3.4	Certificate of Amendment filed with the Secretary of State of Nevada on May 4, 2005, incorporated by reference from Exhibit 3 to Form 8-K filed August 31, 2005.

3.5	Certificate of Merger filed with the Secretary of State of Nevada on April 21, 2006, incorporated by reference from Exhibit 3.1 to the Form 8-K filed April 25, 2006.

4.1	Securities Purchase Agreement, dated September 20, 2005, between our Company and Solar Roofing Systems, Inc., incorporated by reference from Exhibit 99A to the December 13, 2005 Form 8-K.

4.2
Warrant, dated September 20, 2005, issued to our Company Inc. to purchase common shares of Solar Roofing Systems, Inc. for a price determined in accordance with the terms of the warrant, incorporated by reference from Exhibit 99B to the December 13, 2005 Form 8-K.

4.3	Registration Rights Agreement, dated September 20, 2005, between our Company and Solar Roofing Systems, Inc., incorporated by reference from Exhibit 99C to the December 13, 2005 Form 8-K.

4.4	Amended and Restated Unanimous Shareholders' Agreement, dated September 20, 2005, incorporated by reference from Exhibit 99D to the December 13, 2005 Form 8-K.

Exhibit Number	Exhibit

4.5	Investment Agreement dated February 8, 2006, between our Company and Coach Capital L.P., incorporated by reference from Exhibit 10.1 to the February 14, 2006 Form 8-K.

4.6
Common Stock Purchase Warrant, dated February 8, 2006, issued to our Coach Capital L.P. to purchase common stock of our Company, incorporated by reference from Exhibit 10.2 to the February 14, 2006 Form 8-K.

4.7	0% Subordinated Mandatory Convertible Debenture, dated February 8, 2006, issued to our Coach Capital L.P., incorporated by reference from Exhibit 10.3 to the February 14, 2006 Form 8-K.

4.8	Registration Rights Agreement, dated February 8, 2006, between our Company and Coach Capital L.P., incorporated by reference from Exhibit 10.4 to the February 14, 2006 Form 8-K.

4.9
Stock Purchase Agreement dated February 8, 2006, between our Company, 2093603 Ontario Inc., Solar Roofing Systems Inc. and the Stockholders of Solar Roofing Systems Inc., incorporated by reference from Exhibit 10.5 to the February 14, 2006 Form 8-K.

4.10
Exchange Rights Agreement, dated February 8, 2006, between our Company, 2093603 Ontario Inc. and the holders of Exchangeable Shares, incorporated by reference from Exhibit 10.6 to the February 14, 2006 Form 8-K.

4.11	Form of Support Agreement between our Company, 2093603 Ontario Inc. and the parties listed on Schedule A, incorporated by reference from Exhibit 10.7 to the February 14, 2006 Form 8-K.

4.12	Form of Registration Rights Agreement, between our Company and the parties listed on Schedule A, incorporated by reference from Exhibit 10.8 to the February 14, 2006 Form 8-K.

Agreement and Plan of Merger dated February 6, 2006 between our Company, Barnabus/CRE Acquisition Corporation, Charles W. Dunn, Ronald J. Gangemi, John E. Hart and Timothy S. Parker and Connect Renewable Energy, Inc., incorporated by reference from Exhibit 10.9 to the February 14, 2006 Form 8-K.

5.1**	Opinion of [ ]

10.1	Employment Agreement with Robert Britts, incorporated by reference from Exhibit 10.5 to the Form 10-Q filed April 19, 2006.

10.2	Employment Agreement with Cheryl Bostater, incorporated by reference from Exhibit 10.13 to the Form 8-K filed March 20, 2006.

Exhibit Number	Exhibit

10.3	Employment Agreement dated August 25, 2005, between our Company and David Saltman, incorporated by reference from Exhibit 10.1 to Form 8-K filed September 20, 2005.

10.4	Settlement Agreement dated November 28, 2005, between Company and MB Gas Inc., incorporated by reference from Exhibit 99.1 to the January 17, 2006 Form 8-K.

10.5	Form of Debenture Pledge Agreement between our Company and Goldstar Gas Corp., incorporated by reference from Exhibit 99.2 to the January 17, 2006 Form 8-K.

10.6	Debenture dated November 28, 2005, between our Company and Goldstar Gas Corp., incorporated by reference from Exhibit 99.3 to the January 17, 2006 Form 8-K.

10.7	Form of CBC Consulting Agreement between our Company and Connect by Computer, LLC, incorporated by reference from Exhibit 10.10 to the February 14, 2006 Form 8-K.

14.1	Code of Ethics, incorporated by reference from Exhibit 14.1 to Form 10-KSB filed September 12, 2005.

23.1*	Consent of Dale Matheson Carr-Hilton LaBonte.

23.2*	Consent of Peterson & Company LLP.

23.3**	Consent of [ ] (to be contained in its opinion filed as Exhibit 5.1).
* Filed herewith
** To be filed by amendment

ITEM 28. Undertakings

(a)  The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any additional or changed material information on the plan of distribution.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Solana Beach, State of California, on the 12th day of May 2006.

OPEN ENERGY CORPORATION

By:	/s/ David Saltman
David Saltman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on May 12, 2006.

Signature	Title

/s/ David Saltman	Director, President and Chief Executive Officer
David Saltman

/s/ Norman J. Dodd	Director
Norman J. Dodd

/s/ Ron Gangemi	Director
Ron Gangemi

/s/ Andrew M. Leitch	Director
Andrew M.Leitch

/s/ Derek May	Director
Derek May

/s/ Vera P. Pardee	Director
Vera P. Pardee

/s/ Edward Douglas Ward	Director
Edward Douglas Ward

/s/ Cheryl J. Bostater	Chief Financial Officer
Cheryl J. Bostater

INDEX TO EXHIBITS

Exhibit Number	Exhibit

23.1	Consent of Dale Matheson Carr-Hilton LaBonte

23.2	Consent of Peterson & Company LLP